As filed with the U.S. Securities and Exchange Commission on June 16, 2023

Registration No. 333-271185

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEETAH NET SUPPLY CHAIN SERVICE INC.

(Exact name of registrant as specified in its charter)

North Carolina	5010	81-3509120
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

(704) 972-0209

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Huan Liu

Chief Executive Officer

Cheetah Net Supply Chain Service Inc.

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

(704) 972-0209

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Mitchell S. Nussbaum, Esq. Angela Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 212-407-4000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 16, 2023

1,250,000 Shares of Class A Common Stock

CHEETAH NET SUPPLY CHAIN SERVICE INC.

This is an initial public offering on a firm commitment basis of our Class A common stock, par value $0.0001 per share. Prior to this offering, there has been no public market for our Class A common stock. We expect the initial public offering price to be in the range of $4.00 to $6.00 per share.

We have reserved the symbol “CTNT” for purposes of listing our Class A common stock on the Nasdaq Capital Market and have applied to list our Class A common stock on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on Nasdaq.

As of the date of this prospectus, we have 8,416,000 shares of Class A common stock and 8,250,000 shares of Class B common stock, par value $0.0001 per share, issued and outstanding, respectively. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 15 votes and is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A common stock are not convertible into shares of any other class.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Additionally, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under Nasdaq Marketplace Rules 5615(c), because Huan Liu, our Chief Executive Officer and controlling stockholder will be able to exercise 92.75% of the aggregate voting power of our issued and outstanding shares of Class A and Class B common stock and will be able to determine all matters requiring approval by our stockholders, immediately after the consummation of this offering, assuming the sales of 1,250,000 shares of Class A common stock we are offering, and no exercise of the Representative’s Warrants (defined below) or the underwriters’ over-allotment option. For further information, see “Principal Stockholders.” However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors” and “Management—Controlled Company.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

	Per Share of Class A Common Stock	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	Represents underwriting discounts equal to 7.0% per share of Class A common stock.

(2)

In addition to the underwriting discounts listed above, we have agreed to issue, upon closing of this offering, warrants to Maxim Group LLC, as representative of the several underwriters (the “Representative”), exercisable beginning from six months following the date of commencement of sales of the public offering and for a three-year period after the date of commencement of sales of our Class A common stock in this offering, entitling the Representative to purchase 5.0% of the total number of shares of Class A common stock sold in this offering (including any shares of Class A common stock sold as a result of the exercise of the underwriters’ over-allotment option) at a per share price equal to 125.0% of the public offering price (the “Representative’s Warrants”). The registration statement of which this prospectus is a part also covers the Representative’s Warrants and the Class A common stock issuable upon the exercise thereof. See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the underwriters an option for a period of 45 days from the closing of this offering to purchase up to 15.0% of the total number of shares of Class A common stock to be offered by us pursuant to this offering (excluding shares of Class A common stock subject to this option), solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $503,125, based on an assumed public offering price of $5.00 per share of Class A common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and the total gross proceeds to us, before underwriting discounts and expenses, will be $6,684,375.

The underwriters expect to deliver the shares of our Class A common stock against payment in U.S. dollars in New York, New York on or about [●], 2023.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Maxim Group LLC

Prospectus dated [●], 2023

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“4S Stores” are to automobile dealerships authorized by an automobile manufacturer to engage in the four businesses relating to sales, spare parts, service, and survey;

●	“Cheetah Net” are to Cheetah Net Supply Chain Service Inc., a corporation that was incorporated under the laws of the State of North Carolina;

●	“customs clearance” are to the act of obtaining permission to export or import merchandise from one country into another;

●	“freight forwarder” are to an agent that arranges commercial transportation for goods. Freight forwarders usually do not handle the shipments themselves, but offer different modes of transport, including sea/ocean freight, rail freight, road transport, and air freight. In general, freight forwarders assume responsibility for consignments until they reach their destinations;

●	“letters of credit” are to an instrument of payment, issued by a buyer’s bank, that ensures payment to the seller;

●	“parallel-import vehicles” are to vehicles purchased by dealers directly from overseas markets and imported into the PRC for sale through channels other than manufacturers’ official distribution systems;

●	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “our Company,” or the “Company” are to Cheetah Net and its subsidiaries, as the case may be.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A common stock, discussed under “Risk Factors,” before deciding whether to buy our Class A common stock.

Business Overview

Our Company

We are a supplier of parallel-import vehicles sourced in the U.S. to be sold in the PRC market. In the PRC, parallel-import vehicles refer to those purchased by dealers directly from overseas markets and imported for sale through channels other than brand manufacturers’ official distribution systems. To our knowledge, there are currently no U.S. federal or state laws, regulation, or rules on trade or export that prohibit the export of vehicles that will be parallel imported into foreign countries. Nonetheless, manufacturers and their distributors sometimes regard parallel-import vehicles as a competitor to their network of franchised dealerships, and thus may take measures to limit or reduce the opportunities for third parties, such as parallel-import vehicle dealers, to profit through leveraging the manufacturers’ different pricing strategies across the world. For example, they may add provisions in their sales agreements that restrict the export of the purchased automobiles, or they may build and update a database of customers who they suspect of purchasing vehicles for export (the “Suspect Customer Database”) and monitor and limit the sales of automobiles to those suspect customers. In China, sales of parallel-import vehicles have benefited from a series of related regulations and policies that have been promulgated by the PRC government since 2016, including “Several Opinions on Promoting Pilot Parallel Import of Automobiles,” “Opinions on Further Promoting the Development of Parallel Import of Automobiles,” and the “Circular on Several Measures for Invigorating Automobile Circulation and Promoting Automobile Consumption.” Such regulations and policies are in compliance with U.S. laws on trade and export. See “Business—Our Industry and Business Model.” We purchase automobiles, primarily luxury brands such as Mercedes, BMW, Porsche, Lexus, and Bentley, from the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import car dealers. We derive profits primarily from the price difference between our buying and selling prices for parallel-import vehicles.

The primary driver for our industry is the continued growth of wealthy groups in China. The core of our business is the ability to identify the type of parallel-import vehicles that are in high demand and to procure them in a timely manner. Since our inception in 2016, our management has focused on building our procurement team. We procure our automobiles from U.S. automobile dealers via a network of independent contractors acting as purchasing agents on our behalf. As of March 31, 2023 and December 31, 2022 and 2021, we actively worked with 368, 342, and 300 purchasing agents, respectively.

We believe that our corporate focus and dedication to the market, manifested in the size and sophistication of our purchasing agent team and our ability to source and train new purchasing agents, provides us with a significant marketing advantage and sets us apart from our competitors. Although we compete directly with many other companies that sell parallel-import vehicles to the PRC, most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. and therefore cannot guarantee a steady supply. We have developed a standardized system of recruiting, training, and managing a large number of professional purchasing agents, enabling us to sell on a recurring basis a large number of automobiles to the PRC market. Since purchasing agents work part-time and are paid on a commission basis, a high turnover rate poses a particular challenge for us, as agents may quit their jobs at any time without prior notice. Nonetheless, with our newly developed referral program that offers referral commissions to existing agents for each successfully closed transaction completed by a new agent whom they referred to us, we are currently able to maintain sufficient purchasing agents to meet our purchasing demand. As a result, we have become a reliable source of parallel-import vehicles and have built long-term relationships with multiple U.S. and PRC parallel-import car dealers, which have contributed significantly to our sales growth. As of March 31, 2023 and December 31, 2022 and 2021, we had an active customer base of three, 17, and eight dealers, respectively. Specifically, we had one U.S. customer and two PRC customers during the three months ended March 31, 2023. We had eight U.S. customers and nine PRC customers in 2022 and had four customers in each of the U.S. and the PRC in 2021. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, we sold 67, 434, and 167 parallel-import vehicles to Chinese parallel-import car dealers, respectively. During the same period and years, we sold 15, 29, and 220 parallel-import vehicles to our U.S. domestic customers, respectively.

We sold 82, 463, and 387 vehicles during the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively. For the three months ended March 31, 2023, we had total revenue of $10.2 million, representing a decrease of 20.3% from the same period in 2022. For the years ended December 31, 2022 and 2021, we had total revenue of $55.2 million and $39.2 million, respectively, representing an increase of 40.7% from 2021 to 2022. We had a net loss of $0.1 million for the three months ended March 31, 2023, compared to a net loss of $0.5 million for the same period in 2022. We earned net income of $0.8 million for the year ended December 31, 2022, compared to net income of $1.2 million for the year ended December 31, 2021. Our net income for the year ended December 31, 2022 included approximately $1.3 million of subsidy income from a business recovery grant program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Major Components of Results of Operations—Other Income (Expense)—Subsidy Income from Business Recovery Grant Program.” Sales to the PRC market represent a significant part of our revenue. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, sales to the PRC market accounted for approximately 83.8%, 93.1%, and 43.9% of our revenue, respectively. See “Risk Factors—Operational Risks—Sales to the PRC market represented approximately 83.8, 93.1%, and 43.9% of our revenue for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively, and we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to customers based in China could materially and adversely affect our results of operations.”

Recent Development

To diversify our revenue and further leverage our in-depth expertise in the parallel-import vehicle industry, we launched our financial services to small- and medium-sized traders in the global supply chain industry (primarily other parallel-import vehicle suppliers) in October 2022. Our financial services are provided in the form of inventory financing, for which customers can use their cars as collateral, which will be stored in our warehouse or other locations designated by us, in exchange for a loan from us. Furthermore, we plan to launch our own warehousing and logistics systems within two years upon receiving the proceeds from this offering, which will create synergy with our parallel-import vehicle business and financial services.

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Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

●	in-depth industry experience and strong overseas procurement capability enabled by our sizable team of professional purchasing agents;

●	Scalable operation with systematic approach to procurement which drives better pricing for customers; and

●	a visionary and experienced management team with strong financial and operational expertise.

Growth Strategies

We intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

●	further develop financial services to small- and medium-sized entities in the global supply chain industry;

●	build warehouses and launch warehousing and logistics services;

●	further grow our purchasing agent team and customer base for the parallel-import vehicle business; and

●	pursue additional strategic and financially attractive acquisitions.

Our Corporate Structure

We were formed on August 9, 2016 under the laws of the State of North Carolina as a limited liability company known as Yuan Qiu Business Group LLC (“Yuan Qiu”). On March 1, 2022, we filed articles of incorporation including articles of conversion with the Secretary of State of the State of North Carolina to convert from an LLC to a corporation, and changed our name to Cheetah Net Supply Chain Service Inc. We also conduct business under the assumed name of “Elite Motor Group.”

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of our initial public offering (“IPO”) based on a proposed number of 1,250,000 shares of Class A common stock being offered, assuming no exercise of the underwriters’ over-allotment option. For more details on our corporate history, please refer to “Business—Corporate History and Structure.”

Notes: The percentage of voting interest held by each of our stockholders is calculated on the basis that each holder of Class B common stock is entitled to 15 votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock.

(1)	Represents 8,250,000 shares of Class B common stock indirectly held by Huan Liu, the 100% owner of FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED, as of the date of this prospectus.

(2)	Represents an aggregate of 8,416,000 shares of Class A common stock held by seven stockholders of Cheetah Net, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

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Our Securities

On July 11, 2022, our stockholders approved our amended and restated articles of incorporation for reclassification of our authorized shares of common stock into shares of Class A common stock and shares of Class B common stock. On April 28, 2023, our stockholders approved our second amended and restated articles of incorporation, which further specify that we are authorized to issue 91,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. Holders of both classes have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock. Due to the voting power of Class B common stock, the holders of Class B common stock currently and may continue to have a concentration of voting power, which limits the ability of holders of Class A common stock to influence corporate matters. See “Risk Factors— Common Stock and Trading Risks—The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.” Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. See “Description of Share Capital.”

Unless the context requires otherwise, all references to the number of shares of Class A and Class B common stock to be outstanding after this offering is based on 8,416,000 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding as of the date of this prospectus.

Corporate Information

Our principal executive offices are located at 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210. Our telephone number at our principal executive office is (704) 972-0209. Our corporate website is https://www.cheetah-net.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our Class A common stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A common stock. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Economic, Political, and Market Risks (for a more detailed discussion, see “Risk Factors—Economic, Political, and Market Risks” beginning on page 9 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general declining purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations (see page 10 of this prospectus);

●	The PRC government policies on the purchase and ownership of automobiles and stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects (see page 10 of this prospectus);

●	We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business (see page 11 of this prospectus); and

●	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the increasingly strained relationship between the U.S. and China. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions (see page 11 of this prospectus).

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Operational Risks (for a more detailed discussion, see “Risk Factors—Operational Risks” beginning on page 13 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	Our engagement of independent contractors, who serve as purchasing agents to acquire automobiles from U.S. dealers, exposes us to risks beyond our control (see page 13 of this prospectus);

●	Each of our purchasing agents can usually perform only a limited number of purchases before being recorded in the dealers’ Suspect Customer Database. To that end, we must maintain a sufficient number of purchasing agents for procurement, and if these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit and maintain a sufficient number of new purchasing agents to meet our purchasing demand, our business may be severely disrupted (see page 13 of this prospectus);

●	We may be subject to losses, penalties, expenses, and damages for indemnifying purchasing agents for losses arising from breach of contract resulting from reselling the automobiles to us for export (see page 14 of this prospectus);

●	Our business may rely on a few customers that account for more than 10% of our total purchases, and interruption in their operations may have an adverse effect on our business, financial condition, and results of operations (see page 14 of this prospectus);

●	Sales to the PRC market represented approximately 83.8%, 93.1%, and 43.9% of our revenue for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively, and we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition (see page 15 of this prospectus);

●	We may not be able to manage our inventories effectively, which may affect our operations and financial results (see page 15 of this prospectus);

●	We recently launched our financial services and plan to provide our warehousing and logistics services, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations (see page 15 of this prospectus);

●	The COVID-19 pandemic has adversely impacted our business, results of operations, and cash flows (see page 16 of this prospectus);

●	Our business and results of operations may be affected by product defects, vehicle recalls, and warranty claims (see page 16 of this prospectus);

●	Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business (see page 17 of this prospectus);

●	If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page 19 of this prospectus); and

●	Future acquisitions may have an adverse effect on our ability to manage our business (see page 20 of this prospectus).

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Legal, Regulatory, and Compliance Risks (for a more detailed discussion, see “Risk Factors—Legal, Regulatory, and Compliance Risks” beginning on page 20 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	We are subject to automotive and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations (see page 20 of this prospectus);

●	Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page 20 of this prospectus);

●	Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page 21 of this prospectus);

●	We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 21 of this prospectus); and

●	As we generate a substantial portion of our revenue from the PRC market, we are subject to significant regulatory risks arising from the legal system in China, which can change quickly with little advance notice (see page 22 of this prospectus).

Common Stock and Trading Risks (for a more detailed discussion, see “Risk Factors—Common Stock and Trading Risks” beginning on page 23 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	There has been no public market for our Class A common stock prior to this offering, and you may not be able to resell our Class A common stock at or above the price you pay for them, or at all (see page 23 of this prospectus);

●	You will experience immediate and substantial dilution in the net tangible book value of Class A common stock purchased in this offering (see page 23 of this prospectus);

●	If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected (see page 23 of this prospectus);

●	The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders (see page 25 of this prospectus); and

●	The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see page 26 of this prospectus).

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

During the years ended December 31, 2022 and 2021, the COVID-19 pandemic had a material impact on our financial positions and operating results. First, the COVID-19 pandemic restricted our purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either because of the short supply of vehicles or because of store closings or limited opening hours due to the pandemic. Second, the COVID-19 pandemic adversely affected the market demand for our products. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, including lockdowns, closures, quarantines, and travel bans, parallel-import vehicle consumers are less willing to spend and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of our inventory, has decreased dramatically. In early December 2022, the PRC government announced a nationwide relaxation of its zero-COVID policy, resulting in a surge in COVID-19 infections across the PRC after related restrictions were lifted. As of the date of this prospectus, the spread of COVID-19 has been under control, and during the three months ended March 31, 2023, the COVID-19 pandemic did not have a material impact on our financial positions and operating results.

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Although the spread of COVID-19 appears to be under control currently, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of the COVID-19 pandemic on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable. Given this uncertainty, we are currently unable to quantify the expected impact of the COVID-19 pandemic on our future operations, financial condition, liquidity, and results of operations if the current situation continues.

See “Risk Factors—Operational Risks—The COVID-19 pandemic has adversely impacted our business, results of operations, and cash flows” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview—COVID-19 Affecting Our Results of Operations.”

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

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THE OFFERING

Shares of common stock offered	1,250,000 shares of Class A common stock (or 1,437,500 shares of Class A common stock if the underwriters exercise the option to purchase additional shares in full)

Price per share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per share of Class A common stock.

Shares of common stock outstanding prior to completion of this offering	8,416,000 shares of Class A common stock; 8,250,000 shares of Class B common stock

Shares of common stock outstanding immediately after this offering

17,916,000 shares of common stock including (i) 9,666,000 shares of Class A common stock and (ii) 8,250,000 shares of Class B common stock assuming no exercise of the underwriters’ over-allotment option and excluding 62,500 shares of Class A common stock underlying the Representative’s Warrants

18,103,500 shares of common stock including (i) 9,853,500 shares of Class A common stock and (ii) 8,250,000 shares of Class B common stock, assuming full exercise of the underwriters’ over-allotment option and excluding 71,875 shares of Class A common stock underlying the Representative’s Warrants

Listing	We have applied to have our Class A common stock listed on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on Nasdaq.

Proposed ticker symbol	“CTNT”

Transfer Agent	Vstock Transfer, LLC

Over-allotment Option	We have granted to the underwriters an option, exercisable within 45 days from the closing of this offering, to purchase up to an aggregate of 187,500 additional shares of our Class A common stock.

Use of proceeds	We intend to use the proceeds from this offering to fund working capital and for other general corporate purposes in support of our current business to supply parallel-import vehicles sourced in the U.S. to be sold in the PRC market, develop warehousing and logistics services, develop financial services, and develop and improve technology relating to an online platform that facilitates financial, warehousing, and logistics services. See “Use of Proceeds” on page 30 for more information.

Lock-up	We, all of our directors and officers, and our principal stockholders (5% or more stockholders) have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six months from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	The Class A common stock offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in our Class A common stock.

Representative’s Warrants	We will issue to Maxim Group, LLC, the Representative, upon the closing of this offering, compensation warrants, or the Representative’s Warrants, entitling the Representative to purchase 71,875 shares of Class A common stock, representing 5.0% of the aggregate number of shares of Class A common stock issued in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option, at an exercise price per share equal to 125% of the initial public offering price per share. The Representative’s Warrants will have a term of three years from the effective date of the registration statement of which this prospectus forms a part and may be exercised commencing 180 days following the effective date of this registration statement. The Representative’s Warrants may be exercised on a cash or cashless basis. This prospectus also relates to the offering of the 71,875 shares of Class A common stock issuable upon exercise of the Representative’s Warrants. Please see “Underwriting—The Representative’s Warrants” for a description of these warrants.

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RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A common stock if you can bear the risk of loss of your entire investment.

Economic, Political, and Market Risks

Availability and demand for our products and services may be adversely impacted by economic conditions and other factors.

Currently, we derive almost all of our revenue through the sale of parallel-import vehicles. In particular, we purchase automobiles from the U.S. market via a large team of professional purchasing agents, and resell them to our customers, including both U.S. and PRC parallel-import car dealers. The parallel-import vehicle dealership industry is influenced by general economic conditions, the level of personal discretionary spending, interest rates, exchange rates, fuel prices, supply conditions, and consumer transportation preferences. Uncertainty in the economy can negatively impact consumer spending. Since the first quarter of 2020, there has been a worldwide impact from the COVID-19 pandemic. Global trade conditions that originated during the pandemic continue to persist and may also have long-lasting adverse impacts on us and our industry, independently of the progress of the pandemic. For example, pandemic-related issues have exacerbated port congestion and caused intermittent supplier shutdowns and delays. Increased demand for personal electronics has created a shortfall of semiconductor chips, which in turn, has also adversely impacted the production of new vehicles, parts, and other supplies, reducing vehicle inventories in the U.S. market and increasing new vehicle prices as a result. In addition, local economic, competitive, and other conditions in the PRC affect the performance of Chinese parallel-import vehicle dears, who are our customers. Our operations are heavily influenced by the general economic conditions and consumer spending habits in the PRC market into which our vehicles are ultimately exported.

We are in the relatively competitive parallel-import vehicle dealership industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.

The parallel-import vehicle dealership industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years. We compete directly with other companies that sell parallel-import vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. Competition can be increasingly intense and is expected to increase significantly in the future. The increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share for us. We compete with other competitors on the following bases:

●	brand recognition;

●	quality of services;

●	effectiveness of sales and marketing efforts;

●	pricing and discount policies; and

●	hiring and retention of talented staff.

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Our competitors may operate with different business models, have different cost structures, and may ultimately prove to be more successful or more adaptable to new regulatory, technological, and other developments. They may in the future achieve greater market acceptance and recognition and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative optimization, or other advantages over those offered by us, our business, results of operations, and financial condition would be negatively affected. Our existing and potential competitors may enjoy competitive advantages over us, such as longer operating history, greater brand recognition, larger client base, and better value-added services such as providing financial services for customers’ vehicle purchases. We may lose clients if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Increasing competition may result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general declining purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations.

We primarily generate revenue from the sale of vehicles to both U.S. and PRC parallel-import car dealers, who in turn resell those vehicles to end consumers in the PRC. As such, our sales are highly dependent on the Chinese consumers’ demand. Volatile fuel prices have affected and may continue to affect the Chinese consumers’ preferences in connection with the sales of our vehicles. With rising fuel prices, consumers are less likely to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more likely to purchase smaller, less expensive, and more fuel-efficient vehicles. Lower fuel prices, on the other hand, could have the opposite effect. As of March 31, 2023, all six models in our inventory were in the luxury automobile brand segment, including Mercedes GLS450, BMW X7, Porsche Cayenne, and Lexus LX600. See “Business—Brands We Supply.” As such, we could suffer a material adverse effect on our business and results of operations if fuel prices rise sharply. Fuel prices, improvements in electric vehicles, and more electric vehicle options have all contributed to increased consumer demand for fuel-efficient and electric vehicles. As the demand for electric vehicles rises, we may need to adapt by selling more fuel-efficient cars or electric vehicles. In the event that we are unable to meet the consumer demand, our vehicle sales volumes and operating results may be adversely affected. Additionally, as we currently focus on luxury vehicle brands, our operations depend largely on the purchasing power of PRC consumers. The adverse impact of the COVID-19 pandemic and the implementation of restrictive governmental measures intended to control the spread of the virus (such as lockdowns, closures, quarantines, and travel bans), have imposed significant challenges to China’s economy, which have caused, and may continue to cause, a declining purchasing power of PRC consumers. In the event that the purchasing power of the PRC consumers continue to decline, and if we are unable to find substitute demand for our vehicles, our business, financial condition, and results of operations may be adversely affected.

The PRC government policies on the purchase and ownership of automobiles and stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

The PRC government policies on automobile purchase and ownership may negatively affect our business and growth prospects because of their influence on our end consumer’s purchasing behavior. For example, to curb urban traffic congestion, certain cities in the PRC, such as Beijing, have adopted urban regulations and ordinances that limit new automobile registration or restrict automobile use. Specifically, the Beijing municipal government has issued a number of measures effective December 23, 2010 to limit the number of new license plates to be issued each year. These and any future anti-congestion ordinances in China, which is our ultimate market, may restrict the ability of our end consumers to purchase automobiles and in turn reduce customer demand for automobiles.

Furthermore, the PRC government has recently promulgated laws, regulations, and policies to reduce automobile emissions. For example, on July 1, 2020, the PRC government began implementing the “Light Vehicle Pollutant Emission Limits and Measurement Methods (China Phase VI),” also known as the “National VI” emission standards for automobiles (the “National VI Standards”). In comparison to the National V requirements, this standard sets the most stringent emissions limit ever, requiring a 50% reduction in carbon monoxide emissions, total hydrocarbons, and total non-methane hydrocarbon emissions. Due to the implementation of the National VI Emission Standards in 2020, the importation of “National V” light vehicles was banned from July 1, 2020, and the sale of “National V” vehicles was prohibited from January 1, 2021. As the National VI Standards came out, the parallel-import vehicle market suffered a significant decline from July 2020 to June 2021. Due to the non-authorized nature of parallel-import vehicles (that is, parallel-import vehicles are imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems), dealers of parallel-import cars usually could not provide information that only the car manufacturers could provide, and are thus unable to obtain the emission standard verification and the so-called “environmental protection information with the car list,” which are required for the parallel importation of the vehicles. Such policies also substantially reduced the market demand for the types and models of the parallel-import vehicles we sell, which are generally less fuel-efficient. It took a long time for the entire industry to explore new import methods to solve issues on environmental testing, import customs clearance, and other related processes so that parallel-import vehicles could be imported and sold in the PRC market under the requirements of the National VI Standards. Car dealers were able to adopt new import methods and customs clearance procedures for the PRC market in July 2021 and the market reopened (the “Market Reopening”). There is no guarantee that the PRC government will not continue to issue stricter regulations and policies relating to emission standards for automobiles sold in the PRC, which may substantially reduce the market demand for our products. As a result, our financial condition, results of operations, and growth prospects may be adversely affected.

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We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business.

The brands of automobiles we procure include Mercedes, BMW, Porsche, Lexus, Bentley, and Toyota. See “Business—Brands We Supply.” These brands origin from different countries outside the PRC, and almost all of our vehicles are purchased from the U.S. market and sold to U.S. and PRC parallel-import vehicle dealers. In the event of any significant deterioration in the PRC’s relations with the U.S. or any other countries from which these brands originate, customers in the PRC may refrain from purchasing some of the brands we sell, or legislation may be enacted that would negatively affect our business interests in the PRC. For example, due to the increased tariffs caused by the ongoing trade conflicts between the U.S. and China, the costs of importing and exporting raw materials for automotive manufacturing and finished automobiles have increased. Consequently, we must raise the prices of our vehicles to cover the increase in costs. Given that we cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China, our supply chain, costs, and profitability may be negatively impacted by the adoption and expansion of trade restrictions, the continuation of the trade conflicts, or other government actions related to tariffs, trade agreements, or related policies. Increasing costs or decreasing availability could slow our growth and negatively affect our financial results and operational metrics.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the increasingly strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus. In addition, the U.S.-China relationship has recently faced a daunting challenge, contributing to geopolitical instability worldwide. Because our sales to the PRC market represent a significant part of our revenue, our business relies on a stable economic and political relationship between the U.S. and China. However, the tensions between the two countries have intensified since the COVID-19 pandemic, exemplified by the ongoing trade conflicts between U.S. and China, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations, and tariffs. A deteriorating relationship between the U.S. and China, or a prolonged stalemate between them, could materially adversely affect our business, results of operations, and financial condition.

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We may be adversely affected by the effects of inflation and a potential recession.

Inflation has the potential to adversely affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates, and other similar effects. As a result of inflation, we have experienced and may continue to experience, cost increases. In addition, poor economic and market conditions, including a potential recession, may negatively impact market sentiment, decreasing the demand for automobiles, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of the inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

Our business, financial condition, and results of operations could be materially adversely affected if luxury car manufacturers decrease prices for vehicles sold in China’s market.

We purchase automobiles from the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import car dealers. As of March 31, 2023, all six models in our inventory were in the luxury automobile brand segment, including Mercedes GLS450, BMW X7, Porsche Cayenne, and Lexus LX600. See “Business—Brands We Supply.” Our success depends, in large part, on a high demand for luxury automobiles from end consumers in the PRC, who prefer parallel-import vehicles because they are cheaper than automobiles of the same brand and model purchased from local distributors authorized by the luxury car manufacturers. However, if these luxury car manufacturers significantly reduce their selling prices for vehicles sold in the PRC market, the end consumers would be much less inclined to purchase parallel-import cars of the same brand and model. In the absence of consumer demand for parallel-import cars, our customers, both the U.S. and PRC parallel-import car dealers, may have to significantly reduce or cancel their orders, and, as a result, our business, financial condition, and results of operations may be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, our sales to the China market accounted for approximately 83.8%, 93.1%, and 43.9% of our revenue, respectively. As our sales to PRC customers are denominated in Renminbi (“RMB”) and we procure almost all of our automobile inventory in USD, we face exposure to foreign currency exchange rate fluctuations.

The value of the RMB against USD may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. In August 2015, the People’s Bank of China (the “PBOC”) changed the way it calculates the mid-point price of the RMB against the USD, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply, as well as changes in major currency rates. In 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. In 2020, RMB appreciated by approximately 6.9% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. During the year ended December 31, 2022, RMB rapidly depreciated against the U.S. dollar by approximately 9%. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the USD in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the USD. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the USD in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. If the exchange rate between the RMB and USD fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

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If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected.

The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to the U.S., we may not be able to receive a substantial portion of our revenue. As a result, our business, financial condition, and results of operations may be adversely affected.

Operational Risks

Our engagement of independent contractors, who serve as purchasing agents to acquire automobiles from U.S. dealers, exposes us to risks beyond our control.

We procure our automobiles from U.S. automobile dealers through a team of third-party purchasing agents, who serve as independent contractors. As of March 31, 2023 and December 31, 2022 and 2021, we worked with approximately 368, 342, and 300 purchasing agents, respectively. We typically enter into an independent contractor agreement with each agent, where the agent agrees to (i) acquire the automobile identified by our Company and promptly transfer possession of the automobile to us; (ii) diligently execute all documents related to the transfer of title and delivery of the automobile; (iii) deliver the automobile without any physical damage, including all purchasing documents, user manuals, window sticker, keys, spare tires, and interior carpets; and (iv) acknowledge that the automobile is at all times the sole property of our Company insofar as we fulfill our obligation to fund all related costs of purchasing the automobile and to pay/reimburse all fees owed pursuant to the independent contractor agreement. Pursuant to the independent contractor agreement, we are required to pay the purchasing agent a service fee calculated according to an agreed-upon payment structure specified in the agreement, which includes (i) a base fee ranging from $500 to $2,000, depending on the model of the purchased automobile, and (ii) an incentive bonus that amounts to 25% of any further discount achieved by the agent beyond the pre-determined benchmark discount required for the purchased automobile. Such agreement also includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company. See “Business—Our Professional Purchasing Agents.” The purchasing agents are trained by our procurement specialists to negotiate for the best price with the U.S. dealers. While we have implemented a standardized system for recruiting, training, and managing professional purchasing agents, we cannot assure you that we will continue to maintain our cooperation with them at the same level, or at all. Such third-party purchasing agents are subject to their own unique operational and financial risks, which are beyond our control. If such third-party purchasing agents fail to function properly, or breach or terminate their cooperation with us, we will be required to find sufficient substitute purchasing agents to maintain our procurement operations. If we are unable to do so in a timely and cost-effective manner, our business, financial condition, and results of operations may be adversely affected.

Each of our purchasing agents can usually perform only a limited number of purchases before being recorded in the U.S. dealers’ Suspect Customer Database. To that end, we must maintain a sufficient number of purchasing agents for procurement, and if these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit and maintain a sufficient number of new purchasing agents to meet our purchasing demand, our business may be severely disrupted.

Although the PRC government has issued a series of policies to encourage the parallel import of vehicles into the PRC market and, currently, there are no U.S. federal or state laws, regulation, or rules on exports that prohibit the export of vehicles that will be parallel imported into foreign countries, U.S. automobile dealers are generally discouraged by brand manufacturers from selling certain of their vehicles for export outside the U.S., as this may negatively impact their overseas market share. As such, through collecting and analyzing exported vehicle data periodically, U.S. automobile dealers have built and are constantly updating their own Suspect Customer Database and, as a result, a purchasing agent who is on the Suspect Customer Database of a U.S. automobile dealer may be restricted or prohibited from purchasing certain models of new vehicles from that dealer for a period of time. As such, each purchasing agent can likely perform only a limited number of purchases before ending up on such Suspect Customer Database, which requires us to keep recruiting new purchasing agents to meet our purchasing demand. If we are unable to do so in a timely and cost-effective manner, we may lose our appeal to our customers as a stable parallel-import vehicle supplier as we may not be able to provide our customers with automobiles inventories with stable and large quantities. As a result, our business, financial condition, and results of operations may be adversely affected.

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We may be subject to losses, penalties, expenses, and damages for indemnifying purchasing agents for losses arising from breach of contract resulting from reselling the automobiles to us for export.

Because U.S. automobile dealers are generally discouraged by brand manufacturers from selling certain of their vehicles for export outside the U.S., it is possible that a purchasing agreement, entered into between U.S. dealers and our purchasing agents, may contain provisions that restrict the export of the purchased automobiles. As a result, U.S. manufacturers or dealers may sue the purchasing agents for breach of contract for reselling the automobiles to us for export. Accordingly, an independent contractor agreement entered into between a purchasing agent and our Company, typically includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company. See “—Operational Risks—Our engagement of independent contractors, who serve as purchasing agents to acquire automobiles from U.S. dealers, exposes us to risks beyond our control” and “Business—Our Professional Purchasing Agents.” Accordingly, we may incur losses, penalties, expenses, and damages arising from a breach of contract claim or lawsuit. As of the date of this prospectus, we are not aware whether any of our purchasing agents has been recorded in any U.S. automobile dealer’s Suspect Customer Database, mainly because such database is proprietary to each dealer, and we do not have access to it. There is no assurance or guarantee that we will not suffer any losses, penalties, expenses, or damages resulting from any action, suit, proceeding, inquiry, arbitration, or litigation arising from any alleged export infractions in the foreseeable future, and if those incidents occur and if we are unable to limit such losses or damages to a certain level, our business, financial condition, and results of operations may be adversely affected.

Our business may rely on a few customers that account for more than 10% of our total purchase, and interruption in their operations may have an adverse effect on our business, financial condition, and results of operations.

During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, we derived most of our revenue from a few customers. Specifically, for the three months ended March 31, 2023, our three customers each accounted for 55.2%, 28.6%, and 16.2% of our total revenue, respectively. For the year ended December 31, 2022, our three largest customers each accounted for 28.4%, 25.7%, and 10.9% of our total revenue, respectively. For the year ended December 31, 2021, our four largest clients accounted for 36.5%, 23.8%, 11.3%, and 10.3% of our total revenue, respectively. Pursuant to a typical sales contract entered into between our Company and a PRC customer, we are required to (i) load the designated automobiles on a vessel by the time of shipment specified in the contract at a U.S. port of loading; (ii) facilitate export customs clearance; (iii) provide the PRC customer with information about the designated automobiles, quantity, invoice amount, vessel name, and departure date, and provide a bill of lading, packaging list, commercial invoice, and other necessary documents; and (iv) ensure that the sold automobiles are new, whereas the PRC customer (i) is responsible for import customs clearance and other relevant import issues; (ii) is required to bear all costs and risks once the designated automobiles arrive at the designated port of destination in the PRC; and (iii) is responsible for arranging payment as specified in the contract. Similarly, our U.S. major customers also enter into sales agreements for each automobile sold with us. According to a typical sales agreement entered into between our Company and a U.S. major customer, we will (i) sell the designated automobile to the U.S. major customer for the amount specified in the agreement and certify that all of the information provided therein is true and accurate to the best of our knowledge; (ii) deliver the automobile to the warehouse requested by the U.S. major customer; and (iii) provide the automobile title within three weeks of the completion of the transaction. Meanwhile, the U.S. major customer acknowledges that the automobile described therein is sold “as is” and that there is no guarantee or warranty, expressed or implied, with respect to the sold automobile. We can lose a major customer due to a variety of factors, including our ability to provide a steady supply of parallel-import vehicles. Even though we have a strong record of performance, we cannot guarantee that we will continue to maintain the business cooperation with these major customers at the same level, or at all. If any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability.

We have a limited source of working capital and may need substantial additional financing. If we do not obtain substantial additional financing, our ability to execute our business plan as outlined in this prospectus will be impaired.

We currently have limited cash and working capital. As of March 31, 2023 and December 31, 2022 and 2021, we had cash of $60,670, $58,381, and approximately $0.5 million, respectively, and had working capital of $2.9 million, $2.3 million, and a negative $0.2 million, respectively. We reported cash provided by operating activities of $4.1 million for the three months ended March 31, 2023, cash provided by operating activities of $2.2 million for the year ended December 31, 2022, and cash used in operating activities of $13.1 million for the year ended December 31, 2021. Given our history of limited sources of working capital, we may need substantial additional financing. As of March 31, 2023, our Company also recorded a total of approximately $6.5 million loans payable—including approximately $0.9 million loans payable from inventory financing and approximately $5.6 million loans payable from letter of credit financing (“LC financing”) and $0.7 million long-term borrowings from various financial institutions and third parties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Although management expects that our Company will be able to continue making such borrowings based on our good credit history and well-established relationships with the lenders, there is no assurance that we will obtain financing on acceptable terms in a timely manner, or at all. In the event we are unable to obtain additional financing, we may have to significantly limit, or even terminate, our primary operations, or delay, reduce, or eliminate certain of our planned operations (including building warehousing and launching warehousing and logistics services), resulting in a complete loss of investment for our stockholders. Our inability to obtain financing on acceptable terms when needed may have a material adverse effect on our business, results of operations, financial condition, and prospects.

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Sales to the PRC market represented approximately 83.8%, 93.1%, and 43.9% of our revenue for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively, and we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition.

To date we have generated a significant portion of our revenue from sales to the PRC market. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, sales to the PRC market accounted for approximately 83.8%, 93.1%, and 43.9% of our revenue, respectively. We expect such sales to continue to comprise a significant part of our revenue going forward. As a result, any unforeseen events or circumstances that negatively impact our ability to sell our products to our PRC customers would materially and adversely affect our results of operations and financial condition. These negative events and circumstances include, but may not be limited to, the following:

●	an economic downturn in China;

●	political instability that could adversely affect our ability to deliver our products to consumers in a timely fashion;

●	changes in laws and regulations, in particular those with little advance notice;

●	a deterioration of relations or disruption of trade with the U.S., such as anti-U.S. campaigns, and the boycott of U.S. products;

●	tariffs and other trade barriers which could make it more expensive for us to deliver our products to consumers; and

●	increases in shipping costs for our products or other service issues with our third-party shippers, such as global availability of shipping containers, and related labor and fuel costs.

We may not be able to manage our inventories effectively, which may affect our operations and financial results.

Our business and financial condition depends on our ability to effectively manage our inventories, which may be subject to changing market conditions. As of March 31, 2023 and December 31, 2022 and 2021, inventories represented approximately 64.8%, 41.2%, and 90.7% of our total current assets, respectively. To ensure adequate inventory, we must forecast inventory needs and expenses, and purchase automobiles sufficiently in advance through our purchasing agents. Our ability to accurately forecast demand for our automobiles could be affected by many factors, including the accuracy of the forecasts that we receive from our U.S. and PRC customers, a change in end-consumer demand for our automobiles, the emergence of new competitors, the COVID-19 pandemic, outbreaks of other epidemics, unanticipated changes in general market conditions, and a general weakening of economic conditions or consumer confidence. In the event that we understock inventories, we may be unable to satisfy customer demand on a timely basis, which may lead to damage to our brand and customer relationships, and adversely affect our revenue and operating results. On the other hand, inventory levels in excess of customer demand may result in insufficient cash flow, additional inventory maintenance costs, and inventory write-downs or write-offs, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand.

We recently launched our financial services in October 2022 and plan to provide our warehousing and logistics services, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations.

As an adjunct business opportunity to our parallel-import vehicle business and to broaden and diversify our revenue sources, we launched our financial services in October 2022 and plan to provide our own warehousing and logistics services after this offering. We plan to develop these services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these new services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. However, we have relatively limited operating history and experience regarding these new services, and we may encounter difficulties as we advance our business operations, such as in marketing, selling, and deploying our financial services, maintaining our warehousing and logistics systems, and keeping pace with new technological trends and advances in the warehouse and logistics management.

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The warehousing and logistics industry is highly competitive. We will compete against major players in the market that have greater customer bases, volume, scale, resources, and market share than we do. Because convenience and reliability are a major concern for warehousing and logistics services users, they tend to select a brand with a relatively large market share and proven reputation. For that reason, we may incur substantial expenses in accruing, retaining and expanding our customer base through robust marketing campaigns and promotional activities, and we cannot assure you that these promotional efforts will be effective. With respect to our financial services, although we need not conduct extensive marketing campaigns to find new customers since we have existing contacts with our peers and Chinese parallel import car dealers who are interested in obtaining inventory financing from us, there is no assurance that our financial services will be successful because of our limited experience and operating history in this industry, as well as the substantial risk of delinquent debt. See “—We are subject to various risks associated with commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” and “—Given that we have had negative cash flow in the past and we have historically funded our working capital needs primarily from financing activities, there is no assurance that we will achieve positive cash flow in the near future or at all.” We also plan to develop an online platform to facilitate our warehousing services, logistics services, and financial services, enabling us to automate and digitalize key steps of supply chain for our customers. These efforts, however, are costly and time-consuming, and may divert our resources from our parallel-import vehicle business. There can be no guarantee that these efforts will be successful and generate the expected return.

We are subject to various risks associated with commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.

As we launched our financial service business (commercial lending business) in October 2022, we only have a limited operating history. Our management may still be in the process of exploring approaches to running this line of business, which may affect the efficiency and results of our operations associated with our financial service business. Due to our limited operating history, our future performance may be more susceptible to certain risks than a company with a longer operating history in the commercial lending business. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

•	our ability to comply with applicable laws, regulations, and rules regarding commercial lending (see “—Legal, Regulatory, and Compliance Risks—We are subject to automotive, commercial lending, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations” and “Business—Governmental Regulations”);

•	our ability to obtain a license in order to engage in the business of making loans if we are required to obtain such a license in the future (see “Business—Governmental Regulations—Regulations Affecting Our Financial Services”);

•	our ability to maintain sufficient funds for commercial lending (see “—Operational Risks—Given that we have had negative cash flow in the past and we have historically funded our working capital needs primarily from financing activities, there is no assurance that we will achieve positive cash flow in the near future or at all”);

•	the continued growth and development of the commercial lending industry;

•	our ability to attract and retain long-term, quality customers with good credit and whether they can timely repay their borrowing from us;

•	our ability to properly maintain the automobiles used by our financial service customers as collateral for commercial loans before the loans are repaid (see “—Operational Risks—Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing”); and

•	our ability to compete effectively with our competitors in the commercial lending industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

Given that we have had negative cash flow in the past and we have historically funded our working capital needs primarily from financing activities, there is no assurance that we will achieve positive cash flow in the near future or at all.

As of March 31, 2023 and December 31, 2022 and 2021, we had working capital of approximately $2.9 million, $2.3 million, and a negative working capital of $0.2 million, respectively. As the date of this prospectus, we have funded our working capital needs primarily from financing activities. Specifically, as of March 31, 2023, we had cash of $60,670, and we recorded a total of approximately $6.5 million loans payable (including approximately $0.9 million loans payable from inventory financing and approximately $5.6 million loans payable from LC financing), and $0.7 million long-term borrowings from various financial institutions and third parties.

Our newly launched financial services, in which we provide commercial lending to our customers, do not violate any of our loan agreements with our debtors. However, given that our business typically requires significant amounts of working capital to support our procurement of automobiles and provision of commercial lending, there is no assurance that we will achieve positive cash flow in the near future or at all, as we expect to continually expand our two lines of businesses. An inability to generate positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability.

The COVID-19 pandemic has adversely impacted our business, results of operations, and cash flows.

From 2019 to 2022, the COVID-19 pandemic resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The possibility of future recurrences of the COVID-19 pandemic or similar events may prompt governments across the world to implement similar actions. Such governmental actions, together with the development of the COVID-19 pandemic, could materially disrupt our business and operations, slow down the overall economy, curtail consumer spending, and make it difficult to adequately staff our operations.

During the years ended December 31, 2022 and 2021, the COVID-19 pandemic had a material impact on our financial positions and operating results. First, the COVID-19 pandemic restricted our purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either due to the short supply of vehicles, store closings, or limited opening hours. Second, the COVID-19 pandemic adversely affected the market demand for our products. Specifically, people’s lifestyles have substantially changed during the COVID-19 pandemic. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, parallel-import vehicle consumers are less willing to spend and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of our inventory due to their high margin per vehicle, has decreased dramatically. In early December 2022, the PRC government announced a nationwide relaxation of its zero-COVID policy, resulting in a surge in COVID-19 infections across the PRC after related restrictions were lifted. As of the date of this prospectus, the spread of COVID-19 has been under control, and during the three months ended March 31, 2023, the COVID-19 pandemic did not have a material impact on our financial positions and operating results.

Although the spread of COVID-19 appears to be under control currently, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of the COVID-19 pandemic on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable. Given this uncertainty, we are currently unable to quantify the expected impact of the COVID-19 pandemic on our future operations, financial condition, liquidity, and results of operations if the current situation continues.

Our business and results of operations may be affected by product defects, vehicle recalls, warranty claims, and chip shortage.

Vehicle recalls are conducted by automobile brands from time to time to remedy product defects or other problems with one or more vehicle models. After we sell the vehicles to our customers including both the U.S. and PRC parallel-import car dealers, we are generally not liable for any costs associated with repairs or product recalls of the brands we sell. However, product defects or vehicle recalls may damage the reputation of automobile brands conducting such recalls and negatively affect customers’ confidence in the safety and quality of automobiles manufactured by such brands. Therefore, any recalls by such brands as BMW, Porsche, Lexus, Bentley, and Toyota, which are all brands we sell, may adversely affect our business, financial condition, and operating results. Additionally, because parallel-import vehicles in the PRC may not be eligible for the same level of warranty claims as those purchased from local distributors authorized by the brand, an increasing number of recalls or reports of product defects may encourage end consumers to purchase from local authorized dealers instead of Chinese parallel-import car dealers. This may in turn result in a decrease in demand for parallel-import vehicles, which may adversely impact our business, financial condition, and results of operations.

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Furthermore, due to a global semiconductor chip shortage, automobile manufacturers worldwide, including the brands we sell, produced and delivered fewer automobiles from 2020 through 2022 compared with previous years. The semiconductor chip shortage is impacting the automobile industry’s new vehicle production, which, in turn, has resulted in fewer automobiles available worldwide including in the U.S. market. As we purchase almost all of our automobile inventory from U.S. automobile dealerships, the continued global chip shortage has impacted and is likely to continue to impact, our ability to meet customer demand, by driving up the purchasing prices and causing the vehicle arrival time to be delayed. It is impossible to predict with certainty the duration of the semiconductor chip shortage or when normalized production will resume at these manufacturers. In the event that manufacturing levels of the brands we sell remain at current reduced levels or continue to decline, we may be unable to meet the immediate needs of our customers, resulting in a material and adverse impact on our financial and operating results.

Our business and results of operations may be harmed by the misconduct of authorized employees or third-party purchasing agents that have access to assets of our Company such as inventory, bank accounts, credit cards, and confidential information.

During the course of our business operations, some of our employees have access to certain valuable assets of our Company, such as automobile inventory, bank accounts, and confidential information. In the event of misconduct by such authorized employees, our Company could suffer significant losses. Employee misconduct may include misappropriating automobile inventory or bank accounts, falsifying inventory records or bank accounts, improper use or disclosure of confidential information to the public or our competitors, and failure to comply with our code of conduct or other policies or with federal or state laws or regulations regarding the use and safeguarding of classified or other protected information, import-export controls, and any other applicable laws or regulations. Third-party purchasing agent misconduct may include misappropriating automobile inventory or Company-issued credits cards, improper use or disclosure of confidential information to the public or our competitors, and failure to transfer the title of the purchased automobiles to our Company as required by the independent contractor agreement entered into between independent purchasing agents and our Company. See “Note 15—Commitments and Contingencies.” Although we have implemented policies, procedures, and controls to prevent and detect these activities, these precautions may not prevent all intentional or negligent misconduct, and as a result, we could face unknown risks or losses. For example, a purchasing agent usually pays the deposit to automobile dealers using a Company-issued credit card. See “Business—Services and Operational Flow—Procurement.” Although we have taken precautionary measures such as requesting each purchasing agent to sign a corporate card usage agreement to restrict the use of Company credit cards, an agent may violate the agreement and use the credit card for his or her own purposes, resulting in loss or damage to our Company. Furthermore, such unethical, unprofessional, or even criminal behavior by employees or agents could damage our reputation, result in fines, penalties, restitution, or other damages, and lead to the loss of current and future customers, all of which would adversely affect our business, financial condition, and results.

Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.

We currently have insurance on our real property, comprehensive coverage for our vehicle inventory, general liability insurance, workers compensation and employer liability insurance. In certain instances, our insurance may not fully cover an insured loss depending on the magnitude and nature of the claim. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase the portion of our risks that we self-insure.

Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business.

We may from time to time receive negative publicity about us, our management, or our business. Certain of such negative publicity may be the result of malicious harassment or unfair competitive acts by third parties. We may even be subject to government or regulatory investigations as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and confidence of our customers can also arise for other reasons, including misconduct of our employees or any third-party business partners with whom we conduct business, including purchasing agents and logistics service providers. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers, industry partners, and other business partnerships.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation, and harm our business.

Cybersecurity threats and incidents directed at us could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. In the ordinary course of our business, we collect and store business information about our customers such as their names, addresses, and business licenses in Google Drive, a file storage platform developed by Google. The systems of third-party providers, such as Google, may experience material interruptions or failures due to a variety of events beyond our control. See “—We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.”

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In addition, our business is reliant on the uninterrupted functioning of our Office Automation System, an information technology system we use to track our order status and monitor our business workflow (the “OA System”). The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and tracking of automobile orders. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could cause harm to our reputation, which could cause customers to lose trust and confidence in us or could cause agents to stop working for us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.

Our business, financial condition, and reputation may be substantially harmed by security breaches, interruptions, delays, and failures in our systems and operations.

With our OA System, we follow up on our business workflow and track the status of all orders. The performance and reliability of our systems and operations are critical to our business. Our systems and operations are vulnerable to security breaches, interruption, or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fires, floods, power outages, telecommunication failures, break-ins, sabotage, computer viruses, and intentional acts of vandalism. Security breaches, interruptions, delays, or failures in our systems or operations can lead to lower quality service, increased costs, litigation and other consumer claims, and damage our reputation, all of which could have a significant impact on our financial condition and operating results.

Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing.

Vehicles in our inventory comprise a large share of our total assets. As of March 31, 2023, the value of our overall inventory amounted to approximately  $7.6 million. Additionally, we also stored in our warehouses a number of automobiles owned by our customers for our financial service in the form of inventory financing. See “Business—Overview—Recent Development.” As we maintain a large automobile inventory, we bear the risk of damage and loss before delivering sold automobiles to the warehouse designated by our U.S. customers or to the port for the shipping of the automobiles to our PRC customers by third-party logistics providers. Despite our efforts to increase control by renting more secure warehouses space and hiring more qualified drivers for transportation, we remain subject to inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing. In addition, force majeure events such as flooding, fires, or hail may affect a large number of our automobiles. Such events may cause us to incur large damages, deprive us of a significant portion of our inventory, and reduce customer satisfaction if it leads to our failure to deliver sold automobiles. If any of the foregoing occurs, our business, financial condition, and results of operations may be adversely affected.

We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.

We rely on the capacity, reliability, and security of third-party systems and software to support our operations. For example, we employ Google Drive to process, transmit, and store critical information. The systems of third-party providers may experience material interruptions or failures due to a variety of events beyond our control, including but not limited to, natural disasters, telecommunications failures, employee or customer error or misuse, targeted attacks, unauthorized access, fraud, computer viruses, denial of service attacks, terrorism, firewall or encryption failures, and other security problems. If any of the systems do not operate properly, are compromised, or are disabled, we could suffer adverse impact on our operations.

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If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

Our business has grown substantially since our inception, and we expect it to continue to grow in terms of scale and diversity of operations. For example, we recently launched our financial services in October 2022 and plan to provide our own warehousing and logistics services after this offering. We plan to develop these services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. This expansion increases the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. In the event that our new hires fail to perform as expected, or if we fail to hire, train, manage, and integrate new employees, our business, financial condition, and results of operations may be materially adversely affected. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

●	we face challenges in ensuring the productivity of a large employee base and recruiting, training, and retaining highly skilled personnel, including areas of procurement, sales and marketing, and information technology for our growing operations;
●	we face challenges in responding to evolving industry standards and government regulation that impact our business and the parallel-import vehicle dealership industry in general;
●	we may have limited experience for certain new services including financial services and warehousing and logistics services, and our expansion into these new services may not be profitable;
●	the technological or operational challenges may arise from the new services;
●	the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and
●	The successful execution of our strategies is subject to factors beyond our control, such as general market conditions, and economic and political developments in the U.S. and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success depends, to a large extent, on the efforts of our key personnel, including Huan Liu, our founder and Chief Executive Officer, our other executive officers, senior management, and other key employees who have valuable experience, knowledge, and connections in cross-border trade as well as the automobile dealership industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our financial condition, operating results, and business prospects.

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Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.

The successful operation of our business depends on our ability to attract, motivate, and retain a sufficient number of skilled employees. From time to time, there may be a shortage of skilled labor in the parallel-import vehicle industry we operate. As of March 31, 2023, we had 22 full-time employees, including eight foreign employees who currently do not have permanent work permits in the U.S. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. In this case, if we are unable to recruit and retain sufficiently qualified individuals, our business, results of operations, financial condition, and growth prospects could be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that are complementary to our parallel-import vehicle business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our Company, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

Legal, Regulatory, and Compliance Risks

We are subject to automotive, commercial lending, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations.

A number of U.S. federal and state laws and regulations applicable to automotive companies affect our business and conduct, including, but not limited to, our sales, operations, financing, insurance, and employment practices. The regulatory bodies that regulate our business include the Consumer Financial Protection Bureau, the Federal Trade Commission, the United States Department of Transportation, the Occupational Safety and Health Administration, the Department of Justice, the Federal Communications Commission, various state dealer licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. For example, the Federal Trade Commission has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products and the collection, storage, and use of consumer personal information. Currently, we have a dealer license in North Carolina under Allen-Boy International LLC, which allows us to sell vehicles nationwide and export them worldwide. As we expand to other states, we may be subject to applicable vehicle dealer licensing laws in those states. See “Business—Governmental Regulations—Automotive Dealing and Other Laws and Regulations.” In addition, the exportation aspect of our business is subject to the Code of Federal Regulation’s requirements for exportation under 19 CFR § 192.2 and the inspection of Customs. See “Business—Governmental Regulations—Automobile Exportation Laws and Regulations.” Furthermore, we are affected by federal and state laws and regulations that apply to commercial lending. In particular, our loans are governed by New York law. Under Article 9 of the New York Banking Law, a person or entity is required to obtain a license in order to engage in the business of making loans in the principal amount of $50,000 or less for business and commercial loans with an interest rate of over 16% per year. As the business and commercial loans in our financial services do not have a principal of $50,000 or less with an interest rate of over 16% per year, we are currently not required to obtain such a license. See “Business—Governmental Regulations—Regulations Affecting Our Financial Services” and “—Operational Risks—We are subject to various risks associated with commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” Moreover, we may also be subject to laws and regulations involving taxes, tariffs, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, and information-reporting requirements, as well as privacy laws, anti-money laundering laws, and federal and state wage-hour, anti-discrimination, and other employment practices laws. For example, under the Immigration and Nationality Act, a foreign national is eligible for employment authorization in the U.S. only with an employment-related green card (permanent residency), an exchange visitor work and study visa, or a temporary (non-immigrant) worker visa, such as an H-1B visa. In particular, the H-1B visa is a nonimmigrant work visa that allows U.S. employers to hire foreign workers for specialty jobs that require a bachelor’s degree or equivalent. H-1B status can be granted initially for up to three years, and can be extended for another three years. H-1B holders who reach that six-year maximum must leave the U.S. and remain outside for at least one year before being eligible for a new six years of H-1B. As of March 31, 2023, we had 22 full-time employees, including eight foreign employees who do not have permanent work permits in the U.S. and currently work under H-1B visas or student visas. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. See “Operational Risks—Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.” Upon completion of this offering, we are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. See “Business—Governmental Regulations—Automotive Dealing and Other Laws and Regulations.” Any failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of investigatory remedial obligations or the issuance of injunctions limiting or prohibiting our operations.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with which we conduct business, including purchasing agents, logistics service providers, and our customers may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe on any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders such as vehicle suppliers and consumers, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, which could in turn disrupt our usual course of business and result in material negative impact on our business operations, results of operation and financial condition.

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Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how, or other intellectual property rights that are infringed by our products and services. There could also be existing intellectual property of which we are not aware that our products and services may inadvertently infringe.

If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how, or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis. Such claims, even if they do not result in liability, may harm our reputation. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause our Company to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against our Company could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

We may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm our reputation and cause them to lose market share and customers.

We may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure on our business, operations, and staff compensation. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies, media, or other organizations. We may be subject to government or regulatory investigation or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against our Company, may be posted on the Internet, including social media platforms by anyone on an anonymous basis. Any negative publicity on our Company or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to our Company, and it may harm our reputation, business, or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about our business and operations, which in turn may cause them to lose market shares and customers.

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As we generate a substantial portion of our revenue from the PRC market, we are subject to significant regulatory risks arising from the legal system in China, which can change quickly with little advance notice.

During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, our sales to the PRC market accounted for approximately 83.8%, 93.1%, and 43.9% of our revenue, respectively. As we generate a substantial portion of our revenue from the PRC market, we are subject to significant regulatory risks arising from the legal system in China, which could cause the value of our securities to significantly decline or become worthless.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to foreign companies selling to customers in the PRC. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights related to selling parallel-import vehicles to PRC customers. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. We cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. If the PRC government were to adopt similar regulatory actions on the parallel-import car industry in China, it could result in material changes in our PRC customers’ operations. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue selling parallel-import vehicles to PRC customers.

Further, the PRC government has significant oversight and discretion over every sector of the Chinese economy, including the parallel-import industry in China, and may intervene or influence our PRC customers’ operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could adversely affect our ability to sell parallel-import vehicles to our PRC customers and/or the value of our Class A common stock. The PRC government has recently published new policies that significantly affected certain industries, such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the parallel-import car industry that could adversely affect our business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas, such as environmental protection or corporate social responsibilities, our PRC customers may, directly or indirectly, incur increased compliance costs or become subject to additional restrictions in their operations, which could adversely affect our ability to sell parallel-import vehicles to PRC customers. In addition, we cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof.

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Common Stock and Trading Risks

There has been no public market for our Class A common stock prior to this offering, and you may not be able to resell our Class A common stock at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A common stock. We have applied for the listing of our Class A common stock on the Nasdaq Capital Market. An active public market for our Class A common stock, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A common stock will be materially and adversely affected.

The initial public offering price for our Class A common stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Class A common stock will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A common stock may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

An active trading market may not develop for our securities.

This is the initial public offering of our securities. Prior to this offering, and there was no public market for our Class A common stock. We have applied to list our Class A common stock on the Nasdaq Capital Market. Even if our Class A common stock is approved for listing on the Nasdaq Capital Market, we cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market in our Class A common stock or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at the time you wish to sell them, at a price that is attractive to you, or at all.

The trading market for our Class A common stock in the future could be subject to wide fluctuations in response to several factors, including, but not limited to:

●	actual or anticipated variations in our results of operations;
●	our ability or inability to generate revenue or profit;
●	the number of shares of our Class A common stock in our public float; and
●	increased competition.

Furthermore, our stock price may be impacted by factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations, may adversely affect the market price of our Class A common stock. Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our Class A common stock.

You will experience immediate and substantial dilution in the net tangible book value of Class A common stock purchased in this offering.

The initial public offering price of our Class A common stock is substantially higher than the (as adjusted) net tangible book value per share of our Class A common stock. Consequently, when you purchase our Class A common stock in the offering, upon completion of the offering you will incur immediate dilution of $4.27 per share, assuming an initial public offering price of $5.00, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional shares of Class A common stock are issued upon exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended December 31, 2022 and 2021, we identified several material weaknesses in our internal control over financial reporting and other control deficiencies as of December 31, 2022. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified to date relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures and (iii) a lack of an effective review process by the accounting manager which may lead to material audit adjustments to the financial statements.

Following the identification of the material weaknesses and control deficiencies, our board of directors has adopted a resolution to appoint Robert Cook, who has extensive experience in corporate finance, SEC reporting, public accounting, investor relations, and corporate administration including management of internal controls, as our Chief Financial Officer, effective October 26, 2022. We plan to take further remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with the assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors and strengthening corporate governance.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our Class A common stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on 10-K beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. These additional costs could negatively affect our financial results. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these laws, rules, and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. These laws, regulations, and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may not be able to maintain the listing of our Class A common stock on the Nasdaq Capital Market.

Even if our Class A common stock is approved for listing on the Nasdaq Capital Market, there can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our Class A common stock might cease to trade on the Nasdaq Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares than the Nasdaq Capital Market.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. An aggregate of 8,416,000 shares of Class A common stock are outstanding before the consummation of this offering. An aggregate of 9,666,000 shares of Class A common stock will be outstanding immediately after the consummation of this offering, assuming no exercise of the over-allotment option, and 9,853,500 shares of Class A common stock will be outstanding immediately after the consummation of this offering, assuming the full exercise of the over-allotment option. Sales of these shares into the market could cause the market price of our Class A common stock to decline.

The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.

We have a dual-class voting structure consisting of Class A and Class B common stock. Under this structure, holders of Class A common stock are entitled to one vote per share of Class A common stock, and holders of Class B common stock are entitled to 15 votes per share of Class B common stock, which may cause the holders of Class B common stock to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Huan Liu, our Chief Executive Officer and the sole stockholder of Class B common stock, beneficially owns 8,250,000 shares, or 100%, of our issued Class B common stock, representing approximately 93.6% of the voting rights in our Company. After this offering, Mr. Liu will beneficially own 8,250,000 shares of Class B common stock, representing approximately 92.75% of the voting rights in our Company, assuming the sales of all shares of the Class A common stock we are offering at the assumed initial public offering price of $5.00 per share, and no exercise of the Representative’s Warrants or the underwriters’ over-allotment option. As a result, until such time as his voting power is below 50%, Mr. Liu as the controlling stockholder has substantial influence over our business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other stockholders. These corporate actions may be taken even if they are opposed by our other stockholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that stockholders may consider favorable, including ones in which stockholders might otherwise receive a premium for their shares. Future issuances of shares of Class B common stock may also be dilutive to the holders of Class A common stock. As a result, the market price of our Class A common stock could be adversely affected.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline.

Any trading market for our Class A common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A common stock and the trading volume to decline.

The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A common stock following our initial public offering. If you purchase our Class A common stock in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A common stock, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Class A common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A common stock.

In addition, if the trading volumes of our Class A common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A common stock. This low volume of trades could also cause the price of our Class A common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A common stock. As a result of this volatility, investors may experience losses on their investment in our Class A common stock. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional shares of Class A common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A common stock will develop or be sustained. If an active market does not develop, holders of our Class A common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock.

We anticipate that we will use the net proceeds from this offering to build warehouses and develop warehousing and logistics services, develop financial services, develop and improve technology relating to an online platform that facilitates financial, warehousing, and logistics services, and for working capital and other general corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A common stock.

Anti-takeover provisions in our second amended and restated articles of incorporation and our bylaws may discourage, delay, or prevent a change in control.

Some provisions of our second amended and restated articles of incorporation, which became effective on May 1, 2023, and our bylaws, which became effective on July 28, 2022, may discourage, delay, or prevent a change in control of our Company or management that stockholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our stockholders; and

●	provisions that restrict the ability of our stockholders to call meetings and to propose special matters for consideration at stockholder meetings.

We will be a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Following this offering, our largest stockholder, Mr. Huan Liu, will continue to indirectly own more than a majority of the voting power of our outstanding common stock shares and will be able to determine all matters requiring approval by our stockholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A common stock.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of stockholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our share price may be more volatile. See “Implications of Being an Emerging Growth Company.”

Our pre-IPO stockholders will be able to sell their shares of Class A common stock upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

Our pre-IPO stockholders may be able to sell their shares of Class A common stock under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale” below. Because these stockholders have paid a lower price per share of our Class A common stock than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Class A common stock following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO stockholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Class A common stock to be sold pursuant to Rule 144 during the pendency of this offering.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing since we plan to have a relatively small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Since we plan to have a relatively small public offering and our insiders will hold a large portion of our listed securities, Nasdaq may apply additional and more stringent criteria for our initial and continued listing, which may cause delay or even denial of our listing application.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic;

●	our ability to maintain the listing of our securities on Nasdaq;

●	the potential liquidity and trading of our Class A common stock;

●	the lack of an established market for our Class A common stock;

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

●	our anticipated use of the proceeds from this offering;

●	our financial performance following this offering;

●	trends and competition in the parallel-import vehicle dealership industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.00 per share of our Class A common stock, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $4,889,615 if the underwriters do not exercise their over-allotment option, and $5,761,490 if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 45% for working capital and other general corporate purposes in support of our current business to supply parallel-import vehicles sourced in the U.S. to be sold in the PRC market;

●	approximately 30% for developing our warehousing and logistics services;

●	approximately 20% for developing financial services; and

●	approximately 5% for developing and improving technology relating to an online platform that facilitates financial, warehousing, and logistics services.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends on our Class A or Class B common stock. We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred stockholders. Our board of directors may decide to pay dividends in the future. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2023:

●	on an actual basis; and

●

on an as adjusted basis to reflect the issuance and sale of 1,250,000 shares of Class A common stock by us in this offering at the assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2023
	Actual	As adjusted
Cash and cash equivalents	$60,670	4,950,285
Long-term debt, including current portion(2)	9,597,749	9,597,749
Stockholders’ Equity:
Class A Common stock, $0.0001 par value, 91,750,000 shares authorized, 8,416,000 shares issued and outstanding; 9,666,000 shares issued and outstanding, as adjusted	$842	967
Class B Common stock, $0.0001 par value, 8,250,000 shares authorized, 8,250,000 shares issued and outstanding; 8,250,000 shares issued and outstanding, as adjusted	$825	825
Additional paid-in capital(1)	$3,269,317	8,158,807
Subscription receivable	$(1,100,000)	(1,100,000)
Retained earnings	$266,438	266,438
Total Stockholders’ Equity	$2,437,422	7,327,037
Total Capitalization	$12,035,171	16,924,786

(1)

Reflects the sale of the Class A common stock in this offering at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $4,889,615.

(2)	Includes current and long-term portions of borrowings, $0.9 million in loans payable from inventory financing, $5.6 million in loans payable from letter of credit financing, $1.6 million in deferred revenue, $0.8 million in other payables and other current liabilities, current and non-current portions of operating lease liabilities.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) each of additional paid-in capital, total stockholders’ equity and total capitalization by $1.2 million, assuming the number of the Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock in this offering and the net tangible book value per share of Class A common stock upon completion of this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares of Class A common stock.

Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock will be entitled to one vote per share of Class A common stock and each holder of Class B common stock will be entitled to 15 votes per share of Class B common stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. Shares of Class B common stock are not being converted as part of this offering.

Our net tangible book value as of March 31, 2023 was $2,177,422, or $0.26 per share of Class A or Class B common stock. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per share of Class A common stock (as adjusted for the offering) from the initial public offering price per share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us. Because the shares of Class A common stock and Class B common stock have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding shares of common stock, including Class A and Class B common stock.

After giving effect to our sale of 1,250,000 shares of Class A common stock offered in this offering based on the assumed initial public offering price of $5.00 per share after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2023, would have been $7,067,037, or $0.73 per outstanding share of Class A common stock. This represents an immediate increase in net tangible book value of $0.47 per share of Class A common stock to the existing stockholders, and an immediate dilution in net tangible book value of $4.27 per share to investors purchasing the Class A common stock in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post- Offering
Assumed Initial public offering price per share of Class A common stock	$5.00
Net tangible book value per share of Class A common stock as of March 31, 2023	$0.26
As adjusted net tangible book value per share of Class A common stock attributable to payments by new investors	$0.47
As adjusted net tangible book value per share of Class A common stock immediately after this offering	$0.73
Amount of dilution in net tangible book value per share of Class A common stock to new investors in the offering	$4.27

The following tables summarize, on an as adjusted basis as of March 31, 2023, the differences between existing stockholders and the new investors with respect to the number of shares of our Class A common stock purchased from us, the total consideration paid and the average price per share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Shares of Class A common stock purchased		Total consideration		Average price
	Number	Percent	Amount	Percent	Per share
Existing stockholders	8,416,000	87.07%	$2,036,165	24.57%	$0.24
New investors	1,250,000	12.93%	$6,2500,000	75.43%	$5.00
Total	9,666,000	100.00%	$8,286,165	100.00%	$0.86

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A common stock and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a supplier of parallel-import vehicles sourced in the U.S. to be sold in the PRC market, mainly focusing on luxury vehicle brands such as Mercedes, BMW, Porsche, Lexus, and Bentley. In the PRC, parallel-import vehicles are vehicles purchased by traders/dealers from overseas markets and imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems. We procure automobiles from U.S. automobile dealers and resell them to our customers. We have two main types of customers, parallel-import vehicle dealers based in China and parallel-import vehicle exporters located in the U.S., who typically purchase vehicles from us or other U.S.-based companies or persons and resell them to China. We derive profits primarily from the price difference between our buying and selling prices for those vehicles.

The core of our business is the ability to identify the type of parallel-import vehicles that are in high demand and to procure them in a timely manner. Since our inception in 2016, our management has focused on building our procurement team. We procure our automobiles from U.S. automobile dealers via a network of independent contractors who act as our purchasing agents. As of March 31, 2023 and December 31, 2022 and 2021, we actively worked with 368, 342, and 300 purchasing agents, respectively. As we plan to maintain the high quality of procurement professionals and full-time employees to increase procurement efficiency and minimize the procurement cost, we expect the procurement team to be maintained at approximately 350 members during 2023.

We believe that our corporate focus and dedication to the market, manifested in the size and sophistication of our purchasing agent team and our ability to source and train new purchasing agents, provides us with a significant marketing advantage and sets us apart from our competitors. Although we compete directly with many other companies that sell parallel-import vehicles to the PRC, most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. and therefore cannot guarantee a steady supply. We have developed a standardized system of recruiting, training, and managing a large number of professional purchasing agents, enabling us to sell on a recurring basis a large number of automobiles to the PRC market. Since purchasing agents work part-time and are paid on a commission basis, a high turnover rate poses a particular challenge for us, as agents may quit their jobs at any time without prior notice. Nonetheless, with our newly developed referral program that offers referral commissions to existing agents for each successfully closed transaction completed by a new agent whom they referred to us, we are currently able to maintain sufficient purchasing agents to meet our purchasing demand. As a result, we have become a reliable source of parallel-import vehicles and have built long-term relationships with multiple U.S. and PRC parallel-import car dealers, which have contributed significantly to our sales growth. Our operating principle is to maximize sales margins rather than volume, so we mainly focus on luxury vehicle brands because of the strong purchasing power of the end consumers in the PRC and higher markups for pricing. This strategy allows us to maintain efficient operations and effective management while keeping the size of our Company within reasonable limits.

We sold 82, 463, and 387 vehicles during the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively. For the three months ended March 31, 2023, we had total revenue of $10.2 million, representing a decrease of 20.3% from the same period in 2022. For the years ended December 31, 2022 and 2021, we had total revenue of $55.2 million and $39.2 million, respectively, representing an increase of 40.7% from 2021 to 2022. We had a net loss of $0.1 million for the three months ended March 31, 2023, compared to net loss of $0.5 million for the same period in 2022. We earned net income of $0.8 million for the year ended December 31, 2022, compared to net income of $1.2 million for the year ended December 31, 2021. Our net income for the year ended December 31, 2022 included approximately $1.3 million of subsidy income from a business recovery grant program. See “—Major Components of Results of Operations—Comparison of Results of Operations for the Years ended December 31, 2022 and 2021—Other Income (Expense)—Subsidy Income from Business Recovery Grant Program.” Sales to the PRC market represent a significant part of our revenue. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, sales to the PRC market accounted for approximately 83.8%, 93.1%, and 43.9% of our revenue, respectively. See “Risk Factors—Operational Risks—Sales to the PRC market represented approximately 83.8, 93.1%, and 43.9% of our revenue for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively, and we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to customers based in China could materially and adversely affect our results of operations.”

Key Factors Affecting our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

●	Changes in consumer demand and consumption power in the PRC market. We primarily generate revenue from the sale of vehicles to parallel-import vehicle dealers in China, directly or through U.S. based exporters. We currently focus on luxury brands and gasoline-powered vehicles. Our industry is primarily driven by the increased number of wealthy consumers in the PRC market. If the consumption and purchasing power of Chinese customers declines, or if they are less inclined to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more inclined to purchase smaller, less expensive, and more fuel-efficient vehicles, our business and results of operations could be adversely affected. See “Risk Factors—Economic, Political, and Market Risks—Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general declining purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations.”

●	Fluctuations in the average selling price per vehicle and the number of vehicles available for sale caused by competition. The parallel-import vehicle dealership industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years. We compete directly with other U.S. companies that sell parallel-import vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. It is expected that competition will intensify in the future, and the increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share. We purchase our inventory of vehicles from U.S. automobile dealers via third-party professional purchasing agents, and each of them can purchase a limited number of vehicles before being placed on the “exporters list.” If these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit new purchasing agents or maintain a sufficient number of purchasing agents to meet our purchasing demand, our business may be severely disrupted. If our procurement capabilities are impacted and we are unable to purchase popular vehicle models at reasonable procurement costs, our business and results of operations could be adversely affected. We may lose customers if we cannot successfully compete, which could adversely affect our financial performance and business prospects.

●	Our ability to expand markets. During the three months ended March 31, 2023, our three customers accounted for 55.2%, 28.6%, and 16.2% of our total revenue, respectively. For the year ended December 31, 2022, our three largest customers accounted for approximately 65% of our total revenue, while for the year ended December 31, 2021, our four largest customers accounted for 81.9% of our total revenue. While we have a strong record of performance, we cannot guarantee that we will continue to maintain our business relationships with these major customers at the same level, or at all. In the event that a significant customer terminates its relationship with us, we cannot assure that we will be able to secure an alternative arrangement with another comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability.

●	China’s industrial Policies. Changes in consumer demand in the PRC market for fuel-efficient vehicles and electric vehicles could adversely affect our vehicle sales volumes and results of operations. Furthermore, government policies on the purchase and ownership of automobiles in the PRC, as well as stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

●

Macroeconomic conditions. We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business. We are currently operating in a period of economic uncertainty and capital market disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

COVID-19 Pandemic Affecting Our Results of Operations

During the years ended December 31, 2022 and 2021, the COVID-19 pandemic adversely impacted our financial positions and operating results. First, the COVID-19 pandemic restricted our purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealers, largely due to the short supply of vehicles and, to a lesser extent, due to store closings or limited opening hours as a result of the COVID-19 pandemic. Second, the COVID-19 pandemic adversely affected the market demand for our products. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, including lockdowns, closures, quarantines, and travel bans, parallel-import vehicle consumers have been less willing to spend and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of our inventory, was negatively affected. In early December 2022, the PRC government announced a nationwide relaxation of its zero-COVID policy, resulting in a surge in COVID-19 infections across the PRC after related restrictions were lifted. As of the date of this prospectus, the spread of COVID-19 has been under control, and during the three months ended March 31, 2023, the COVID-19 pandemic did not have a material impact on our financial positions and operating results.

Although the spread of COVID-19 appears to be under control currently, the extent to which the COVID-19 pandemic may impact our future financial results may depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of the COVID-19 pandemic on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take an extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable. Given this uncertainty, we are currently unable to quantify the expected impact of the COVID-19 pandemic on our future operations, financial condition, liquidity, and results of operations should a resurgence of the COVID-19 pandemic occur. For additional information regarding the impact of the COVID-19 pandemic on our business, see “Risk Factors—Operational Risks—The COVID-19 pandemic has adversely impacted our business, results of operations, and cash flows.”

Major Components of Results of Operations

Overall, the parallel import market is still a seller’s market, and the automobile models we plan to purchase and sell are among the most popular ones in the market, which provide lucrative profit opportunities. Our selection of customers and the models we plan to purchase are based on our efforts to maximize the overall profitability of each vehicle sale. We will continue to apply this guiding principle in developing and refining our procurement and sales strategies. As such, we consider market conditions, capital costs, and other factors when determining the models and categories we purchase and the prices at which we sell them. While the brands, models, and price ranges we sell may be adjusted, we intend to maintain the highest gross profit opportunities to improve the overall efficiency of our capital and maximize our earnings potential.

Revenue

We generate revenue by selling vehicles to U.S. parallel-import vehicle exporters and PRC parallel-import vehicle dealers. A specific vehicle model’s pricing and profitability vary based on the market demand and supply for that model. We set our selling prices based on multiple factors, including the price of the same model sold by authorized dealers in China, the normal commercial terms, customer payment methods, and anticipated workload for trading activities. The selling price is finalized as the manufacturer’s suggested retail price (“MSRP”) plus adjustments, which are determined upon comprehensive consideration of the overall market conditions for vehicles as well as the customer’s payment method.

	Year 2023			Year 2022			Year 2021
	No. of Cars Sold	Ave. Selling Price	Total Revenue	No. of Cars Sold	Ave. Selling Price	Total Revenue	No. of Cars Sold	Ave. Selling Price	Total Revenue
Q1	82	$124,566	$10,214,442	121	$105,934	$12,818,071	71	$97,016	$6,888,164
Q2	——	——	——	175	118,794	20,788,964	110	99,880	10,986,753
Q3	——	——	——	90	132,351	11,911,614	68	101,323	6,889,934
Q4	——	——	——	77	125,126	9,634,686	138	104,632	14,439,185
Total	82	$124,566	$10,214,442	463	$119,122	$55,153,335	387	$101,302	$39,204,036

Our revenue increased by $15.9 million, or 40.7%, from $39.2 million in 2021 to $55.2 million in 2022. The increase in revenue was driven by an increase in both the average selling price per vehicle and the number of vehicles sold. For the years ended December 31, 2022 and 2021, we sold 463 and 387 cars, with an average selling price of $119,122 and $101,302, respectively. As measured by average selling prices for the main models we sold in both years, the prices increased by approximately 17.6% year-over-year. For the three months ended March 31, 2023, our revenue decreased by $2.6 million, or 20.3%, compared with the first quarter of 2022, from $12.8 million to $10.2 million. The decrease in revenue was attributable to a decrease in the number of vehicles sold during the first quarter of 2023, which was caused by a short-term weakening of market demand due to the increase in the currency exchange rate between the USD and the RMB. For the three months ended March 31, 2023 and 2022, we sold 82 and 121 cars, with an average selling price of $124,566 and $105,934, respectively. As measured by average selling prices for the main models we sold in both periods, the prices increased by more than 10% period-over-period. We expect the number of cars to be sold and the average selling price per vehicle to continue to increase for 2023 according to our current operating figures for the first four months of 2023, as we have observed increased interest from our customers and a trend of increasing sales prices from the U.S. market.

Sales volumes increased by 76 cars, or 19.6%, from 387 cars sold in 2021 to 463 cars sold in 2022, which were mainly attributable to rising customer demands in the first three quarters of 2022. Sales slowed during the fourth quarter of 2022 compared with the same period in 2021 due to (i) unfavorable movements in the USD/RMB exchange rate, (ii) a slowdown in import customs clearance procedures due to China’s response to the COVID-19 pandemic, and (iii) reduced customer demand resulting from that response. Sales volumes decreased by 39 cars, or 32.2%, from 121 cars sold during the three months ended March 31, 2022 to 82 cars sold in the same period in 2023. This decline was mainly attributable to weaker customer demand from the PRC market demonstrated by (i) reduced customer demand and (ii) a shortage of marine transportation resources. With the easing of these factors in early 2023, we are currently witnessing demand growth that we expect to result in year-over-year sales growth.

The average selling price per vehicle increased by $17,820, or 17.6%, from $101,302 in 2021 to $119,122 in 2022. The average selling price per vehicle increased by $18,632, or 17.6%, from $105,934 for the three months ended March 31, 2022 to $124,566 for the same period in 2023. This increase was mainly due to the higher selling prices of the models that we sold and our ability to increase prices to cover rising vehicle procurement costs.

Cost of Revenue

Our cost of revenue mainly comprises (i) the purchase cost of vehicles including dealership service fees and non-refundable taxes incurred during procurement, and (ii) fulfillment expenses, mainly including (a) compensation and bonuses for staff in the purchasing department, (b) commission paid to purchasing agents, (c) transportation and storage costs for vehicles, and (d) consulting fees paid to dealer experts to assist us in making the best purchase decisions. Allowance for slow moving inventories is also included in the cost of revenue when our cost of inventory is higher than net realizable value.

Our cost of revenue increased by $14.5 million, or 40.0%, to $50.7 million in 2022 from $36.2 million in 2021, primarily as a result of our growth in sales. Generally, our procurement costs for the same model or brand increased from 2021 to 2022, with a price increase typically ranging from 3% to 18%, while for the same periods, our average selling price per vehicle increased by approximately 17.6%. The cost of revenue as a percentage of total revenue was 91.9% and 92.3% in the years ended December 31, 2022 and 2021, respectively. The cost revenue ratio decreased in 2022 mainly due to our well-controlled fulfillment expense, particularly as more purchases were completed by our own employees with less reliance on third-party consultants.

Our cost of revenue decreased by $3.3 million, or 26.6%, to $9.1million for the three months ended March 31, 2023, from $12.4 million for the same period in 2022. This decline was primarily due to the decrease in sales. Overall, the cost of vehicles we purchased for the three months ended March 31, 2023 was lower than that in the same period in 2022, primarily due to easing market supply pressures, our strong procurement capabilities, and good relationships with suppliers. The cost of revenue as a percentage of total revenue was 88.8% and 96.4% for the three months ended March 31, 2023 and 2022, respectively.

Interest Expense, Net

To improve our cash flow and expand our business, we obtain loans from financing companies through both (i) inventory financing by keeping inventories not intended for immediate sale as collateral, and (ii) LC financing by using letters of credit received from our international customers in overseas sales of parallel-import vehicles as collateral. Accrued interest is recorded as interest expense. Currently, our inventory financing annual interest rates range from 16.2% to 27.6%, and our LC financing annual interest rates range from 15.0% to 27.6%.

Interest expense increased by $1.4 million, or 131.9%, from approximately $1.1 million in 2021 to $2.4 million in 2022, which were mainly due to increased financing activities through LC financing and inventory financing. Interest expense decreased by $0.3 million, or 38.7%, from approximately $0.7 million for the three months ended March 31, 2022 to $0.4 million for the same period in 2023, which were mainly due to lower inventory financing activities. In the remainder of 2023, as sales growth returns, we expect LC financing to increase, resulting in higher interest expenses on LC financing. In light of the commencement of our inventory financing services, we plan to minimize funding from other parties through inventory financing in order to avoid business conflicts. As a result, interest expenses on our inventory financing are expected to decrease for the balance of 2023 compared with 2022.

Comparison of Results of Operations for the Three Months ended March 31, 2023 and 2022

	For the Three months ended March 31,				Change
	2023		2022		Amount	%
	USD	%	USD	%
REVENUE	$10,214,442	100.0%	$12,818,071	100.0	$(2,603,629)	(20.3)%

COST OF REVENUE
Cost of Vehicles	8,504,503	83.3%	11,758,996	91.7%	(3,254,493)	(27.7)%
Fulfillment expenses	566,882	5.5%	592,552	4.6%	(25,670)	(4.3)%
Total cost of revenue	9,071,385	88.8%	12,351,548	96.4%	(3,280,163)	(26.6)%

GROSS PROFIT	1,143,057	11.2%	466,523	3.6%	676,534	145.0%

Selling expense	277,783	2.7%	252,387	2.0%	25,396	10.1%
General and administrative expense	581,070	5.7%	235,549	1.8%	345,521	146.7%
Total operating expenses	858,853	8.4%	487,936	3.8%	370,917	76.0%

INCOME (LOSS) FROM OPERATIONS	284,204	2.8%	(21,413)	(0.2)%	305,617	1,427.2%

OTHER INCOME (EXPENSE)
Interest expense, net	(437,059)	(4.3)%	(713,188)	(5.6)%	276,129	(38.7)%
Other income, net	1,934	-	2,112	-	(178)	(8.4)%
Total other expenses, net	(435,125)	(4.3)%	(711,076)	(5.6)%	275,951	(38.8)%
INCOME (LOSS) BEFORE INCOME TAX PROVISION	(150,921)	(1.5)%	(732,489)	(5.8)%	581,568	(79.4)%

PROVISION FOR INCOME TAXES	(42,988)	(0.4)%	(177,791)	(1.4)%	134,803	(75.8)%

NET LOSS	$(107,933)	(1.1)%	$(554,698)	(4.4)%	$446,765	(80.5)%

Revenue

	For the Three Months Ended March 31,		Change
	2023	2022	Amount	%
Total Revenue	$10,214,442	$12,818,071	$(2,603,629)	(20.3)%

Revenue decreased by $2.6 million, or 20.3%, from approximately $12.8 million for the three months ended March 31, 2022 to $10.2 million for the three months ended March 31, 2023. The decrease was primarily due to the decreased sales volume. Specifically:

(i)	For the three months ended March 31, 2023, we sold 82 vehicles compared with 121 for the three months ended March 31, 2022, mainly due to the short-term decline in market demand.

(ii)	Our average selling price per vehicle for the three months ended March 31, 2023 and 2022 was $124,566 and $105,934, respectively, representing an increase of $18,632, or 17.6%, per vehicle. The increase was mainly attributable to our ability to offer the most popular brands and models in a timely manner. During the first quarter of 2023, we sold new higher-priced models, such as Mercedes Maybach and LEXUS LX600, which positively impacted our sales mix and increased our overall average selling price per vehicle.

	For the Three Months Ended March 31, 2023			For the Three Months Ended March 31, 2022			Average Selling Price Changes
	No.	Sales Amount	Ave Selling Price	No.	Sales Amount	Ave Selling Price	Amount	%
BMW X7	5	$480,210	$96,042	34	$2,953,945	$86,881	$9,161	10.5%
Porsche Cayenne	-	-	-	8	713,250	89,156	-	-%
Mercedes G550	-	-		1	149,400	149,400	-	-%
Mercedes G63	-	-		3	595,895	198,632	-	-%
Mercedes GLS 450	26	2,876,834	110,647	47	4,656,814	99,081	11,566	11.7%
Mercedes Maybach	3	703,202	234,401	-	-	-	-	-%
MB S500	-	-		27	3,642,318	134,901	-	-%
RAM Trucks	14	1,698,061	121,290	-	-	-	-	-
Land Rover Range Rover	7	1,115,189	159,313	-	-	-	-	-
Toyota Sequoia	16	1,631,222	101,951	-	-	-	-	-
LEXUS LX570	-	-	-	1	106,449	106,449	-	-
LEXUS LX600	11	1,709,723	155,429	-	-	-	-	-
Total	82	$10,214,442	$124,566	121	$12,818,071	$107,266	$17,300	16.1%

For the three months ended March 31, 2023, the average selling prices for the majority of models increased compared with comparable models for the three months ended March 31, 2022. In addition, we were able to add several new models to our sales lineup.

(iii)	Sales to U.S. market dealers/exporters accounted for 16.2%, or 15 cars, and 16.5%, or 17 cars of our total revenue/vehicles for the three months ended March 31, 2023 and 2022, respectively, and sales to overseas markets, which was mainly the PRC market for the three months ended March 31, 2023 and 2022, accounted for 83.8%, or 67 cars, and 83.5%, or 104 cars, of our total revenue/vehicles, respectively.

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Revenue:
U.S. domestic market	$1,658,235	$2,110,602	$(452,367)	(21.4)%
Overseas market	8,556,207	10,707,469	(2,151,262)	(20.1)%
Total	$10,214,442	$12,818,071	$(2,603,629)	(20.3)%

Supported by our strong procurement group, we are able to purchase large numbers of vehicles within a short period of time; therefore, many of our U.S.-based peers turn to us for vehicle purchasing. Our work with selected U.S. counterparts generally improves our cash flow without compromising our ability to deliver vehicles to our PRC clients. As we expanded our sales channels and strategically prioritized our long-term customers from 2022, our overseas sales generated the majority of our revenue. For the three months ended March 31, 2023, our direct sales to PRC markets accounted for 83.8% of our total sales.

We intend to continue to maintain a presence in the U.S. market in order to reduce otherwise higher costs of capital. Our strategy remains to maximize the overall profit of each vehicle through efficient allocation of our capital. Therefore, the percentage of sales to our U.S. customers will fluctuate depending on specific market conditions.

Cost of Revenue

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Cost of Revenue
Cost of Vehicles	$8,504,503	$11,758,996	$(3,254,493)	(27.7)%
Fulfillment Expenses	566,882	592,552	(25,670)	(4.3)%
Total Cost of Revenue	$9,071,385	$12,351,548	$(3,280,163)	(26.6)%

Our total cost of revenue decreased by $3.3 million, or 26.6%, from $12.4 million for the three months ended March 31, 2022 to $9.1 million for the three months ended March 31, 2023. For the three months ended March 31, 2023 and 2022, our total cost as a percentage of our total revenue was 88.8% and 96.4%, respectively. The change was mainly due to the decrease in both vehicle purchase costs and fulfillment expense. Specifically:

Cost of Vehicles

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Total Cost of Vehicles	$8,504,503	$11,758,996	$(3,254,493)	(27.7)%

Total cost of vehicles sold decreased by $3.3 million, or 27.7%, from $11.8 million for the three months ended March 31, 2022 to $8.5 million for the three months ended March 31, 2023. We sold 121 vehicles for the three months ended March 31, 2022, and 82 vehicles for the three months ended March 31, 2023. The average purchase price per vehicle increased from $96,385 for the three months ended March 31, 2022 to $103,713 for the three months ended March 31, 2023. This was primarily driven by the higher purchase prices of vehicles we acquired for the three months ended March 31, 2023.

The cost of vehicles sold was approximately 88.8% and 96.4% of revenue for the three months ended March 31, 2023 and 2022, respectively. The ratio decreased mainly due to our good relationships with our suppliers, which enabled us to avoid purchasing models that were in tight supply. Our average procurement cost per vehicle increased by only 7.6%, compared with the increase in our average selling price per vehicle of 18.6%.

Fulfillment Expenses

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Fulfillment expenses
Payroll and Benefits	$336,802	$378,944	$(42,142)	(11.1)%
Buyer Commission	86,253	94,183	(7,930)	(8.4)%
Vehicle Storage and Towing	84,950	44,530	40,420	90.8%
Vehicle Insurance Expense	24,581	24,830	(249)	(1.0)%
Consulting Fee	18,100	43,625	(25,525)	(58.5)%
Others	16,196	6,439	9,757	151.5%
Total Fulfillment Expenses	$566,882	$592,552	$(25,670)	(4.3)%

Fulfillment expenses decreased slightly by $0.02 million, or 4.3%, from $0.59 million for the three months ended March 31, 2022 to $0.57 million for the three months ended March 31, 2023. Due to our ongoing efforts to optimize our procurement team and improve procurement efficiency, our procurement team payroll and benefits declined during the three months ended March 31, 2023. In addition, our procurement volumes increased in March 2023, resulting in an increase in storage and towing expenses year-over-year.

Gross Profit

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Gross Profit	$1,143,057	$466,523	$676,534	145.0%
Gross Margin %	11.2%	3.6%	-	7.6%

As a result of the foregoing, our gross profit increased by $0.6 million, or 145.0%, from a profit of $0.5 million for the three months ended March 31, 2022 to $1.1 million for the three months ended March 31, 2023. As of percentage of revenue, the gross margin increased from 3.6% for the three months ended March 31, 2022 to 11.2% for the three months ended March 31, 2023. The gross profit increased mainly because (i) revenue grew faster than costs due to the increase in selling prices and (ii) our fulfillment expenses were well controlled as we relied more on our own staff than agents or third parties.

Operating Expenses

Selling Expenses

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Selling Expenses
Payroll and benefits	$60,002	$44,462	$15,540	35.0%
Ocean Freight	213,460	207,925	5,535	2.7%
Others	4,320	-	4,320	100.0%
Total Selling expenses	$277,783	$252,387	$25,396	10.1%

Selling expenses increased by $0.03 million, or 10.1%, to $0.27 million for the three months ended March 31, 2023 as compared to $0.25 million for the three months ended March 31, 2022, primarily due to slightly increased payroll and ocean freight fees, which were caused by limited ocean freight resources and increased difficulty in ordering cargo positions. Selling expenses as a percentage of revenue were 2.7% and 1.9% for the three months ended March 31, 2023 and 2022, respectively. We expect our selling expenses to increase as we plan to hire more staff in the sales department and increase marketing activities to expand direct sales to the PRC market.

General and Administrative Expenses

	For the Three Months Ended March 31,
	2023	2022	Amount	%
General and Administrative Expenses
Payroll and Benefits	$150,112	$108,913	$41,199	37.8%
Rental and Leases	55,605	53,462	2,143	4.0%
Travel & Entertainment	2,883	9,346	(6,463)	(69.2)%
Legal & Accounting Fees	321,185	19,340	301,845	1,560.7%
Recruiting Fees	1,332	7,446	(6,114)	(82.1)%
Bank charges and fees	16,023	22,977	(6,954)	(30.3)%
Others	33,930	14,065	19,865	141.2%
Total General and Administrative Expenses	$581,070	$235,549	$345,521	146.7%

General and administrative expenses increased by $0.3 million, or 146.7%, to $0.5 million for the three months ended March 31, 2023 from $0.2 million for the three months ended March 31, 2022, primarily due to (i) increased legal and accounting fees related to our planned IPO; and (ii) an increase in personnel-related expenses by $0.04 million, or 37.8%, as a result of the recruitment of additional employees during the first quarter of 2023. We expect our general and administrative expenses to continue to increase in 2023 due to increasing expenditures related to hiring additional employees, legal services, and other professional services. For the three months ended March 31, 2023 and 2022, our general and administrative expenses as a percentage of revenue were 5.7% and 1.8%, respectively, due to the above-mentioned expense growth.

Other Income (Expense)

Interest Expense, net

	For the Three Months Ended March 31,
	2023	2022	Amount	%
Inventory Financing	$98,523	$243,438	$(144,915)	(59.5)%
Letter of Credit Financing	330,424	464,290	(133,866)	(28.8)%
Dealers Finance Charges	167	-	167	100.0)%
Other Loan Interest Expenses	7,945	2,630	5,315	202.1%
Credit Card Interest	-	2,830	(2,830)	(100.0)%
Total	$437,059	$713,188	$(276,129)	(38.7)%

Interest expense decreased by approximately $0.3 million, or 38.7%, to $0.4 million for the three months ended March 31, 2023 from $0.7 million for the three months ended March 31, 2022, primarily due to less inventory financing and LC financing activities.

In order to improve our liquidity and retain more cash to acquire new cars, we may enter into short-term loans from time to time, pledging our inventory as collateral before the vehicles are delivered to our customers. We incur interest expense on such inventory financing, provided mainly by small lenders, generally at a rate of 1.35% to 1.80% per month. For the three months ended March 31, 2023, the total weighted average balance of funds we obtained through inventory financing decreased to $2.3 million, the interest expense incurred was $0.1 million, and the weighted average annual interest rate was 17.2%. For the three months ended March 31, 2022, the total weighted average balance of funds we obtained through inventory financing was $5.8 million, the interest expense incurred was $0.2 million, and the weighted average annual interest rate was 16.8%. In light of the commencement of our inventory financing services, we intend to minimize inventory financing from other parties in order to avoid business conflicts, and as a result, interest expense on our inventory financing is expected to decrease in 2023.

We may finance our operations from time to time through short-term loans using letters of credit, typically received from our international customers in overseas sales of parallel-import vehicles, as collateral. Generally, we borrow approximately 90% or more of the LC amount with a monthly interest rate of approximately 1.25%. For the three months ended March 31, 2023, the total weighted average balance of funds we obtained through LC financing decreased to $6.8 million, the interest expense incurred was $0.3 million, and the weighted average annual interest rate was 19.5%. For the three months ended March 31, 2022, the total weighted average balance of funds we obtained through letters of credit financing was $10.5 million, the interest expense incurred was $0.5 million, and the weighted average annual interest rate was 17.7%.

Income Tax Benefits

We recognized income tax benefit of $0.04 million and $0.2 million for the three months ended March 31, 2023 and 2022, respectively, as a result of available benefits generated during 2022.

Net Loss

As a result of the foregoing, our net loss was $0.1 million and $0.5 million for the three months ended March 31, 2023 and 2022, respectively.

Comparison of Results of Operations for the Years Ended December 31, 2022 and 2021

	For the Years Ended December 31,				Changes
	2022		2021		Amount	%
	USD	%	USD	%
Revenue	$55,153,335	100%	$39,204,036	100%	$15,949,299	40.7%
Cost of Revenue
Cost of vehicles	48,534,282	88%	34,508,079	88%	14,026,203	40.6%
Fulfillment expenses	2,149,672	3.9%	1,694,615	4.3%	455,057	26.9%
Total Cost of Revenue	50,683,954	91.9%	36,202,694	92.3%	14,481,260	40.0%
Gross Profit	4,469,381	8.1%	3,001,342	7.7%	1,468,039	48.9%

Operating Expenses
Selling expenses	898,852	1.6%	294,169	0.8%	604,683	205.6%
General, and administrative expenses	1,430,917	2.6%	589,701	1.5%	841,216	142.7%
Total operating expenses	2,329,769	4.2%	883,870	2.3%	1,445,899	163.6%

Income From Operations	2,139,612	3.9%	2,117,472	5.4%	22,140	1.0%

Other Income (Expense)
Interest expense, net	(2,441,443)	(4.4)%	(1,052,913)	(2.7)%	(1,388,530)	131.9%
Other income, net	12,974	-%	1,722	-%	11,252	653.4%
Subsidy income from Business Recovery Grant Program	1,340,316	2.4%	-	-%	1,340,316	100%
Gain on forgiveness of loans under Paycheck Protection Program	-	-%	327,796	0.8%	(327,796)	(100)%
Total other expenses, net	(1,088,153)	(2.0)%	(723,395)	(1.9)%	(364,758)	50.4%

Income before Income Tax Provision	1,051,459	1.9%	1,394,077	3.5%	(342,618)	(24.6)%

Provision for Income Taxes	234,479	0.4%	223,872	0.6%	10,607	4.7%

Net Income	$816,980	1.5%	$1,170,205	2.9%	$(353,225)	(30.2)%

Revenue

	Years Ended December 31,		Change
	2022	2021	Amount	%
Total Revenue	$55,153,335	$39,204,036	$15,949,299	40.7%

Revenue from our operations increased by $15.9 million, or 40.7%, from approximately $39.2 million in 2021 to $55.2 million in 2022. The increase was primarily due to the increase in sales volume and average selling prices. Specifically:

(i)	In 2022, we sold 463 vehicles compared with 387 in 2021, mainly due to an increase in direct demand from customers in China. Based on our judgment of market trends, we were able to source the models preferred by our target customers and offer competitive prices in a timely manner, thus increasing our sales volume.

(ii)	Our average selling price per vehicle for 2022 and 2021 was $119,122 and $101,302, respectively, representing an increase of $17,820, or 17.6%, per vehicle. The increase was mainly attributable to the following reasons: (a) we increased our overall selling prices in 2022 as we need to cover the rising purchase costs of vehicles from U.S. dealerships; (b) as we anticipated the market's preferences accurately, we could offer popular brands and models in a timely manner, thus we were able to pass on higher prices to our customers; and (c) the following changes in the brands we supply affected our average selling price per vehicle:

	2022			2021			Average Selling Price Changes
	No.	Sales Amount	Ave Selling Price	No.	Sales Amount	Ave Selling Price	Amount	%
Bentley	2	$537,448	$268,724	1	$212,563	$212,563	$56,161	26.4%
BMW X7	72	6,426,881	89,262	66	6,139,796	93,027	(3,765)	(4.0)%
Porsche Cayenne	26	2,405,244	92,509	30	2,660,824	88,694	3,815	4.3%
Mercedes G550	8	1,538,944	192,368	4	647,113	161,778	30,590	18.9%
Mercedes G63	8	1,917,066	239,633	13	2,590,230	199,249	40,385	20.3%
Mercedes GLS 450	204	21,690,333	106,325	260	24,497,644	94,222	12,103	12.9%
Mercedes Maybach	1	273,603	273,603	9	1,909,816	212,202	61,401	28.9%
MB S500	51	6,976,494	136,794	4	546,050	136,513	281	0.2%
RAM Trucks	7	864,644	123,521	-	-	-	-	-
Land Rover Range Rover	5	800,931	160,186	-	-	-	-	-
Toyota Sequoia	2	202,383	101,192	-	-	-	-	-
Mercedes-Benz Sprinter	3	238,847	79,616	-	-	-	-	-
LEXUS LX570	3	318,503	106,168	-	-	-	-	-
LEXUS LX600	71	10,962,014	154,395	-	-	-	-	-
Total	463	$55,153,335	$119,122	387	$39,204,036	$101,302	$17,820	17.6%

In 2022, the average selling prices for the majority of models increased compared with comparable models in 2021. In addition, we were able to add several new models to our sales lineup. Sales of the Lexus LX600, which were not sold in 2021, accounted for 71 of 463, or 15.3%, of vehicles sold in 2022.

(iii)	Sales to U.S. market dealers/exporters accounted for 6.3%, or 29 cars, and 56.1%, or 220 cars of our total revenue/vehicles in the years ended December 31, 2022 and 2021, respectively, and sales to overseas markets, which was mainly the PRC market in the years ended December 31, 2022 and 2021, accounted for 93.1%, or 434 cars, and 43.9%, or 167 cars, of our total revenue/vehicles, respectively.

	Years Ended December 31,		Change
	2022	2021	Amount	%
Revenue:
U.S. domestic market	$3,821,261	$22,001,230	$(18,179,969)	(82.6)%
Overseas market	51,332,074	17,202,806	34,129,268	198.4%
Total	$55,153,335	$39,204,036	$15,949,299	40.7%

Supported by our strong procurement group, we are able to purchase a large number of vehicles in a short period of time, so many of our U.S.-based peers turn to us to assist in vehicle purchasing. Even though our sales prices are sometimes higher than other dealers, U.S. exporters are still willing to work with us because we do not require them to provide advance funds to purchase vehicles, thus reducing their cash flow pressure and interest costs, especially when the market demand is strong. We may work with selected U.S. counterparts to improve our cash flow without compromising our ability to deliver vehicles to our PRC clients. With favorable market conditions in 2021, U.S. exporters increased their purchases from us, so many of our cars were sold directly to exporters in the U.S. with better price terms because (a) the exporters we cooperated with in 2021 had their own direct sales channels in China to sell cars to end customers without going through local parallel-import vehicle dealers in China, and they could afford higher prices than other intermediaries; (b) the exporters who purchased vehicles from us in 2021 were not our long-term customers, and therefore, we did not offer them preferential prices to establish a long-term relationship with them; and (c) in order to speed up our turnover rate and collect funds in a market where demand was strong, as in 2021, we sold many of our inventory vehicles directly to U.S. exporters since we did not have a complete sales channel in China. As we expanded our sales channels and strategically prioritized our long-term customers in 2022, our direct sales to PRC markets increased and accounted for 93.1% of our total sales.

Even so, we intend to continue to maintain a presence in the U.S. market in order to reduce otherwise higher costs of capital. Our strategy is still to maximize the overall profit of each vehicle through efficient allocation of our limited amount of capital. Therefore, the percentage of sales to our U.S. customers will fluctuate depending on specific market conditions.

Cost of Revenue

	Years Ended December 31,		Change
	2022	2021	Amount	%
Cost of Revenue
Cost of Vehicles	$48,534,282	$34,508,079	$14,026,203	40.6%
Fulfillment Expenses	2,149,672	1,694,615	455,057	26.9%
Total Cost of Revenue	$50,683,954	$36,202,694	$14,481,260	40.0%

Our total cost of revenue increased by $14.5 million, or 40.0%, from $36.2 million in 2021 to $50.7 million in 2022. For the years ended December 31, 2022 and 2021, our total cost as a percentage of our total revenue was 91.9% and 92.3%, respectively. The change was mainly due to the increase in both vehicle purchase costs and fulfillment expense. Specifically:

Cost of Vehicles

	Years Ended December 31,		Change
	2022	2021	Amount	%
Total Cost of Vehicles	$48,534,282	$34,508,079	$14,026,203	40.6%

Total cost of vehicles sold increased by $14.0 million, or 40.6%, from $34.5 million in 2021 to $48.5 million in 2022. We sold 463 vehicles in 2022, and 387 vehicles in 2021. The average purchase price per vehicle increased from $89,256 in 2021 to $104,826 in 2022. This was primarily driven by the higher prices of vehicles we sold in 2022.

The cost of vehicles sold was approximately 88.0% of revenue in both 2022 and 2021. The ratio was maintained at a stable level as we were able to pass on vehicle cost increases to our customers. Our average procurement cost per vehicle increased by 17.6%, in line with the increase in our average selling price per vehicle of 17.6%.

Fulfillment Expenses

	Years Ended December 31,		Change
	2022	2021	Amount	%
Fulfillment expenses
Payroll and Benefits	$1,300,581	$819,997	$480,584	58.6%
Buyer Commission	308,948	326,053	(17,105)	(5.2)%
Vehicle Storage and Towing	354,683	110,318	244,365	221.5%
Vehicle Insurance Expense	88,982	96,820	(7,838)	(8.1)%
Consulting Fee	73,619	322,856	(249,237)	(77.2)%
Others	22,859	18,571	4,288	23.1%
Total Fulfillment Expenses	$2,149,672	$1,694,615	$455,057	26.9%

Fulfillment expenses increased by $0.5 million, or 26.9%, from $1.7 million in 2021 to $2.2 million in 2022. This increase was largely due to (i) increased payroll, incentives, and bonuses paid to our staff due to a larger number of acquired vehicles; (ii) increased vehicle towing and storage expenses as a result of the increase in vehicles purchased, and (iii) less commission and consulting fees paid to procurement agents or outside procurement experts.

Gross Profit

	Years Ended December 31,		Change
	2022	2021	Amount	%
Gross Profit	$4,469,381	$3,001,342	$1,468,039	48.9%
Gross Margin %	8.1%	7.7%	—	0.4%

As a result of the foregoing, our gross profit increased by $1.5 million, or 48.9%, from a profit of $3.0 million in 2021 to a profit of $4.5 million in 2022. As of percentage of revenue, the gross margin increased from7.7% in 2021 to 8.1% in 2022. The gross profit increased from 2021 to 2022 mainly because (i) revenue grew faster than costs as a result of the selling price increase and (ii) we controlled well our fulfillment expenses through relying more on our own staff other than agents or experts that were not our staff.

Operating Expenses

Selling Expenses

	Years Ended December 31,		Change
	2022	2021	Amount	%
Selling Expenses
Payroll and benefits	$180,212	$158,243	$21,969	13.9%
Ocean Freight	710,265	135,926	574,339	422.5%
Others	8,375	-	8,375	100.0%
Total Selling expenses	$898,852	$294,169	$604,683	205.6%

Selling expenses increased by $0.6 million, or 205.6%, to $0.9 million in 2022 as compared to $0.3 million in 2021, primarily due to increased ocean freight fees caused by the surge in vehicles directly sold to PRC markets. During 2022, ocean freight increased by $0.6 million, or 422.5%, to $0.7 million in 2022, mainly driven by the increased number of cars shipped. Payroll and benefits were maintained at a stable level as the number of employees and incentive rules remained relatively unchanged during the period. Selling expenses as a percentage of revenue were 1.6% and 0.8% in 2022 and 2021, respectively. The ratio increased in 2022 mainly because more revenue was realized from the PRC market, which resulted in high ocean freight. We expect our selling expenses to increase as we plan to hire more staff in the sales department in China and to increase marketing activities to expand direct sales to the PRC market.

General and Administrative Expenses

	Years Ended December 31,		Change
	2022	2021	Amount	%
General and Administrative Expenses
Payroll and Benefits	$418,420	$265,575	$152,845	57.6%
Rental and Leases	218,305	134,680	83,625	62.1%
Travel & Entertainment	32,846	60,690	(27,844)	(45.9)%
Legal & Accounting Fees	544,863	25,074	519,784	2,073.0%
Recruiting Fees	30,258	15,384	14,874	96.7%
Bank charges and fees	47,915	22,632	25,283	111.7%
Others	138,309	65,666	77,603	110.6%
Total General and Administrative Expenses	$1,430,917	$589,701	$841,216	142.7%

General and administrative expenses increased by $0.8 million, or 142.7%, to $1.4 million in 2022 from $0.6 million in 2021, primarily due to (i) increased legal and accounting fees related to our planned IPO; and (ii) an increase in personnel-related expenses of $0.2 million, or 57.6%, which was driven by more employees hired in 2022. We expect our general and administrative expenses to continue to increase in 2023 due to increasing expenditures related to hiring additional employees, legal services, and other professional services. For the years ended December 31, 2022 and 2021, our general and administrative expenses as a percentage of revenue were 2.6% and 1.5%, respectively, due to the above-mentioned expense growth.

Other Income (Expense)

Interest Expense, net

	Years Ended December 31,		Change
	2022	2021	Amount	%
Inventory Financing	$747,298	$436,808	$310,490	71.1%
Letter of Credit Financing	1,669,931	519,746	1,150,185	221.3%
Dealers Finance Charges	2,332	14,093	(11,761)	(83.5)%
Other Loan Interest Expenses	18,641	65,685	(47,045)	(71.6)%
Credit Card Interest	3,241	16,581	(13,339)	(80.5)%
Total	$2,441,443	$1,052,913	$1,388,530	131.9%

Interest expense increased by approximately $1.4 million, or 131.9%, to $2.4 million in 2022 from $1.1 million in 2021, primarily driven by a combination of more inventory financing and LC financing activities.

In order to improve our liquidity and retain more cash to acquire new cars, we may enter into short-term loans from time to time, pledging our inventory as collateral before the vehicles are delivered to our customers. We incur interest expense on such inventory financing, provided mainly by small lenders, generally at a rate of 1.35% to 1.80% per month. In 2021, the total weighted average balance of funds we obtained through inventory financing increased to $2.6 million, the interest expense incurred was $0.4 million, and the weighted average annual interest rate was 17.0%. In 2022, the total weighted average balance of funds we obtained through inventory financing was $4.5 million, the interest expense incurred was $0.7 million, and the weighted average annual interest rate was 16.6%.

We may finance our operations from time to time through short-term loans using letters of credit, typically received from our international customers in overseas sales of parallel-import vehicles, as collateral. Generally, we borrow approximately 90% or more of the LC amount with a monthly interest rate of approximately 1.25%. In 2021, the total weighted average balance of funds we obtained through LC financing increased to $3.1 million, the interest expense incurred was $0.5 million, and the weighted average annual interest rate was 16.7%. In 2022, the total weighted average balance of funds we obtained through letters of credit financing was $9.0 million, the interest expense incurred was $1.7 million, and the weighted average annual interest rate was 18.5%.

In 2022, we shipped over 90% of vehicles sold to the PRC market, resulting in the increase in interest expense from inventory financing activities and LC financing activities. As our sales and purchases increase, we expect interest on these two types of financing to continue to increase.

Gain on Forgiveness of Loans

	Years Ended December 31,		Change
	2022	2021	Amount	%
Gain on forgiveness of loans under Paycheck Protection Program	$-	$327,796	$(327,796)	(100.0)%

On May 11, 2020, we received a loan totaling $221,500 from Customers Bank under the U.S. Small Business Administration (the “SBA”) Paycheck Protection Program (“PPP”), which is part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), enacted on March 27, 2020. For the year ended December 31, 2021, the total amount forgiven by the SBA was $223,460, including $221,500 of principal and $1,960 of interest. On February 26, 2021, we received funding for a Second Draw PPP loan totaling $103,851 from Transportation Alliance Bank. For the year ended December 31, 2021, the total amount forgiven by the SBA was $104,336, including $103,851 of principal and $485 of interest. For the year ended December 31, 2021, total amount forgiven by the SBA of the above two loans were $327,796, including $325,351 of principal and $2,445 of interest. Under the terms of the SBA PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act.

During the year ended December 31, 2021, the gain on forgiveness of loans under the PPP program was $0.3 million, due to forgiveness of two PPP loans while there was no such preferential treatment in 2022. Our application for the forgiveness of SBA loans was approved as our employee and compensation levels were maintained, and the loan proceeds were spent on payroll costs and other eligible expenses.

Subsidy Income from Business Recovery Grant Program

	Years Ended December 31,		Change
	2022	2021	Amount	%
Subsidy income from Business Recovery Grant Program	$1,340,316	$-	$1,340,316	100.0%

On September 28, 2022, we received a grant from the N.C. Department of Revenue (NCDOR) under its Business Recovery Grant Program. The Business Recovery Grant Program issued payments to eligible North Carolina businesses that experienced a significant economic loss due to the COVID-19 pandemic. There was no such grant program for the year ended December 31, 2021.

Income Tax Expense

We recognized income tax expense of $0.2 million in both 2022 and 2021. Income tax expense was stable as there were no major differences in our taxable income for both years.

Net Income

As a result of the foregoing, our net income was $0.8 million and $1.2 million in 2022 and 2021, respectively.

Liquidity and Capital Resources

Cash Flows and Working Capital

We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. We have relied primarily upon cash provided by financing activities supported by our operations, supplemented as necessary by third-party loans and financial support from our founders, to finance our operations and fund our capital needs.

As reflected in the accompanying unaudited condensed consolidated financial statements, although we reported net loss of $0.1 million for the three months ended March 31, 2023 mainly due to the increased operating expenses as discussed above, management believes that such net loss was temporary. We also reported cash provided by operating activities of $4.1 million for the three months ended March 31, 2023, a positive working capital of $2.9 million and total stockholders’ equity of $2.4 million as of March 31, 2023. As reflected in the accompanying consolidated financial statements, we reported cash provided by operating activities of $2,189,605 for the year ended December 31, 2022, a positive working capital of $2,296,918 and total stockholders’ equity of $1,845,355 as of December 31, 2022.

In assessing our liquidity, we monitor and analyze our cash on-hand, our ability to generate sufficient revenue sources, the collection of our accounts receivable, our ability to obtain additional financial support in the future, and our operating and capital expenditure commitments. We reported cash of $60,670 as of March 31, 2023. As of the date of this prospectus, $2.51 million, or 90.9% of accounts receivable as of March 31, 2023 has been collected. As of March 31, 2023, we also recorded a total of approximately $6.4 million loans payable (including approximately $0.9 million loans payable from inventory financing, approximately $5.5 million loans payable from LC financing), and $0.7 million long-term borrowings from various financial institutions and third parties. We expect that we will be able to continue borrowing under our existing facilities based on past experience, our good credit history, and well-established relationship with the lenders. We have also from time to time in the past several years been supported with loans from our principal stockholder, and we believe such support would be available in the future, if needed. In addition, on June 27, 2022, we entered into a subscription agreement with a group of investors (the “Investors”), whereby we agreed to sell, and the Investors agreed to purchase, up to 1,666,000 shares of Class A common stock at a purchase price of $1.80 per share. The gross proceeds were approximately $3.0 million, before deducting the offering expenses of approximately $0.3 million. The net proceeds were approximately $2.7 million, of which approximately $0.6 million was received in September 2022, $0.5 million in November 2022, $0.1 million in December 2022, and $0.7 million in March 2023 for a total receipt of approximately $1.9 million. The remaining $1.1 million proceeds are expected to be received in full before our successful IPO in accordance with certain milestones contained in the subscription agreement. On October 5, 2022, we entered into two Revolving Line of Credit Agreements (the “Agreements”) with two third-party companies that have been providing financial support to us since 2021. Pursuant to the Agreements, we can borrow under revolving lines of credit of up to $10.0 million and $5.0 million, respectively, from these two third-party companies with a total of $15.0 million for a period of 12 months at a fixed interest rate of 1.5% per month. On December 12, 2022, we amended the Agreements to extend the maturity date to April 2024.

Currently, we are working to improve our liquidity and capital sources primarily through cash flows from operation, debt financing, and financial support from our principal stockholder. In order to fully implement our business plan and sustain continued growth, we may also seek equity financing from outside investors. Based on the current operating plan, management believes that the above-mentioned measures collectively will provide sufficient liquidity for our Company to meet its future liquidity and capital requirements for at least 12 months from the issuance date of the consolidated financial statements.

Cash Flows for the Three Months Ended March 31, 2023 and 2022

The following table summarizes our cash flows for the three months ended March 31, 2023:

	For the Three Months ended March 31,
	2023	2022
Net cash provided by (used in) operating activities	$4,106,711	$(4,735,858)
Net cash (used in) provided by financing activities	(4,104,422)	4,560,111
Net increase (decrease) in cash	$2,289	$(175,747)

To date, we have financed our operating activities primarily through (i) cash generated from operating activities and cash from LC financing; and (ii) proceeds from issuance of common stock.

Operating Activities

Net cash provided by operating activities was $4.1 million for the three months ended March 31, 2023. This was primarily attributable to a collection of $4.3 million in accounts receivable and increased deferred revenue because customer prepayment and deposit have been recognized as revenue when revenue recognition criteria have been met during the first quarter of 2023, partially offset by a $1.7 million increase in inventory and other factors of less significance.

Net cash used in operating activities of $4.7 million for the three months ended March 31, 2022 was due to net loss of $0.5 million, adjusted primarily by a $1.5 million increase in accounts receivable, $0.6 million increase in inventory, $0.7 million in other receivable, $0.9 million increase in deferred revenue as well as other less significant factors.

Financing Activities

Net cash used in financing activities of $4.1 million for the three months ended March 31, 2023 consisted of (i) net repayments of LC financing of $8.0 million; (ii) net repayments of inventory financing of $3.2 million; partially offset by (iii) proceeds from LC financing of $6.5 million and (iv) issuance of common stock of $0.7 million.

Net cash provided by financing activities of $4.6 million for the three months ended March 31, 2023 consisted of (i) net proceeds from LC financing of $2.5 million; (ii) net proceeds from inventory financing of $1.5 million; (iii) net financing support from long-term borrowing of $0.35 million, and (iv) financial support of $0.3 million from a founder.

Debt

We entered into a series of loan agreements with third parties to supplement our working capital during the year ended December 31, 2022, pursuant to which we pledged a portion of our inventory vehicles as collateral for each of the loan agreements. The loans were also guaranteed by our founders. As of March 31, 2023 and December 31, 2022, our inventory vehicles with book values of $198,010 and $4,095,132 were pledged as collateral to guaranty our borrowings, respectively.

We entered into a series of loan agreements with third-party companies for working capital purposes during the three months ended March 31, 2023. Pursuant to the agreements, loan payables from LC financing were collateralized by letters of credit from overseas sales of parallel-import vehicles. The accounts receivable in connection with letters of credit with book values of $5,875,265 and $7,502,291 were pledged as collateral to guaranty our borrowings from these third-party companies as of March 31, 2023 and December 31, 2022, respectively.

On May 15, 2020, the Company entered into a loan agreement with Thread Capital Inc. (“Thread Capital”) to borrow $50,000 as working capital with a maturity date of November 1, 2024. The loan bore a fixed interest rate of 5.50% per annum. This loan agreement was subsequently terminated on May 17, 2021, and the Company entered into a new loan agreement with Thread Capital to borrow an additional $171,300 as working capital. In aggregate, the Company’s borrowings from Thread Capital amounted to $221,300 with a maturity date of May 1, 2031. The interest was charged at a fixed annual interest rate of 0.25% between June 1, 2021 and November 30, 2022. Beginning from December 1, 2022, the loan bears a fixed annual interest rate of 5.5%, and the Company is required to make a monthly installment payment of $2,721 within the remaining term of the loan, with the last installment to be paid in May 2031.

On May 24, 2020, the Company entered into a loan agreement with the SBA to borrow $150,000 for thirty years, with a maturity date of May 23, 2050. Under the terms of the SBA loan, the loan proceeds are used as working capital to alleviate economic injury caused by the COVID-19 pandemic. The loan bears a fixed interest rate of 3.75% per annum. Beginning twelve months from the date of this loan agreement, the Company is required to make a monthly installment payment of $731 within the term of the SBA loan, with the last installment to be paid in May 2050.

On March 16, 2022, the Company entered into an amended agreement with SBA to borrow an additional $350,000 for thirty years as working capital to alleviate economic injury caused by the COVID-19 pandemic. In aggregate, the Company’s borrowings amounted to $500,000 with a maturity date of May 23, 2050. The amended loan bears a fixed interest rate of 3.75% per annum. Beginning from March 2022, twenty-four months from the date of the original loan agreement, the Company is required to make a new monthly installment payment of $2,485 within the remaining term of the loan, with the last installment to be paid in May 2050.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2023:

	Total	Less than 1 Year	1 to 5 years	Above 5 years
Lease commitment	$100,092	$100,092	$-	$-
Long-term borrowings	701,219	31,674	143,838	525,707
Total	$806,516	$136,971	$143,838	$525,707

Except for those disclosed above, we did not have any significant capital or other commitments, long-term obligations, or guarantees outstanding as of March 31, 2023.

Cash Flows for the Years Ended December 31, 2022 and 2021

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Net cash provided by (used in) operating activities	$2,189,605	$(13,084,037)
Net cash (used in) provided by financing activities	(2,632,201)	13,576,580
Net (decrease) increase in cash	$(442,596)	$492,543

To date, we have financed our operating activities primarily through (i) cash generated from financing activities through inventory financing and LC financing; and (ii) cash generated from operating activities and proceeds from issuance of common stock in 2022.

Operating Activities

Net cash provided by operating activities was $2.2 million for the year ended December 31, 2022. This was primarily attributable to a net profit of $0.8 million, adjusted by a $10.5 million reduction in inventory and offset by a $1.8 million decrease deferred revenue because customer prepayment and deposit has been recognized as revenue during 2022 when revenue recognition criteria have been met, and offset by a $7.1 million increase in accounts receivable and other factors of less significance.

Net cash used in operating activities of $13.1 million for the year ended December 31, 2021 was due to net income of $1.2 million, adjusted primarily by a $12.9 million increase in inventory, $0.3 million in PPP loan forgiveness, and a $0.8 million reduction in deferred revenue as well as other less significant factors.

Financing Activities

Net cash used in financing activities of $2.6 million for the year ended December 31, 2022 consisted of (i) net repayments of LC financing of $0.9 million; (ii) net repayments of inventory financing of $1.9 million; (iii) repayment made to a related party, which were partially offset by (iv) proceeds from issuance of common stock of $1.2 million.

Net cash provided by financing activities of $13.6 million for the year ended December 31, 2021 consisted of (i) net proceeds from LC financing of $7.7 million; (ii) net proceeds from inventory financing of $6.0 million; (iii) net financing support from founders of $0.8 million, less (iv) repayments of installment loans from dealers finance of $1.1 million.

Debt

We entered into a series of loan agreements with third parties to supplement our working capital during the years ended December 31, 2022 and 2021, pursuant to which we pledged a portion of our inventory vehicles as collateral for each of the loan agreements. The loans were also guaranteed by our founders. As of December 31, 2022 and 2021, our inventory vehicles with book values of $4,095,132 and $9,031,105 were pledged as collateral to guaranty our borrowings, respectively.

We entered into a series of loan agreements with third-party companies for working capital purposes during the years ended December 31, 2022 and 2021. Pursuant to the agreements, loan payables from LC financing were collateralized by letters of credit from overseas sales of parallel-import vehicles. The accounts receivable in connection with letters of credit with book values of $7,502,291 and $8,588,560 were pledged as collateral to guaranty our borrowings from these third-party companies as of December 31, 2022 and 2021, respectively.

On May 11, 2020, we received a loan totaling $221,500 from Customers Bank under the U.S. SBA Paycheck Protection Program (“PPP”), which is part of the CARES Act, enacted on March 27, 2020. Under the terms of the SBA PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. The loan accrues interest at a rate of 1.0%. We filed an application for forgiveness of the loan’s principal and interests, and the application was approved by the bank and the SBA in March 2021. For the year ended December 31, 2021, the total amount forgiven by the SBA was $223,460, including $221,500 of principal and $1,960 of interest, which was included in gain on forgiveness of loans under the PPP in the consolidated statements of operations.

On February 26, 2021, we received funding for a Second Draw SBA PPP loan totaling $103,851 from Transportation Alliance Bank. Under the terms of the Second Draw PPP loan, up to 100% of the principal and accrued interest may be forgiven if certain criteria are met and the loan proceeds are used for qualifying expenses such as payroll costs, benefits, rent, and utilities as described in the CARES Act. The loan accrued interest at a rate of 1.0%. We filed an application for forgiveness of the loan’s principal and interests, and the application was approved by the bank and the SBA in August 2021. For the year ended December 31, 2021, the total amount forgiven by the SBA was $104,336, including $103,851 of principal and $485 of interest, which was included in gain on forgiveness of loans under the PPP in the consolidated statements of operations.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2022:

	Total	Less than 1 Year	1 to 5 years	Above 5 years
Lease commitment	$149,458	$149,458	$-	$-
Long-term borrowings	709,723	31,281	142,046	536,396
Total	$859,181	$180,739	$142,046	$536,396

Except for those disclosed above, we did not have any significant capital or other commitments, long-term obligations, or guarantees as of December 31, 2022.

Off-Balance Sheet Arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet financing arrangements as defined under the rules and regulations of the SEC, or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we might not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

Interest Rate Risk and Market Risk

We are subjected to interest rate exposure on interest rates on our debt, especially our LC financing and inventory financing activities. Interest rate risk is highly sensitive due to many factors, including domestic and foreign monetary policies, U.S. and international economic factors and other factors beyond our control. The vast majority of our debt bears interest at fixed rates. As of December 31, 2022, we had a total outstanding debt balance of $6.5 million. Based on the amounts outstanding, a 100-basis point increase or decrease in market interest rates over a 12-month period would cause an increase or decrease in interest expense of approximately $11,048 on an annual basis.

Foreign Exchange risk

As our sales to PRC customers are denominated in RMB and we procure almost all of our automobile inventory in USD, we face exposure to foreign currency exchange rate fluctuations. The value of the RMB against USD may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. In 2020, the RMB appreciated by approximately 6.9% against the U.S. dollar. In 2021, the RMB depreciated approximately 2.6% against the U.S. dollar. In 2022, the RMB rapidly depreciated against the U.S. dollar by approximately 10%. For the three months ended March 31,2023, the exchange rate of the RMB against USD fluctuated slightly but was relatively stable overall. It is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the USD in the future. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. If the exchange rate between the RMB and USD fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

Critical Accounting Estimates

Estimated allowance for double accounts receivable

Management reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. As of March 31, 2023 and December 31, 2022 and 2021, there was no allowance for doubtful accounts recorded as our Company considers all of the outstanding accounts receivable fully collectible.

Estimated allowance for inventories obsolescence

Management’s estimated allowance for the inventory obsolescence reserves is based on management’s assessment of realization of inventory. Any excess of the cost over the realizable value of each items of inventories recognized as a provision for diminution in the value of inventories. As of March 31, 2023 and December 31, 2022 and 2021, we recorded nil, nil, and $92,811 of reserves of inventories from the carrying amount to their net realizable values, respectively.

Estimate of the valuation allowance of deferred tax assets

Our Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, our Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. We have not assessed a valuation allowance as we determine it is more likely than not that all deferred tax assets will be realized before expiration.

Critical Accounting Policies

Revenue Recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that our Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) our Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way our Company records its revenue. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Our Company is primarily engaged in the parallel-import vehicle dealership business and generates our revenue from the sales of parallel-import vehicles to both domestic and oversea parallel-import car dealers. We purchase automobiles from the U.S. market through our large team of professional purchasing agents, and mainly resell them to parallel-import car dealers in the U.S. and PRC. In accordance with ASC 606, our Company recognizes revenue at the point in time when the performance obligation has been satisfied and control of the vehicles has been transferred to the dealers. For sales to U.S. domestic parallel-import car dealers, revenue is recognized when a vehicle is delivered and its title has been transferred to the dealers. For overseas sales, our Company sells vehicles under Cost and Freight (“CFR”) shipping point term, and revenue is recognized when a vehicle is loaded on a cargo ship and its title has been transferred to the dealers. Our Company accounts for the revenue generated from sales of vehicles on a gross basis as our Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which our Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of our Company’s contracts have one single performance obligation as the promise is to transfer the individual vehicle to parallel-import car dealers, and there is no separately identifiable other promises in the contracts. Our Company’s vehicles are sold with no right of return and our Company does not provide other credits or sales incentives to parallel-import car dealers. Historically, no customer returns have occurred. Therefore, our Company did not provide any sales return allowances for the three months ended March 31, 2023, and for the years ended December 31, 2022 and 2021.

Contract balances and remaining performance obligations

Contract balances typically arise when a difference in timing between the transfer of control to the parallel-import car dealers and receipt of consideration occurs. Our Company did not have contract assets as of March 31, 2023 and December 31, 2022. Our Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $1,554,144 and nil as of March 31, 2023 and December 31, 2022 respectively, consisted primarily of payments received in advance of delivery of vehicles to the automobile dealers. These amounts represented our Company’s unsatisfied performance obligations as of the balance sheet dates. The amount of revenue recognized in the three months ended March 31, 2023 and 2022 that was included in the opening deferred revenue was nil and $1,763,089, respectively. The amount of revenue recognized in the years ended December 31 2022 and 2021 that was included in the opening deferred revenue was $1,805,073 and $2,575,895, respectively. Our Company expects to recognize revenue when vehicles are delivered to our automobile dealers, which is expected to occur within six months.

Accounts receivable, net

Accounts receivable represent the amounts that our Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful accounts. Our Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. Our Company establishes a provision for doubtful receivables when there is objective evidence that our Company may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the collection is not probable. As of March 31, 2023 and December 31, 2022 and 2021, there was no allowance for doubtful accounts recorded as we consider all of the outstanding accounts receivable fully collectible.

Inventories, net

Inventories consist of new vehicles held for sale, and are stated at the lower of cost or net realizable value using the specific identification method. The cost of inventory mainly includes the cost of auto vehicles purchased from U.S. automobile dealers, non-refundable sales tax, and dealership service fees. Our Company reviews its inventory periodically if any reserves are necessary for potential shrinkage. We recorded no inventory reserve as of March 31, 2023 and December 31, 2022. We recorded $92,811 of reserves of inventories from the carrying amount to their net realizable values as of December 31, 2021.

Income taxes

Our Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, our Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Our Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, our Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. We have not assessed a valuation allowance as we determine it is more likely than not that all deferred tax assets will be realized before expiration.

Our Company records uncertain tax positions in accordance with ASC 740 (“ASC 740”), Income Taxes, on the basis of a two-step process in which (1) our Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, our Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Our Company does not believe that there were any uncertain tax positions as of March 31, 2023 and December 31, 2022 and 2021.

Our Company and its operating subsidiaries in the United States are subject to the tax law of the United States. Our Company elected to file income taxes as a corporation instead of an LLC for the tax years ended December 31, 2020 through December 31, 2021. As of March 31, 2023, the tax years ended December 31, 2020 through December 31, 2022 for our consolidated income tax returns remain open for statutory examination by U.S. tax authorities.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for additional details regarding recent accounting pronouncements.

BUSINESS

Overview

We are a supplier of parallel-import vehicles sourced in the U.S. to be sold in the PRC market. In the PRC, parallel-import vehicles refer to those purchased by dealers directly from overseas markets and imported for sale through channels other than brand manufacturers’ official distribution systems. To our knowledge, there are currently no U.S. federal or state laws, regulation, or rules on trade or export that prohibit the export of vehicles that will be parallel imported into foreign countries. Nonetheless, manufacturers and their distributors sometimes regard parallel-import vehicles as a competitor to their network of franchised dealerships, and thus may take measures to limit or reduce the opportunities for third parties, such as parallel-import vehicle dealers, to profit through leveraging the manufacturers’ different pricing strategies across the world. For example, they may add provisions in their sales agreements that restrict the export of the purchased automobiles, or they may build and update their Suspect Customer Database and monitor and limit the sales of automobiles to those suspect customers. In China, sales of parallel-import vehicles have benefited from a series of related regulations and policies that have been promulgated by the PRC government since 2016, including “Several Opinions on Promoting Pilot Parallel Import of Automobiles,” “Opinions on Further Promoting the Development of Parallel Import of Automobiles,” and the “Circular on Several Measures for Invigorating Automobile Circulation and Promoting Automobile Consumption.” Such regulations and policies are in compliance with U.S. laws on trade and export. See “—Our Industry and Business Model.” We purchase automobiles, primarily luxury brands such as Mercedes, BMW, Porsche, Lexus, and Bentley, from the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import car dealers. We derive profits primarily from the price difference between our buying and selling prices for parallel-import vehicles.

The primary driver for our industry is the continued growth of wealthy groups in China. The core of our business is the ability to identify the type of parallel-import vehicles that are in high demand and to procure them in a timely manner. Since our inception in 2016, our management has focused on building our procurement team. We procure our automobiles from U.S. automobile dealers via a network of independent contractors acting as purchasing agents on our behalf. As of March 31, 2023 and December 31, 2022 and 2021, we actively worked with 368, 342, and 300 purchasing agents, respectively.

We believe that our corporate focus and dedication to the market, manifested in the size and sophistication of our purchasing agent team and our ability to source and train new purchasing agents, provides us with a significant marketing advantage and sets us apart from our competitors. Although we compete directly with many other companies that sell parallel-import vehicles to the PRC, most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. and therefore cannot guarantee a steady supply. We have developed a standardized system of recruiting, training, and managing a large number of professional purchasing agents, enabling us to sell on a recurring basis a large number of automobiles to the PRC market. Since purchasing agents work part-time and are paid on a commission basis, a high turnover rate poses a particular challenge for us, as agents may quit their jobs at any time without prior notice. Nonetheless, with our newly developed referral program that offers referral commissions to existing agents for each successfully closed transaction completed by a new agent whom they referred to us, we are currently able to maintain sufficient purchasing agents to meet our purchasing demand. As a result, we have become a reliable source of parallel-import vehicles and have built long-term relationships with multiple U.S. and PRC parallel-import car dealers, which have contributed significantly to our sales growth. As of March 31, 2023 and December 31, 2022 and 2021, we had an active customer base of three, 17, and eight dealers, respectively. Specifically, we had one U.S. customer and two PRC customers during the three months ended March 31, 2023. We had eight U.S. customers and nine PRC customers in 2022 and had four customers in each of the U.S. and the PRC in 2021. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, we sold 67, 434, and 167 parallel-import vehicles to Chinese parallel-import car dealers, respectively. During the same period and years, we sold 15, 29, and 220 parallel-import vehicles to our U.S. domestic customers, respectively.

We sold 82, 463, and 387 vehicles during the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively. We believe our current purchasing team can support an annual sales volume of approximately 600 vehicles. For the three months ended March 31, 2023, we had total revenue of $10.2 million, representing a decrease of 20.3% from the same period in 2022. For the years ended December 31, 2022 and 2021, we had total revenue of $55.2 million and $39.2 million, respectively, representing an increase of 40.7% from 2021 to 2022. We had net loss of $0.1 million for the three months ended March 31, 2023, compared to net loss of $0.5 million for the same period in 2022. We earned net income of $0.8 million for the year ended December 31, 2022, compared to net income of $1.2 million for the year ended December 31, 2021. Our net income for the year ended December 31, 2022 included approximately $1.3 million of subsidy income from a business recovery grant program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Major Components of Results of Operations—Other Income (Expense)—Subsidy Income from Business Recovery Grant Program.” Sales to the PRC market represent a significant part of our revenue. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, sales to the China market accounted for approximately 83.8%, 93.1%, and 43.9% of our revenue, respectively. See “Risk Factors—Operational Risks—Sales to the PRC market represented approximately 83.8%, 93.1%, and 43.9% of our revenue for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively, and we expect such sales to continue to represent a significant part of our revenue. Any negative impact to our ability to sell our products to customers based in China could materially and adversely affect our results of operations.”

Recent Development

To diversify our revenue and further leverage our in-depth expertise in the parallel-import vehicle industry, we launched our financial services to small- and medium-sized traders in the global supply chain industry (primarily other parallel-import vehicle suppliers) in October 2022. Our financial services are provided in the form of inventory financing, for which customers can use their cars as collateral, which will be stored in our warehouse or other locations designated by us, in exchange for a loan from us. Furthermore, we plan to launch our own warehousing and logistics systems, which will create synergy with our parallel-import vehicle business and financial services.

Our Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

In-depth Industry Insight and Strong Overseas Procurement Capability Enabled by a Large Team of Professional Purchasing Agents

We are capable of providing a large, stable source of parallel-import vehicles. With in-depth knowledge of the Chinese luxury car market, we have built a large team of independent contractors, who serve as professional purchasing agents, to facilitate our procurement of vehicles, enabling us to become a growing supplier of parallel-import vehicles. Specifically, we hold weekly management meetings to analyze the Chinese luxury car market demand and allocate the required models and quantities to our purchasing agents. We have designed and developed our own referral program to attract more qualified agents and to grow our purchasing agent base. Furthermore, we provide training in luxury car knowledge and business negotiation skills to our purchasing agents to enable them to negotiate with the dealers. As of March 31, 2023, we had 368 professional purchasing agents who are experts in both luxury cars and negotiation skills. Due to our in-depth industry insight and strong procurement capability enabled by our sizable team of purchasing agents, we have built long-term relationships with five Chinese parallel-import car dealers. We have entered into a two-year purchase agreement with one of those PRC customers, in which the PRC customer states its intent to purchase up to 200 and 300 vehicles each year, respectively, during the tenure of the agreement. This agreement is only expressing an intent to purchase by the customer and the customer is under no obligation, but only to use its best efforts, to purchase. In accordance with the agreement, we are required to supply the vehicles and offer the best price to the PRC customer based on market conditions and vehicle types and models. Pursuant to the purchase agreement, price information and payment instructions are to be determined upon confirmation of each sale, and both parties are required to enter into separate sales contracts for each sales transaction. For the other four PRC customers, we do not have any agreements with those PRC customers that require them to continue to source vehicles to us on an advantageous basis or at all. Instead, we rely on the business relationships we have built over the years while working with those PRC customers, many of which have cooperated with us for over three years. Since our inception in 2016, we have developed a standardized system of recruiting, training, and managing a large number of professional purchasing agents, enabling us to sell on a recurring basis a large number of automobiles to the PRC market. We believe that our corporate focus and dedication to the market, manifested in the size and sophistication of our purchasing agent team and our ability to source and train new purchasing agents, sets us apart from our competitors. Although we compete directly with many other companies that sell parallel-import vehicles to the PRC, most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. and therefore cannot guarantee a steady supply. See “—Our Professional Purchasing Agents.” The standardized system has been tested for the past four years and has propelled us into a strong market position in parallel-import car sales. As a result, Chinese parallel-import car dealers that we work with proactively choose to source luxury vehicles to us.

Scalable Operation with Systematic Approach to Procurement Which Drives Better Pricing for Customers

We have substantial customer demand for our parallel-import vehicles, largely because our selling prices are lower than those offered by other suppliers of parallel-import vehicles to the PRC market, driven by our scalable operation with a systematic approach to procurement. We acquired automobiles from U.S. automobile dealers via our purchasing agents. See “—Sales of Parallel-Import Vehicles—Services and Operational Flow—Procurement.” Since we have a large number of professional purchasing agents with excellent negotiation skills, we believe we are able to supply stable and large quantities of cars at reasonable prices to Chinese parallel-import car dealers and maintain a long-term relationship with them. See “—In-depth Industry Insight and Strong Overseas Procurement Capability Enabled by a Large Team of Professional Purchasing Agents.” We purchased and sold 356 and 463 vehicles, respectively, during the years ended December 31, 2022. We purchased and sold 90 and 82 vehicles, respectively, during the three months ended March 31, 2023. As a stable parallel-import vehicle supplier, we are able to offer our customers a lower price than our competitors, which in turn increases our customers’ demand for our automobiles.

A Visionary and Experienced Management Team with Strong Financial and Operational Expertise

Our senior management team has extensive experience in finance and imports and exports of automobiles. Mr. Huan Liu, our Chief Executive Officer, has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day-to-day operations and high-level strategizing and business planning, as well as implementing proposed plans and evaluating the success of our Company in achieving its goals. From 2014 to 2015, Mr. Liu served as the chief executive officer at Beijing Xinyongjia Technology Co., where he was responsible for identifying opportunities for expansion and analyzing operations to identify areas in need of reorganization. From 2012 to 2013, Mr. Liu served as the senior investment manager at Beijing Wanze Investment Management Co. Ltd., and was responsible for developing and implementing risk-based asset allocation models and performance analytics. He received his master’s degree in Finance from the International Business School at Brandeis University in 2012.

Our Growth Strategies

Taking the niche market of parallel-import vehicle trade as an entry point, we will continuously consolidate our upstream and downstream customer resources. By leveraging these resources and our industry expertise, we plan to launch and develop our warehousing and logistics services and provide financial services to the upstream and downstream dealers across the entire parallel-import vehicle trade value chain. Ultimately, we aim to become a global supply chain platform that offers an integrated package of warehousing, logistics, and financial services to small- and medium-sized import and export companies. Specifically, we intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

Further Develop Financial Services to Small- and Medium-Sized Traders in the Global Supply Chain Industry

To diversify our revenue, we recently launched our financial services in October 2022. See “—Recent Development.” We plan to further develop our financial services by expanding our customer base. In addition, we plan to develop an online platform where customers of our financial services can upload their certificates, IDs, and notarized contracts, and have their financing applications approved within three hours. Currently, we fund our financial services with our working capital and LC financing from third-party companies. We expect to reserve approximately 20% of the proceeds from this offering for the further development of our financial service business. Furthermore, by leveraging the large amounts of data we hope to collect from our financial services, we expect to further improve our financial services and parallel-import vehicle services. For example, when we provide financial services to a small supplier of parallel-imported vehicles, we will obtain its bank statements, financial information, car models purchased and sold, and other data related to its financial status and business. With the customer’s consent, we will analyze the data to understand the parallel-import car market so that we can adjust interest rates and provide other value-added services to paid customers. We will protect customer data in compliance with related privacy and data laws and regulations, and only use the data in a manner agreed upon by them.

Build Warehouses and Launch Warehousing and Logistics Services

We plan to build at least two warehouses, one on the east coast of the United States within a year upon receiving the proceeds from this offering, and the other on the west coast of the United States within two years after that. Meanwhile, we plan to build our own logistics team and are currently interviewing candidates with rich freight forwarding experience for the team leader. We expect to have our own warehousing and logistics systems in one to two years after receiving our IPO proceeds. We plan to develop such services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these services to small- and medium-sized traders in the global supply chain industry. Our first customers will be parallel-import vehicle businesses with whom we have established relationships. Not only can we use our self-operated warehousing and logistics systems to deliver vehicles to the customers of our parallel-import vehicle business, but we can also offer such services to other small- and medium-sized suppliers of parallel-import vehicles or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world without such a system.

We also plan to develop an online Service-as-a-Service (“SaaS”) platform to facilitate our warehousing services, logistics services, and financial services, enabling us to automate and digitalize key steps of the supply chain for our customers. The SaaS platform will include a warehouse management system, which monitors the entire flow of inventory, labor force, and information in and out of our warehouse network, resulting in improved operational efficiency by providing real-time inventory visibility. Our warehousing and logistics systems and SaaS platform will enable us to warehouse, manage, and deliver the goods of our customers. In addition, since we hold our customers’ goods in our own warehouses and monitor their inventory, we are able to access real-time data related to customer’s inventory, purchases, and financial information with their prior consent, allowing us to make efficient decisions as to whether to approve customers’ application for our financial services. See “—Our Growth Strategies—Launch Financial Services to Small- and Medium-Sized Traders in the Global Supply Chain Industry.” Once we have established a relatively mature warehouse and logistical services in the parallel-import vehicle industry, we may expand our SaaS platform to other industries, such as textiles, medical products, and tires.

Moreover, after we build our warehouses, we plan to provide warehousing and order fulfillment services to small businesses, such as e-commerce merchants, who can send their products/merchandise to our warehouses in advance, and when their customers make a purchase, we will be responsible for picking, packing, and shipping the specific products to the customers based on their order information. By outsourcing their warehousing and order fulfillment functions to us, these small businesses may be relieved of their logistics burdens and have greater flexibility and agility when it comes to marketing and selling practices. We expect to generate revenue and profits by charging those small businesses storage, packing, and shipping service fees. We expect to further develop our SaaS platform with respect to the warehousing and order fulfillment services we plan to launch. Specifically, we plan to utilize our SaaS platform for marketing purposes by advertising small business sellers’ merchandise on our platform to help them promote and gain more exposure to potential or target customers. We expect to generate profits by charging small businesses services fees for our marketing efforts.

The estimated cost for building warehouses and launching warehousing and logistics services under our plan is approximately $20,000,000. Funding for our warehousing and logistics services is expected to be derived from our cash flow generated by our operations and from the proceeds we receive from this offering.

Further Grow our Purchasing Agent Team and Customer Base for the Parallel-Import Vehicle Business

We endeavor to continue to expand our parallel-import vehicle business. Retaining quality purchasing agents with excellent negotiation skills is the first and most essential part of our business. To grow our team of professional purchasing agents, we will continue to devote significant resources to personnel recruitment and training. In addition, we will maintain and grow our customer base by identifying and engaging more parallel-import car dealers in China to further increase our sales. Moreover, we will continue to monitor the constantly changing PRC market demand for vehicle models and expand our brand coverage accordingly to strengthen our strong market position as a supplier of luxury automobiles to the parallel-import car dealers in China.

Pursue Additional Strategic and Financially Attractive Acquisitions

We endeavor to identify, acquire, and integrate businesses that will expand our parallel-import vehicle business, warehousing services, and financial services while achieving synergies and generating attractive returns. Using our disciplined approach to screening and evaluating potential opportunities, we intend to seek strategically and financially attractive acquisition targets that provide us with new capabilities. We have significant internal resources dedicated to tracking potential acquisition prospects which are formally reviewed by senior management on a regular basis. Since we are a stable parallel-import vehicle supplier with a wide network of contacts and have been involved in the industry for more than eight years, we believe we will be an acquirer of choice in our industry at attractive valuations.

Recent Development

To diversify our revenue, we launched our financial services in October 2022. Our target customers are small- and medium-sized traders in the global supply chain industry, primarily other suppliers of parallel-import vehicles, for whom we provide standardized short-term loans, typically lasting between three and six months. As a result of our growth, we understand the obstacles presented by insufficient funds. Additionally, we will provide financial services to other Chinese parallel-import car dealers so they are able to order vehicles in the U.S. for resale in China.

Our financial services are provided in the form of inventory financing, for which customers can use their cars as collateral, which will be stored in our warehouse or other locations designated by us. Based on our experience in the parallel-import vehicle dealership industry, we understand such financial services are in high demand. Since we have existing contacts with our peer companies and Chinese parallel-import car dealers who are interested in our financial services, we do not have to conduct extensive marketing to find new customers.

As an example of a typical transaction, under a vehicle pledge loan agreement entered into by and between Pacific, one of our subsidiaries, and a financial service customer (the “Financial Service Customer”), Pacific is obligated to lend the Financial Service Customer a certain amount of pledge loans for an initial term of 90 calendar days with a monthly interest rate of 1.2%. The value of pledge loans is typically determined as 90% of the MSRP of the collateral owned and provided by the Financial Service Customer, which is required to be stored in a warehouse designated by Pacific. The loan is guaranteed by the actual controllers of the Financial Service Customer, who have unlimited joint and several liability. The initial term of the loan will be extended automatically if the Financial Service Customer repays the loan before the initial loan term expires. For collateral over 90 calendar days, the Financial Service Customer is obligated to repay the loan and interest as soon as possible at an adjusted monthly interest rate of 1.5%, and Pacific reserves the right to sell or auction the collateral or claim the debt to guarantors in the event that the Financial Service Customer cannot pay off the debt and interest.

Corporate History and Structure

Cheetah Net was originally formed on August 9, 2016 under the laws of the State of North Carolina as a limited liability company known as Yuan Qiu Business Group LLC. On March 1, 2022, we filed articles of incorporation including articles of conversion with the Secretary of State of the State of North Carolina to convert from an LLC to a corporation, and changed our name to Cheetah Net Supply Chain Service Inc. Cheetah Net also conducts business under the marketing name of “Elite Motor Group.” As of the date of this prospectus, Cheetah Net holds 100% of the equity interests in the following entities:

●	(i) Allen-Boy International LLC (“Allen-Boy”), a limited liability company organized on August 31, 2016 under the laws of the State of Delaware, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Allen-Boy who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on January 1, 2017. Allen-Boy did not have any business activities until acquired by Cheetah Net;

●	(ii) Canaan International LLC (“Fairview”), a limited liability company organized on December 5, 2018 under the laws of the State of North Carolina, known as Fairview International Business Group, LLC before changing its name by filing articles of amendment on July 21, 2020. Fairview was acquired by Cheetah Net from Yiming Wang, a former employee of Cheetah Net, for a total consideration of $100 on January 1, 2019. Fairview did not have any business activities until acquired by Cheetah Net;

●	(iii) Canaan Limousine LLC (“Limousine”), a limited liability company organized on February 10, 2021 under the laws of the State of South Carolina, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Limousine who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on February 19, 2021. Limousine did not have any business activities until acquired by Cheetah Net;

●	(iv) Pacific Consulting LLC (“Pacific”), a limited liability company organized on January 17, 2019 under the laws of the State of New York, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Pacific who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on February 15, 2019. Pacific did not have any business activities until acquired by Cheetah Net;

●	(v) Entour Solutions LLC (“Entour”), a limited liability company organized on April 8, 2021 under the laws of the State of New York, which was acquired by Cheetah Net from Daihan Ding, the previous owner of Entour, and a current employee of Cheetah Net, for a total consideration of $100 on April 9, 2021. Entour did not have any business activities until acquired by Cheetah Net; and

●	(vi) Cheetah Net Logistics LLC (“Logistics”), a limited liability company organized on October 12, 2022 under the laws of the State of New York, whose previous sole member and owner, Hanzhang Li, a current employee of Cheetah, assigned all his membership interests in Logistics to Cheetah Net for a total consideration of $100 through a membership interest assignment agreement dated October 19, 2022.

The following diagram illustrates our corporate structure upon completion of this offering based on a proposed number of 1,250,000 shares of Class A common stock being offered, assuming no exercise of the underwriters’ over-allotment option.

Notes: The percentage of voting interest held by each of our stockholders is calculated on the basis that each holder of Class B common stock is entitled to 15 votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock.

(1)	Represents 8,250,000 shares of Class B common stock indirectly held by Huan Liu, the 100% owner of FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED, as of the date of this prospectus.

(2)	Represents an aggregate of 8,416,000 shares of Class A common stock held by seven stockholders of Cheetah Net, each one of which holds less than 5% of our voting ownership interests, as of the date of this prospectus.

For details of our principal stockholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Stockholders.”

Our Industry and Business Model

We generate revenue from the sales of parallel-import vehicles. In the PRC, parallel-import vehicles refer to those purchased directly by dealers from overseas markets and imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems. Models and prices of parallel-import vehicles vary from mid-range to high-end brands, with MSRPs typically not less than $40,000. Parallel-import cars are popular in China because they are relatively cheaper and offer a wider variety of models and versions with more customization possibilities than regular imported cars. Specifically, because parallel-import vehicles do not have to pass through multiple levels of distributors, such as China general distributors, regional distributors, and 4S stores, to reach their end consumers, they can be priced at least 10% to 15% lower than regular imported cars. Parallel-import cars are popular also because some overseas models cannot be produced and sold in China due to certain regulations concerning environmental protection and emission standards, and can only be introduced into the PRC market through parallel imports. As manufacturers frequently arbitrage markets, setting the price according to local market conditions so the same vehicle will have different prices in different territories, this enables parallel-import vehicle dealers to utilize a profit maximization strategy to drive profit from the industry. Currently, there are no U.S. federal or state laws, regulation, or rules on trade or export that prohibit the export of vehicles that will be parallel imported into foreign countries. Nonetheless, manufacturers and their distributors sometimes regard parallel-import vehicles as a competitor to their network of franchised dealerships, and thus may take measures to limit or reduce the opportunities for third parties, such as parallel-import vehicle dealers, to profit through leveraging the manufacturers’ different pricing strategies across the world. For example, they may add provisions in their sales agreements that restrict the export of the purchased automobiles, or they may build and update their Suspect Customer Database and monitor and limit the sales of automobiles to those suspect customers. See “Risk Factors—Operational Risks—Each of our purchasing agents can usually perform only a limited number of purchases before being recorded in the U.S. dealers’ Suspect Customer Database. To that end, we must maintain a sufficient number of purchasing agents for procurement, and if these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit and maintain a sufficient number of new purchasing agents to meet our purchasing demand, our business may be severely disrupted.”

Parallel-import vehicles in China are generally divided into three categories based on the original country of procurement, including the U.S. version, the Middle East version, and the European version. All of the cars we sell are of the U.S. version with MSRPs typically not less than $80,000. Generally, the suppliers of the U.S. version of parallel-import cars are unable to purchase large quantities of vehicles, so most of the industry's participants are small family businesses who purchase cars from local dealers and resell them to local dealers/exporters in the U.S. or to dealers/importers in China. For U.S. dealers of parallel-import vehicles, vehicle sourcing capabilities are critical.

In order to rein in prices of foreign luxury cars in the PRC market, which are typically higher than elsewhere in the world, the PRC government has issued policies to promote the development of the parallel-import car industry. Since the PRC government issued policies to promote the layout of parallel-import vehicle trials in October 2014, the parallel-import vehicle market began to grow. In 2016, the Ministry of Commerce of the PRC and other seven departments issued “Several Opinions on Promoting Pilot Parallel Import of Automobiles” to speed up the implementation of the pilot policy measures to promote parallel-import cars. China began piloting parallel imports of automobiles in February 2016, where the first cities to pilot parallel imports of cars were Shanghai, Tianjin, Fuzhou, Shenzhen, and Huangpu, followed by Chengdu, Xinjiang Uygur Autonomous Region, Dalian, and Ningbo. As a result of these government policies, more Chinese consumers have access to foreign premium cars, such as Porsche and Land Rover, which have spurred sales despite overall softening sales in the broader market. The market liberalization in 2016 was partly driven by the PRC government’s desire to break up monopolies, benefit consumers, and encourage more cooperation between suppliers and dealers in a fairer and more reasonable environment. In 2017, China's new “Measures for the Administration of Automobile Sales” (the “Measures”) were released. Article 36 of the Measures provides a regulatory basis for the parallel importation of automobiles. This document contributed to the rapid development of the parallel import model in China. The new regulation defines the supplier of imported cars as “the operator who imports cars from abroad,” and the authorization of the manufacturer is no longer required for importing cars. Under the traditional brand authorization model, the car manufacturer is in control of the product types and specifications of the imported cars. With the development of the parallel import model, however, a growing number of PRC end consumers choose to bypass the brand-authorized dealers in favor of non-authorized dealers for a variety of reasons such as price and special needs. The development of the parallel-import vehicle industry has since grown significantly. Furthermore, in 2019, the Ministry of Commerce of the PRC and six other departments issued the “Opinions on Further Promoting the Development of Parallel Import of Automobiles,” which emphasizes the need to (i) permit and support establishment of compliance and modification sites for parallel-import automobiles to ensure the automobiles meet the national standards; (ii) promote the normalization and institutionalization of the parallel import of automobiles; (iii) further improve trade facilitation for parallel-import automobiles; and (iv) further strengthen the supervision and accountability of parallel-import automobiles. In 2022, the Ministry of Commerce of the PRC and 16 other departments promulgated the “Circular on Several Measures for Invigorating Automobile Circulation and Promoting Automobile Consumption,” which provides that the PRC government will further promote the sustainable and healthy development of parallel import of automobiles by supporting the parallel import of automobiles in ports that permit automobile imports and improving the mandatory product certification and information disclosure system for parallel-import automobiles. Such regulations and policies are in compliance with U.S. laws on trade and exports.

Currently, we are primarily engaged in parallel-import vehicle dealership business, where we purchase automobiles from the U.S. market through our large team of professional purchasing agents, and resell them to our customers, including both U.S. and PRC parallel-import car dealers. We derive profits primarily from the price difference between our buying and selling prices for parallel-import vehicles. Our operating principle is to maximize sales margins rather than volume, so we mainly focus on luxury vehicle brands because of the strong purchasing power of the end consumers in the PRC and higher markups for pricing. This strategy allows us to maintain efficient operations and effective management by keeping the size and scope of our Company within reasonable limits.

Our Customers

We primarily serve two types of customers: (i) PRC customers and (ii) U.S. domestic customers. Specifically, our PRC customers refer to those Chinese automobile dealers/importers who intend to import automobiles into the PRC market as parallel-import vehicles. Our U.S. domestic customers are parallel-import car dealers/exporters based in the U.S., which are typically the branches or upstream suppliers of Chinese parallel-import vehicle car dealers, who often lack purchasing capabilities in the U.S. market and need to purchase vehicles from us to transport to their PRC branches or sell to their PRC customers. Our customers are willing to work with us because we are able to provide them with a large number of vehicles having a wide variety of models, thus greatly reducing the difficulty of collecting and managing vehicles for them. Our PRC and U.S. customers generated approximately 83.8% and 16.2% of our revenue, respectively, during the three months ended March 31, 2023, approximately 93.1% and 6.9% of our revenue, respectively, during the year ended December 31, 2022, and approximately 43.9% and 56.1% of our revenue, respectively, during the year ended December 31, 2021. We had a total of three, 17, and eight customers for the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, respectively. For the three months ended Marched 31, 2023, we have three customers, who accounted for 55.2%, 28.6% and 16.2% of our total revenue, respectively. In 2022, our three largest customers accounted for approximately 65% of our total revenue, while for the year ended December 31, 2021, our four largest customers accounted for 81.9% of our total revenue.

As an example of a typical transaction, under a sales contract entered into by and between our Company and a PRC customers, we are required to (i) load the designated automobiles on a vessel by the time of shipment specified in the contract at a U.S. port of loading; (ii) facilitate export customs clearance; (iii) provide the PRC customer with information about the designated automobiles, quantity, invoice amount, vessel name, and departure date, and provide a bill of lading, packaging list, commercial invoice, and other necessary documents; and (iv) ensure that the sold automobiles are brand new. Pursuant to the sales contract, the PRC customer (i) is responsible for import customs clearance and other relevant import issues; (ii) is required to bear all costs and risks once the designated automobiles arrive at the designated port of destination in the PRC; and (iii) is responsible for arranging payment as specified in the contract. In the event of any dispute, controversy, or claim arising out of or relating to such sales contracts, both parties agree (i) they will first try to resolve such disputes through friendly consultation; and that (ii) the validity, interpretation, and implementation of such contracts shall be governed by the laws of the State of North Carolina in the U.S.

Similarly, our U.S. customers enter into sales agreements for each automobile sold with us. According to a typical sales agreement entered into between our U.S. customers and our Company, we will (i) sell the designated automobile to the U.S. customer for the amount specified in the agreement and certify that all of the information provided therein is true and accurate to the best of our knowledge; (ii) deliver the automobile to the warehouse requested by the U.S. customer; and (iii) provide the automobile title within three weeks of the completion of the transaction. Meanwhile, the U.S. customer acknowledges that the automobile described therein is sold “as is” and that there is no guarantee or warranty either expressed or implied with respect to the automobile.

Our Suppliers

We do not have typical suppliers, because we purchase all of our automobiles via our team of professional purchasing agents from U.S. automobile dealers that have the designated automobile model in stock. The designated brands and models are usually luxury or mid- to high-end vehicles that are in high demand in the PRC market such as Mercedes GLS450, Mercedes G63, BMW X7, and Porsche Cayenne.

Our Professional Purchasing Agents

As of March 31, 2023, we worked with 368 independent contractors as our professional purchasing agents, responsible for purchasing designated models of vehicles using the knowledge and negotiating skills they have acquired from our training. We have developed a standardized system of recruiting, training, and managing professional purchasing agents. Specifically, we post job listings on various job platforms to attract qualified potential candidates, and assign received resumes to our full-time procurement specialists, who will schedule interviews by telephone or in person. A second interview will be conducted by a procurement manager and/or human resources manager to further review the candidate’s background and qualifications. Upon reviewing the applicant’s experience in the industry, knowledge of our Company, and other qualifications, we will determine whether a candidate is a good fit. In addition, we have designed and developed our own referral program that incentivizes our existing agents to utilize their network to attract additional qualified agents and thus further expand our purchasing agent base. In particular, we encourage our purchasing agents to introduce such positions to their connections and forward their resumes or contact information to our Company if consent is granted. The candidates so referred, if retained, will receive our training and start working as purchasing agents, and the referral agent will earn a $200 commission for each deal the referred agents close. There is no limit or cap on how many referrals can be made in our referral program. In the referral program, existing agents act as mentors to new agents by providing them with initial training and helping them become familiar with our Company.

Since most of the purchasing agents have other part-time employment, training sessions are provided to accommodate their schedules. In a training session, our procurement specialists outline the details, such as models with specifications, buying procedures, commission structure, and agent conduct when visiting a dealership. The agents are trained continuously after each deal is completed to improve their skills and knowledge. To determine whether a new purchasing agent has been fully trained and understands well his or her responsibilities, workflow, and company procedures and policies, a procurement manager will schedule an assessment test or call with the new agent before the agent places his or her first order with a dealership. We manage our purchasing agents through a variety of communication tools including texts, phone calls, emails, and zoom meetings. Each purchasing agent is assigned to a procurement specialist in charge, who leads and trains a group of agents. Depending on the agent’s schedule, the procurement specialists in charge are in direct communication with their agents on a weekly basis for updates on active deals, leads for new potential deals, and scheduling vehicle pick-ups.

As each of our purchasing agents may only be able to perform a limited number of purchases before being recorded in the U.S. dealers’ Suspect Customer Database, we may encounter difficulty maintaining a sufficient number of purchasing agents to meet our purchasing demand. See “Risk Factors—Operational Risks—Each of our purchasing agents can usually perform only a limited number of purchases before being recorded in the U.S. dealers’ Suspect Customer Database. To that end, we must maintain a sufficient number of purchasing agents for procurement, and if these purchasing agents are unable or unwilling to continue in their present positions, or if we fail to recruit and maintain a sufficient number of new purchasing agents to meet our purchasing demand, our business may be severely disrupted.” We are especially challenged by a potentially high turnover rate of purchasing agents. All purchasing agents work part-time and are paid on a commission basis. Consequently, they may quit their jobs anytime without prior notice. However, our newly established referral program helps us maintain sufficient purchasing agents by offering incentives to existing agents in the form of a referral commission on each successfully concluded transaction completed by a new agent whom they referred to us. As a result, agents are more motivated to work and stay with our Company.

In accordance with a typical independent contractor agreement entered between a professional purchasing agent and our Company, the purchasing agent agrees to (i) acquire the automobile identified by our Company and promptly transfer possession of the automobile to us; (ii) diligently execute all documents related to the transfer of title and delivery of the automobile; (iii) deliver the automobile without any physical damage, including all purchasing documents, user manuals, window sticker, keys, spare tires, and interior carpets; and (iv) acknowledge that the automobile is at all times the sole property of our Company insofar as we fulfill our obligation to fund all related costs of purchasing the automobile and to pay/reimburse all fees owed pursuant to the independent contractor agreement. Pursuant to the independent contractor agreement, we are required to pay the purchasing agent a service fee calculated according to an agreed-upon payment structure specified in the agreement, which includes (i) a base fee ranging from $500 to $2,000, depending on the model of the purchased automobile, and (ii) an incentive bonus that amounts to 25% of any further discount achieved by the purchasing agent beyond the pre-determined benchmark discount required for the purchased automobile. Such agreement also includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company.

Brands We Supply

The brands of automobiles we have procured include Mercedes, BMW, Porsche, Lexus, Bentley, and Toyota.

The following table sets forth a breakdown of brands purchased during the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021.

Brands/Models:	Number of Automobiles Purchased During the Three Months Ended March 31, 2023	Percentages of Total Purchase During the Three Months Ended March 31, 2023	Number of Automobiles Purchased During the Year Ended December 31, 2022	Percentages of Total Purchase During the Year Ended December 31, 2022	Number of Automobiles Purchased During the Year Ended December 31, 2021	Percentages of Total Purchase During the Year Ended December 31, 2021
Luxury Brands
Mercedes Benz GLS450	50	55.6%	153	43.0%	298	57.1%
Mercedes Benz S500	-	-	16	4.5%	39	7.4%
Mercedes Benz G63	-	-	4	1.1%	11	2.1%
Mercedes Benz G550	-	-	7	2.0%	5	1.0%
Mercedes Benz GLS600	11	12.2%	1	0.3%	9	1.7%
BMW X7	-	-	28	7.9%	115	22.1%
Porsche Cayenne	-	-	15	4.2%	41	7.8%
Lexus LX600	13	14.5%	83	23.3%	3	0.6%
Bentley	-	-	2	0.6%	1	0.2%
Land Rover Range Rover	4	4.4%	10	2.8%	-	-%
Ram 1500 TRX	1	1.1%	20	5.6%	-	-%
Toyota Sequoia	11	12.2%	14	3.9%	-	-%
Subtotal	90	100%	353	99.2%	522	100%
Mid- to High-End Brands
Sprinter	-	-	3	0.8%	-
Subtotal	-	-		0%	0	0%
Total	90	100%	356	100%	522	100%

Services and Operational Flow

Procurement

We make procurement decisions based on our extensive experience and insight into the PRC parallel-import vehicle industry. In order to avoid overstocking or understocking inventory, we must forecast inventory needs and expenses through meticulous market analysis and weekly sales department meetings. Specifically, our management estimates, based on the data from the General Administration of Customs of China, that approximately 20,000 parallel-import cars have been exported annually from the U.S. to China in recent years, most of which are of low-end and mid-range brands. Our founding team understands the factors driving the growth of the luxury-car segment in China and the desires of the Chinese consumer. In addition, we have some close business partners in China who are parallel-import car traders or dealers, including some of our PRC customers and some third parties or potential customers. They provide us with timely information on the PRC market and often offer us more favorable terms of settlement. To develop our sales strategy and support our procurement department's purchasing plans, the sales department meets weekly with our procurement department to discuss the latest market needs and dynamics, including sales prices, brand composition, and inventory changes. Nonetheless, in the event that we overstock or understock our inventory, our business, financial condition, and results of operations may be adversely harmed. See “Rick Factors—Operational Risks—We may not be able to manage our inventories effectively, which may affect our operations and financial results.”

We primarily procure automobiles through our team of professional purchasing agents, who serve as independent contractors, from U.S. automobile dealers that have the designated automobile model in stock. As of March 31, 2023 and December 31, 2022 and 2021, we worked with approximately 368, 342, and 300 professional purchasing agents, respectively. Mr. Walter Folker, who currently serves as our Vice President of Procurement, manages a team of two full-time procurement managers, who in turn supervise eight full-time procurement specialists, as of December 16, 2022. Those full-time procurement specialists are responsible for training our purchasing agents and providing them with timely phone coaching and on-site support. Due to our standardized recruitment, training, and management of professional purchasing agents, we believe our efficient procurement management and organizational skills set us apart from other competitors in the industry. See “—Our Professional Purchasing Agents.” Our purchasing agents negotiate the best price for our designated automobile models using the knowledge and negotiating skills they received from our training. We decide which automobiles to purchase primarily based on the demand for specific automobile models in the PRC market and their availability in the U.S. market. We regularly issue instructions about the brands and models of vehicles to be purchased, as well as the maximum acceptable prices and pick-up time limits. Professional purchasing agents can visit dealerships across the U.S. for quotes based on their schedules and convenience, and provide us with the price information they obtain. We then select the lowest prices for models in demand and assist those purchasing agents who provide such quotes in completing the purchases. Once the purchases are completed, the purchasing agents sell automobiles to our Company at their purchase prices and charge us a service fee per automobile based on the model of the vehicle and the discount they obtained from the automobile dealers. See “—Our Professional Purchasing Agents.” A purchasing agent usually pays the deposit to automobile dealers using a Company-issued credit and pays the remaining balance via bank cashier check from our Company's bank account. The purchasing agents may occasionally advance funds to the automobile dealers, which will be reimbursed once they provide a receipt and other required documents. In addition, we will fund any other costs, fees, and taxes incurred by purchasing agents related to the purchase and transfer of automobiles. Once the purchasing agents receive the titles of the purchased automobiles from the Department of Motor Vehicles, they immediately sign the titles over to Cheetah Net. Automobiles purchased from U.S. automobile dealers are picked up by our purchasing agents and delivered to us at a designated warehouse or other agreed delivery location.

Below is a diagram showing the procurement process:

The following chart demonstrates the number of the vehicles we acquired each year since 2016. We are able to support an annual purchase volume of 500 to 600 cars with our current team size and working capital reserves. In the future, if our client base expands, we may adjust our brands of luxury cars. This could result in more cars to be acquired, with a higher or lower average purchase price per vehicle than the current level. Nevertheless, we will primarily focus on vehicles with MSRPs between $80,000 and $300,000.

Note: Year 2020 was affected by the COVID-19 pandemic and China’s Implementation of National VI Standards.

We actively monitor our automobile inventory as part of our inventory management process. It is our policy to keep our inventory levels as low as possible while maintaining reasonable levels. The balance of our inventory as of March 31, 2023 and December 31, 2022 and 2021 accounted for approximately 64.8%, 41.2%, and 90.7% of our total current assets, respectively. The automobiles are stored in our warehouses until they are shipped to China or delivered to our U.S. customers.

Financing for Procurement

Our business requires a large amount of capital. To maintain our liquidity, we sometimes use the following financing instruments for procurement, including inventory financing and LC financing:

●	Inventory Financing: In order to improve our liquidity and retain more cash to buy new cars, we may borrow short-term loans from time to time against the vehicles we purchased (namely, our inventory) as collateral. We incur interest expense on such inventory financing, provided by funding companies, which are usually small lenders, generally at a rate of 1.35% to 1.80% per month. In most cases, we first look for inventory financing from a lender who understands our business and the luxury car market, and then negotiate the loan terms with them. Different lenders and funding companies charge different interest rates, fees, and repayment terms for inventory financing. Generally, we receive approximately 70% of the MSRP value of a car if we pledge it in a lender's warehouse and apply for financing. Interest expense is calculated based on the agreed interest rate and the actual number of days borrowed. We generally need to clear all loans prior to customs clearance to further deliver cars to our PRC customers. For the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, our interest expenses accrued through inventory financing were approximately $98,600, $750,000, and $440,000, respectively.

●	LC Financing: To increase our liquidity, we finance our operations from time to time through short-term loans using letters of credit, typically received from our international customers in overseas sales of parallel-import vehicles, as collateral. Generally, we receive approximately 90% or more of the LC amount with a monthly interest rate of 1.25% or higher. For the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, our interest expenses accrued through LC financing were approximately $330,000, $1,670,000, and $520,000, respectively.

Sales and Services

We sell our automobile inventories to our U.S. customers (parallel-import vehicle exporters based in the U.S.) or PRC customers (Chinese parallel-import car dealers who purchase cars from us and import them into the PRC to resell them to other dealers or end consumers). A specific vehicle model’s pricing and profitability vary based on the market demand and supply for that model. We set our selling prices based on multiple factors, including the price of the same model sold by authorized dealers in China, normal commercial terms, market pricing adjustments, customer payment methods, operational efficiency of our Company, and anticipated workload for trading activities. The selling price is finalized as the MSRP plus service fees, which are determined upon comprehensive consideration of the overall market adjustments for vehicles as well as the customer’s payment method. For example, for the year ended December 31, 2022, the total selling price for customers using letters of credit as payment method ranged from 110% to 130% of the MSRP plus a market adjustment of up to $75,000, while the total selling price for customers using telegraphic transfer (wire transfer) as the payment method was the MSRP plus an adjustment price ranging from $9,820 to $102,900 as determined on a case-by-case basis. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, the sales price of our vehicles ranged between $77,230 and $284,300.

The following table sets forth the breakdown of our sales revenue by brands and models during the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021.

Brands/Models:	Sales Revenue During the Three Months Ended March 31, 2023	Revenue Share of Total Sales for the Three Months Ended March 31, 2023	Sales Revenue During the Year Ended December 31, 2022	Revenue Share of Total Sales for the Year Ended December 31, 2022	Sales Revenue During the Year Ended December 31, 2021	Revenue Share of Total Sales for the Year Ended December 31, 2021
Luxury Brands
Mercedes Benz GLS450	$2,876,834	28.2%	$21,690,333	39.3%	$24,497,644	62.5%
Mercedes Benz S500	$-	-	$6,976,494	12.6%	$546,050	1.4%
Mercedes Benz G63	$-	-	$1,917,066	3.5%	$2,590,230	6.6%
Mercedes Benz G550	$-	-	$1,538,944	2.8%	$647,113	1.6%
Mercedes Benz GLS600	$703,202	6.9%	$273,603	0.5%	$1,909,816	4.9%
BMW X7	$480,210	4.7%	$6,426,881	11.6%	$6,139,796	15.7%
Porsche Cayenne	$-	-	$2,405,244	4.4%	$2,660,824	6.8%
Bentley	$-	-	$537,448	1.0%	$212,563	0.5%
Lexus LX570		$-	$318,503	0.6%	$-	-
Lexus LX 600	$1,709,723	16.7%	$10,962,014	19.9%	$-	0%
Land Rover Range Rover	$1,115,189	10.9%	$800,931	1.4%	$-	0%
Ram 1500 RTX	$1,698,061	16.6%	$864,644	1.6%	$-	0%
Toyota Sequoia	$1,631,222	16.0%	$202,383	0.4%	-	0%
Subtotal	$10,214,442	100%	$54,914,488	99.6%	$39,204,036	100%
Mid- to High-End Brands
Sprinter	$-	-	$238,847	0.4%	$0	0%
Subtotal		$-	$238,847	$0.4%	$0	0%
Total	$10,214,442	100%	$55,153,335	100%	$39,204,036	100%

Typically, we enter into sales contracts with our PRC and U.S. customers. See “—Our Customers.” Our U.S. customers usually pay the full amount to us within two days before or after the automobile is delivered to the appointed warehouse. In most cases, our PRC customers make their payments one or two weeks after we arrange for a freight forwarding company to load the automobile and provide them with the ocean bill of lading and other related documents.

Fulfillment and U.S. Customs Clearance

For our domestic sales, we deliver the purchased vehicles to U.S. customers or their designated warehouses, and provide the original copy of the title to them within the agreed timeframe. Our U.S. customers are responsible for export and cross-border transportation matters on their own after purchasing automobiles. In this case, we bear the risk of damage and loss before delivering the automobile to the warehouse designated by the U.S. customer.

For our PRC customers, it is our responsibility to arrange for the ocean freight forwarder to load the automobile to be shipped and provide them with the ocean bill of lading and related documents. As such, we bear the risk of damage and loss prior to arranging for the shipping of automobiles by third-party logistics service providers, but these risks pass to our PRC customers once the automobile is dispatched on board. Our PRC customers, namely, Chinese parallel-import car dealers, will be responsible for after-sale services for the end consumers of those parallel-import vehicles. Prior to shipping the automobiles, we generally require PRC customers to make the majority of the amount owed (typically the MSRP amount) upfront via a letter of credit, where the release of payment is contingent upon our submission of a bill of lading and other required documents to the issuing bank underlying the letter of credit for its review. Once we confirm receipt of the letter of credit, we will settle the loan (if any) and arrange for customs clearance and shipping by third-party logistics service providers. In the event that all customs clearance procedures have been completed with all forms filled out and accepted by U.S. Customs and Border Protection (“Customs”), we will ship the automobiles and provide the issuing bank with the bill of landing and related documents for its review. Upon completion of the review, the issuing bank releases payment to us, and the bill of landing and related documents to PRC customers, which are necessary to obtain the automobiles from the freight forwarder. We cooperate with third-party logistics service providers whose primary responsibility is to provide cross-border logistics services, typically by sea, for the delivery of our automobiles to our PRC customers. We also plan to offer self-operated warehousing and logistics services following our initial public offering. With our self-operated logistics system, we expect to create synergy by combining parallel-import vehicles and logistics services to reduce costs and increase profits.

Technology and Intellectual Property

The success of our business depends on our proprietary technologies. We have developed an information technology system, the OA System, to track our order status and monitor our business workflow. The OA system facilitates the storage, exchange, and management of order data, thereby increasing our productivity and efficiency. Currently, the OA System has four main modules: Dashboard, Resume, Orders, and Pick-Up.

●	Dashboard. The Dashboard module is designed for publishing company policies, operational guidelines, and vehicle specifications. Additionally, it can display the daily numbers of new orders so that employees can keep track of trends over time.

●	Resume. The Human Resources Department of our Company selects resumes from job posting platforms and uploads them to the OA System with scores based on company resume scoring instructions. The scored resumes are assigned to our procurement specialists daily for the purpose of hiring talent purchasing agents on a continuous basis.

●	Orders. Once the purchasing agents have placed orders with U.S. automobile dealers, our procurement specialist creates a new order in this module and uploads the required documents for back office review. The back office carefully reviews the information and documents and makes notes or comments when further information is needed. As soon as the back office collects and confirms all required information and documents, it will approve or cancel the order in accordance with our order review policy.

●	Pick-Up. When an approved order is ready for pick-up, procurement specialists submit a Pick-Up Form and upload additional or updated information and documents under this module for final review by the back office. It is the responsibility of the back office to finalize the cost and specifications before approving the order and preparing for pick-up. After the vehicle has been successfully picked up, its relevant information is moved to the next module, Logistics, which is currently under construction.

We plan to improve the OA system by adding more modules, such as logistics and accounting, which are currently under development. We expect to register the software copyright for the OA system after the additional modules are installed.

As of the date of this prospectus, we have registered three domain names in the U.S., including (i) Cheetah-net.com, a domain name registered on August 17, 2022 and associated with the Cheetah Net website; (ii) Pacificconsultingusa.com, a domain name registered on January 7, 2019 and associated with the Pacific Consulting LLC website; and (iii) Allen-boy.com, a domain name registered on December 5, 2018 and currently not in use. The information on, or that can be accessed through, the above websites is not part of this prospectus.

Competition

The automobile dealership industry in the U.S. is highly competitive and rapidly evolving, with many new companies constantly entering the market. We are committed to the niche market of selling automobiles to U.S. and PRC parallel-import vehicle dealers. We compete with other U.S. companies that sell parallel-import vehicles sourced in the U.S. to be sold in the PRC market. Our ability to compete effectively in the parallel-import vehicle dealership industry depends upon many factors, including our experience and in-depth insight into the industry, as well as the ability to provide vehicles in large quantities to Chinese parallel-import car dealers on a recurring basis. Generally, we do not have major competitors, because most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S., and thus cannot guarantee recurring large supplies. With a large purchasing agent team responsible for our procurement, we have become a stable supplier for Chinese parallel-import car dealers. Accordingly, we believe we are well-positioned to effectively compete in the parallel-import vehicles dealership industry. It is possible, however, that some of our current or future competitors may have a greater brand recognition, or more financial, technical, or marketing resources. We may lose clients if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. For a discussion of risks relating to competition, see “Risk Factors—Economic, Political, and Market Risks—We are in the relatively competitive parallel-import vehicle dealership industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.”

Employees

As of March 31, 2023 and December 31, 2022 and 2021, we had 22, 20, and 23 full-time employees, respectively. The following table sets forth the number of our full-time employees as of March 31, 2023:

Function:	Number
Procurement	13
Customer Services and Operations	3
Sales and Marketing	3
General and Administration	3
Total	22

Our employment contracts with full-time employees include a confidentiality clause.

In addition to our full-time employees, we were working with 368, 342, and 300 independent contractors as of March 31, 2023 and December 31, 2022 and 2021. These independent contractors serve as our professional purchasing agents, primarily responsible for visiting the U.S. automobile dealers and negotiating the best price to purchase vehicles.

We believe that we maintain a good working relationship with our employees and our independent contractors, and we have not experienced material labor disputes in the past. None of our employees is represented by labor unions.

Governmental Regulations

Automotive Dealing and Other Laws and Regulations

We operate in the highly regulated automobile dealership and commercial lending industries. A number of U.S. federal, state, and local laws and regulations affect our business. Numerous laws and regulations govern our business, including those relating to our sales, operations, financing, insurance, advertising, transportation of vehicles, and employment practices. The regulatory bodies that regulate our business include the Consumer Financial Protection Bureau, the Federal Trade Commission, the United States Department of Transportation, the Occupational Safety and Health Administration, the Department of Justice, the Federal Communications Commission, various state dealer licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. We are subject to compliance audits of our operations by many of these authorities. For example, the Federal Trade Commission has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products and the collection, storage and use of consumer personal information.

Currently, we have a dealer license in North Carolina under Allen-Boy International LLC, which allows us to sell vehicles nationwide and export them worldwide. As we expand to other states, we may be subject to applicable vehicle dealer licensing laws in those states. Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees, or maximum amounts financed. All domestic vehicle sale transactions and applicable retail installment financings are conducted under our dealer licenses. As we expand to other states, we may be required to obtain additional finance licenses or other licenses, and we may not be able to obtain such licenses within the time frame we expect or at all. We may also be subject to certain states’ laws related to titling and registration and wholesale vehicle sales. These laws can vary from state to state. The applicability of these regulatory and legal compliance obligations to our business depends on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them, and we may face regulatory action if regulators believe that we are not in compliance with such obligations. In addition to these laws and regulations that apply specifically to the sale and financing of vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We may also be subject to laws and regulations involving taxes, tariffs, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, and information-reporting requirements, as well as privacy laws, anti-money laundering laws, and federal and state wage-hour, anti-discrimination, and other employment practices laws. For example, under the Immigration and Nationality Act, a foreign national is eligible for employment authorization in the U.S. only with an employment-related green card (permanent residency), an exchange visitor work and study visa, or a temporary (non-immigrant) worker visa, such as an H-1B visa. In particular, the H-1B visa is a nonimmigrant work visa that allows U.S. employers to hire foreign workers for specialty jobs that require a bachelor’s degree or equivalent. H-1B status can be granted initially for up to three years, and can be extended for another three years. H1B holders who reach that six-year maximum must leave the U.S. and remain outside for at least one year before being eligible for a new six years of H1B. As of March 31, 2023, we had 22 full-time employees, including eight foreign employees who do not have permanent work permits in the U.S. and currently work under H-1B visas or student visas. Upon completion of this offering, we are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules.

Automobile Exportation Laws and Regulations

The exportation aspect of our business is subject to the Code of Federal Regulation’s requirements for exportation under 19 CFR § 192.2 and the inspection of Customs. We may be required to present to Customs, at the port of exportation, both the vehicle and the documentation describing the vehicle, including the vehicle identification number (the “VIN”) or the product identification number at least 72 hours prior to export for Customs to determine the authenticity of the documents. Specifically, for exportation of U.S.-titled vehicles, we are required to provide to Customs the vehicle’s original certificate of title. If the vehicle to be exported is leased or has recorded liens in the U.S., separate writing from the third-party-in-interest is also required, which expressly provides that the vehicle may be exported and contains a complete description of the vehicle (including the VIN and the name and contact of the owner or lienholder) and the original signatures.

Regulations Affecting Our Financial Services

We are affected by laws and regulations that apply to commercial lending. This includes a range of laws, regulations, and standards that address information security, data protection, privacy, licensing, and interest rates, among other things.

Federal Lending Regulations

We are a commercial lender and as such there are federal laws and regulations that affect our lending operations. These laws include, among others, portions of the Dodd Frank Act, Anti-Money Laundering requirements (Bank Secrecy Act and USA PATRIOT Act), Equal Credit Opportunity Act, Fair Credit Reporting Act, Privacy Regulations (Right to Financial Privacy Act), Telephone Consumer Protection Act, and requirements relating to unfair, deceptive, or abusive acts or practices.

State Lending Regulations

•	Interest Rate Regulations. Although the federal government does not regulate the maximum interest rates that may be charged on commercial loan transactions, some states have enacted commercial rate laws specifying the maximum legal interest rate at which loans can be made in the state. We currently originate commercial loans and provide our financial services under the laws of New York. New York Usury Law stipulates two maximum interest rates: 16% per year for civil usury and 25% per year for criminal usury. In other words, borrowers can sue to invalidate a loan or plead usury as a defense to a nonpayment action to loans charging rates above 16% per year. Additionally, lenders who charge interest over 25% per year may be subject to criminal liability. However, loans under $2,500,000 to incorporated entities, such as corporations, limited liability companies, and the like, are typically exempt from the 16% civil usury cap, but are subject to the 25% criminal cap. Accordingly, loans made to those entities can include interest rates up to 25%. In addition, all loans, whether to business entities or to individuals, in a principal amount over $2.5 million are exempt from both the criminal and the civil limits.

•	Licensing Requirements. Our loans are governed by New York law. Under Article 9 of the New York Banking Law, a person or entity is required to obtain a license in order to engage in the business of making loans in the principal amount of $50,000 or less for business and commercial loans with an interest rate of over 16% per year. As the business and commercial loans in our financial services do not have a principal of $50,000 or less with an interest rate of over 16% per year, we are currently not required to obtain such a license. New York Commercial Finance Disclosure Law also requires commercial finance providers to give standardized consumer disclosures to borrowers in connection with financings in an amount less than or equal to $2,500,000. See “Risk Factors—Operational Risks—We are subject to various risks associated with commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.”

Facilities

Our principal executive offices are located at 6201 Fairview Road, Suite 225, Charlotte, North Carolina, where we lease office space from an independent third party, GT Real Estate USA, LLC, with an area of approximately 2,514 square feet, with a lease term from December 1, 2020 to December 31, 2023 and a monthly rent of approximately $6,354. These offices are used as our corporate headquarter for general business operations and administrative functions.

Allen-Boy, one of our subsidiaries, leases office space for business operations in Charlotte, North Carolina, from an independent third party, Sounder Properties Inc., with an area of approximately 225 square feet, a lease term from October 1, 2022 to September 30, 2023, and a monthly rent of $465. This office is the address for our dealer license.

Pacific, one of our subsidiaries, leases an office in New York City, New York, from an independent third party, Executive Workspace LLC, with an area of approximately 1,692 square feet, a lease term from June August 1, 2021 to July 31, 2023, and a monthly rent of approximately $11,174. This office is used for business operations for employees based in New York.

Currently, we do not operate our own warehousing facilities and engage two independent third-party providers for vehicle storage and logistics services. Specifically, we entered into a warehousing service agreement, on March 1, 2019, with HAITIAN LOGISTICS INC., which operates warehouses at 180 Poinier Street, Newark, NJ 07114 and 3930 E Earlstone St, Ontario, CA 91761 for the provision of warehousing and logistics services to our Company. The agreement has no term and may be terminated by either party upon a 30-day prior notice in writing. In addition, we entered into a warehousing and logistics service agreement, on February 7, 2023, with US FREIGHT STATION LLC, which operates a warehouse at 765 York Street, Elizabeth, NJ 07201, for the provision of vehicle inspection, warehousing, and logistics services. The agreement has no fixed term and may be terminated by either party upon a 15-day prior written notice to the other party.

We believe that the offices that we currently lease are adequate to meet our needs for the foreseeable future.

Insurance

We maintain workers compensation and employers liability insurance for our directors, senior management, and full-time employees in the North Carolina and New York offices. In addition, we maintain property and liability insurance for our North Carolina headquarters, and liability and disability insurance for our New York office. Allen-Boy maintains the bond and dealer license insurance. We also maintain vehicle insurance for each automobile we procure, which typically lasts one to two months and is cancelled upon receipt of its inspection report and vehicle title. We do not maintain directors and officers liability insurance, business interruption insurance, or general third-party liability insurance. We believe the insurance coverage we maintain is in line with industry norms.

Seasonality

Although our business is not considered seasonal, we may experience fluctuations in sales due to seasonal patterns in the behavior of the end consumers of parallel-import vehicles in the PRC. We typically record a relatively higher sale volume in the third quarter due to it being the busy season for vehicle sales. However, we cannot assure you that our sales will always be higher in the third quarter of every fiscal year. Our results of operations may fluctuate from period to period for a variety of reasons. Therefore, comparisons of sales and operating results between different periods within a single financial year, or between the same periods in different financial years, may not be meaningful and should not be relied upon as indicators of our performance.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to violation of restrictions on export, intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

Name	Age	Position(s)
Huan Liu	41	Chief Executive Officer, Director, and Chairman of the Board of Directors
Robert Cook	68	Chief Financial Officer
Xianggeng Huang	58	Director Appointee*
Adam Eilenberg	66	Independent Director Appointee*
Vladimir Gavrilovic	43	Independent Director Appointee*
Catherine Chen	47	Independent Director Appointee*
Walter Folker	66	Vice President of Procurement

*	Xianggeng Huang, Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen have accepted appointments to be our directors, effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers, directors, and director appointees:

Mr. Huan Liu has served as our Chief Executive Officer and our Chairman of the Board of Directors since August 2016, and he has extensive experience in real estate, private equity, and car imports and exports. As the founder and CEO of Cheetah Net, Mr. Liu has been responsible for the management of day-to-day operations and high-level strategizing and business planning, as well as implementing proposed plans and evaluating the success of our Company in achieving its objectives. From 2014 to 2015, Mr. Liu served as the chief executive officer at Beijing Xinyongjia Technology Co., where he was responsible for identifying opportunities for expansion and analyzing operations to identify areas in need of reorganization. From 2012 to 2013, Mr. Liu served as the senior investment manager at Beijing Wanze Investment Management Co. Ltd., and was responsible for developing and implementing risk-based asset allocation models and performance analytics. Mr. Liu received his master’s degree in Finance from the International Business School at Brandeis University in 2012, and his bachelor’s degree in Finance and Law from Harbin Engineer University in 2005.

Mr. Robert Cook has served as our Chief Financial Officer since October 2022. He has extensive experience in corporate finance, SEC reporting, public accounting, investor relations, and corporate administration including management of internal controls. Mr. Cook is the founder and principal of RWC Consulting, LLC, a financial consulting company established in December 2016, where he is responsible for advising management and boards of directors of public and private companies on pre- and post-IPO financing opportunities. From June 2020 until April 2021, Mr. Cook served as the chief financial officer and corporate secretary of RenovaCare, Inc. (OTC: RCAR), where he was responsible for all financial functions, investor and public relations, and corporate administration including his duties as corporate secretary, From February 2017 to February 2020, Mr. Cook served as the chief financial officer at CorMedix Inc. (Nasdaq: CRMD) and was in charge of the company’s overall financial management, investor and public relations, and business development. From January 2016 to June 2016, Mr. Cook served as the chief financial officer at BioBlast Pharma Ltd. (Nasdaq: ORPN), where he was responsible for all financial functions, investor relations, and corporate administration. Mr. Cook also served as the chief financial officer at several other Nasdaq-listed companies, including Strata Skin Science Inc. (Nasdaq: SSKN) from April 2014 to January 2016, Immune Pharmaceuticals Inc. (Nasdaq: IMNP) from August 2013 to April 2014 and its predecessor EpiCept Corporation from April 2004 until August 2013, including one year as the company’s interim chief executive officer, and Pharmos Corporation (Nasdaq: PARS) from December 1997 to April 2004, respectively. Mr. Cook received his bachelor’s degree in International Finance from Kogod School of Business of the American University in 1977.

Mr. Xianggeng Huang will serve as our director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part. From 2003 to 2022, Mr. Huang served as the chairman of the board of directors of Fuzhou Yisheng Mechanical and Electrical Equipment Co., Ltd., where he was responsible for running the board of directors, consulting the executives on issues, challenges, and opportunities facing the company, and high-level strategizing and business planning. From 1999 to 2002, Mr. Huang served as a general manager of the Fujian branch of Kone Elevator Co., Ltd., a Finish elevator manufacturer. From 1997 to 1999, he served as a major project manager at Otis Elevator China Co., Ltd. Mr. Huang received his bachelor’s degree in Automated Machinery from Nanjing University of Science and Technology in 1984.

Mr. Adam Eilenberg will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part. Adam Eilenberg is the founding partner of Eilenberg & Krause LLP, a New York law firm specializing in corporate and securities law. Mr. Eilenberg has practiced law since 1980, representing numerous growth companies, angel and institutional investors, and financial intermediaries in the life sciences, technology, software, and food service industries. Mr. Eilenberg has extensive experience in transactions involving the acquisition, transfer, or licensing of technology and intellectual property and in acquisition and liquidity event transactions and related financings, including initial public offerings. His practice also includes representing seasoned public companies in securities compliance and board governance matters. Mr. Eilenberg has represented numerous clients from the PRC and from Israel in complex international transactions. Mr. Eilenberg received his Juris Doctor degree in 1980 from Harvard Law School, where he served as an editor of the Harvard Law Review. He also studied at the London School of Economics and received his bachelor’s degree in History and Economics from Hamilton College in 1977.

Mr. Vladimir Gavrilovic will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part, and he has extensive experience in global trade, foreign exchange markets, liquidity conditions, algorithmic trading technologies, and regulatory framework worldwide. Mr. Gavrilovic is the founder and chief executive officer of Royal Tobacco Corporation LLC, a tobacco company he established in October 2019, where he has created and promoted a luxury cigar brand “Baron of Havana,” and has led the company to become a disruptor in the cigar market, offering customers the option of customizing the packaging and the content of each cigar box. Since September 2021, he has also established and served as the chief executive officer at Information Advantage LLC, a data analytics company where he led a team of engineers specialized in social data harnessing, cloud computing, and artificial intelligence to collect, analyze, and predict the trading behavior of retail investors using forecasting data analytics techniques. From July 2017 to April 2022, Mr. Gavrilovic served as an FX trader at Société Générale S.A. and was responsible for running FX sales and trading, and for supporting large and medium-sized corporations with their cross-border economic activity by providing foreign currencies. Mr. Gavrilovic received his MBA degree from Yale University in 2017 and his bachelor’s degree in Economics from Rutgers University in 2007.

Ms. Catherine Chen will serve as our independent director starting immediately prior to the effectiveness of our registration statement of which this prospectus is a part, and she has extensive experience in sales and marketing. Since January 2015, Ms. Chen has served as an investment director at Xiamen Chenshen Investment Co., Ltd., and has been responsible for the development and execution of financial investment strategies. From May 2009 to December 2015, she served as a marketing manager at Xiamen Jieou Automotive Electronics Co., Ltd., where she was responsible for brand promotion. From December 2005 to February 2009, Ms. Chen served as a marketing specialist at Dell (China) Co., Ltd., and was responsible for branding campaign planning. Ms. Chen received her associate degree in English from Xiamen City University in 2004.

Mr. Walter Folker has served as our Vice President of Procurement since March 2022, and is responsible for developing our procurement strategies and plans, as well as formulating and managing short- and long-term objectives. From November 2017 to March 2022, Mr. Folker served as an acquisition manager at Cheetah Net and was responsible for recruiting and managing our purchasing agents, and coordinating and overseeing our miscellaneous procurement support activities. From April 2012 to October 2017, Mr. Folker served as a sales associate at Hendrick Auto Group, where he was responsible for building and maintaining an extensive client portfolio as well as inspecting and appraising vehicles to make recommendations about trade-in values and competitive models. From November 2009 to January 2012, Mr. Folker served as a portfolio officer at Bank of America and was responsible for managing over 330 portfolios containing an average of two individual loan accounts ranging in value from $500 to $150,000. Mr. Folker received his bachelor’s degree in Forest Resources Management from the University of Montana in 1981, and his master’s degree in Internal Medicine from Oregon Health & Science University in 1998.

Family Relationships

There is no family relationship among any directors, executive officers, or persons nominated to become directors or executive officers.

Board Diversity

The composition of our board of directors currently includes three individuals who are diverse under the Nasdaq Listing Rule 5605(f) regarding board diversity, representing gender diversity of 20%, as presented in the below Board Diversity Matrix. Under Nasdaq Listing Rule 5605(f), directors who self-identify as (i) female, (ii) an underrepresented minority or (iii) LGBTQ+ are defined as being diverse. The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions:

Board Diversity Matrix (as of the Date of this Prospectus)

Total Number of Directors	5
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—

Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	2	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Controlled Company

Upon completion of this offering, Mr. Huan Liu, our Chief Executive Officer, is expected to beneficially and indirectly own approximately 92.75% of the aggregate voting power of our outstanding common stock shares and thus have the ability to determine all matters requiring approval by our stockholders. As a result, we may be deemed a “controlled company” within the meaning of the Nasdaq listing rules. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Leadership Structure and Risk Oversight

Currently, Mr. Huan Liu serves as our Chief Executive Officer and Chairman of the Board of Directors. The board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors.

Our board of directors actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The committees of the board of directors will assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee will assist the board of directors with its oversight of the Company’s major financial risk exposures. The compensation committee will assist the board of directors with its oversight of risks arising from the Company’s compensation policies and programs. The nominating and corporate governance committee will assist the board of directors with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire board of directors will continue to be regularly informed about the risks.

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen. Vladimir Gavrilovic will be the chairperson of our audit committee. We have determined that Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act. Our board has also determined that Vladimir Gavrilovic qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen. Vladimir Gavrilovic. Catherine Chen will be the chairperson of our compensation committee. We have determined that Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen. Vladimir Gavrilovic. Adam Eilenberg will be the chairperson of our nominating and corporate governance committee. We have determined that Adam Eilenberg, Vladimir Gavrilovic, and Catherine Chen will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is filed as Exhibit 14.1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth, for the years ended December 31, 2022 and 2021, the dollar value of all cash and noncash compensation earned by any person that was our principal executive officer (“PEO”) during the last fiscal year and the two most highly compensated individuals other than our PEO who were serving as executive officers during the last fiscal year.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plane Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Totals ($)
Huan Liu,	2022	72,000.00	-	-	-	-	-	-	72,000.00
CEO and Chairman of BOD	2021	71,999.76	1.44	-	-	-	-	-	72,001.20
Walter Folker,	2022	51,000.00	58,806.25	-	-	-	-	-	109,806.25
Vice President of Procurement	2021	45,984.72	78,164.44	-	-	-	-	-	124,149.16

Notes:

(1)	The second most highly compensated executive officer other than our PEO has a total compensation that does not exceed $100,000, and has therefore been omitted from this table.

(2)	Including the cost of health insurance coverage and benefits paid for by us for each named executive officer that is not reimbursed.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with Huan Liu, our Chief Executive Officer, Robert Cook, our Chief Financial Officer, and Walter Folker, our Vice President of Procurement. A summary of the terms of each of these executive offer letters is set forth below. Currently, the annual compensation of each of the executive officers is fixed by the board of directors. The named executive officers are also entitled to participate in the Company’s benefit plans, which such benefits are generally available to all full-time employees.

Executive Employment Agreement with Huan Liu

On March 1, 2022, we entered into an employment agreement with Huan Liu. Pursuant to his employment agreement, effective March 1, 2022, Mr. Liu will serve as the Chief Executive Officer of our Company for an employment term of three years, responsible for overseeing the operations of all divisions in our Company. As consideration for his services, Mr. Liu is entitled to a base salary of $72,000 and equity rewards depending on the annual performance of our Company. The agreement will automatically renew unless terminated by either party. The agreement may be terminated upon mutual written consent of Mr. Liu and our Company. At any time after 12 months from the effective date of the agreement, Mr. Liu may terminate the agreement (a) upon 30 days’ prior written notice to our Company or (b) immediately if Mr. Liu is subject to materially diminished duties or responsibilities. We may terminate the agreement (i) without prior notice and without further obligation for reasons of just cause, such as fraud, theft, conviction of a felony, improper or dishonest action, or significant acts of misconduct, on the part of Mr. Liu or any of his agents providing services to our Company, and (ii) without just cause upon 30 days’ written notice to Mr. Liu.

Executive Employment Agreement with Robert Cook

On October 26, 2022, we entered into an employment agreement with Robert Cook. Pursuant to his employment agreement, Mr. Cook will serve as the Chief Financial Officer of our Company, effective October 26, 2022, responsible for the Company’s overall financial management, tax compliance, and accounting related matters. As consideration for his services, Mr. Cook is entitled to (i) a salary based on an hourly rate of $200 per hour prior to the completion of this offering; and (ii) a base salary of $150,000 per year upon the successful completion of this offering, plus additional bonuses payable to Mr. Cook. This employee agreement is “at will,” namely, both Mr. Cook and the Company have the right to terminate his employment at any time for any reason. In the event that either party wishes to terminate Mr. Cook’s employment with the Company, the party initiating the termination shall provide the other party with two weeks' written notice in advance. Mr. Cook further agrees and acknowledges that any bonus payable to him will be made, if any, at the sole discretion of the Company.

Executive Employment Agreement with Walter Folker

On March 1, 2022, we entered into an employment agreement with Walter Folker. Pursuant to his employment agreement, effective March 1, 2022, Mr. Folker will serve as the Vice President of Procurement of our Company for an employment term of three years, responsible for developing organizational procurement strategies and plans as well as coordinating and overseeing our Company’s procurement. Pursuant to the agreement, Mr. Folker is entitled to an annual base salary of $52,000 plus any commissions or bonuses earned in accordance with our Company’s practices. Starting from the second calendar year of his employment, the annual base salary will increase to $60,000. The agreement will automatically renew unless terminated by either party. The agreement may be terminated upon mutual written consent of Mr. Folker and our Company. At any time after 12 months from the effective date of the agreement, Mr. Folker may terminate the agreement (a) upon 30 days’ prior written notice to our Company or (b) immediately if Mr. Folker is subject to materially diminished duties or responsibilities. We may terminate the agreement (i) without prior notice and without further obligation for reasons of just cause, such as fraud, theft, conviction of a felony, improper or dishonest action, or significant acts of misconduct, on the part of Mr. Folker or any of his agents providing services to our Company, and (ii) without just cause upon 30 days’ written notice to Mr. Folker.

Outstanding Equity Awards at the Fiscal Year-End

Our named executive officers do not hold any equity awards as of the date of this prospectus.

Compensation of Directors

Our Company has not yet implemented a formal compensation plan for our directors but plans to do so prior to the completion of this offering.

Insider Participation Concerning Executive Compensation

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Huan Liu, has been making all determinations regarding executive officer compensation from the inception of our Company. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A and Class B common stock as of the date of this prospectus, and as adjusted to reflect the sale of the Class A common stock offered in this offering for:

●	each of our directors and named executive officers; and

●	each person known to us to own beneficially more than 5% of our Class A or Class B common stock.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A common stock or Class B common stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 8,416,000 shares of Class A common stock and 8,250,000 shares of Class B common stock outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 9,666,000 shares of Class A common stock outstanding immediately after the completion of this offering if the underwriters do not exercise their over-allotment option and 9,853,500 shares of Class A common stock outstanding immediately after the completion of this offering if the underwriters exercise their over-allotment option in full.

Information with respect to beneficial ownership has been furnished by each director, named executive officer, or beneficial owner of 5% or more of our Class A or Class B common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of Class A common stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of Class A common stock underlying options, warrants, or convertible securities, including Class B common stock, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Class A Common Stock Beneficially Owned Prior to this Offering		Class B Common Stock Beneficially Owned Prior to this Offering		Class A Common Stock Beneficially Owned After this Offering		Class B Common Stock Beneficially Owned After this Offering		Voting Power After this Offering*
	Number	%	Number	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Huan Liu(2)	—	—	8,250,000	100%	—	—	8,250,000	100%	92.75%
Robert Cook	—	—	—	—	—	—	—	—	—
Walter Folker	—	—	—	—	—	—	—	—	—
Xianggeng Huang	2,250,000	26.73%	—	—	2,250,000	22,83%	—	—	—
Adam Eilenberg	—	—	—	—	—	—	—	—	—
Vladimir Gavrilovic	—	—	—	—	—	—	—	—	—
Catherine Chen	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (seven individuals):	2,250,000	26.73%	8,250,000	100%	2,250,000	22.83%	8,250,000	100%	92.75%

5% Stockholders:
FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED(2)	—	—	8,250,000	100%	—	—	8,250,000	100%	1.69%
Xiaolin Tang	1,500,000	17.82%	—	—	1,500,000	15.52%	—	—	1.12%
Yan Xiao	1,500,000	17.82%	—	—	1,500,000	15.52%	—	—	1.12%
Grand Bright International Holdings Limited(3)	1,200,000	14.26%	—	—	1,200,000	12.41%	—	—	0.90%
RAPID PROCEED LIMITED(4)	1,000,000	11.88%	—	—	1,000,000	10.35%	—	—	0.75%
Yan Bai(5)	666,000	7.91%	—	—	666,000	6.89%	—	—	0.50%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210.

(2)	The number of shares of Class B common stock beneficially owned prior to this offering represents 8,250,000 shares of Class B common stock held by FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands company, which is 100% owned by Huan Liu. The registered address of FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)	The number of shares of Class A common stock beneficially owned prior to this offering represents 1,200,000 shares of Class A common stock held by Grand Bright International Holdings Limited, a British Virgin Islands company, which is 100% owned by Yingchang Yuan. The registered address of Grand Bright International Holdings Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(4)	The number of shares of Class A common stock beneficially owned prior to this offering represents 1,000,000 shares of Class A common stock held by RAPID PROCEED LIMITED, a PRC limited liability company, which is 100% owned by Huoyuan Chen. The registered address of RAPID PROCEED LIMITED is 2501, Unit 3, Building 5, Shimao Aolin Garden, Beijing, China.

(5)	The business address of Yan Bai is Room 311, Golden Vision Building, 1 Shangdi Information Road, Haidian District, Beijing, China.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name	Relationship with Our Company
Mr. Huan Liu	Chief Executive Officer and Chairman of the Board of Directors
Canaan International Inc.	100% owned by our Chief Executive Officer

On June 2, 2023, the Company borrowed $25,000 from Mr. Huan Liu, to be used as working capital. The balance due to Mr. Huan Liu is $25,000 as of the date of this prospectus.

We did not have related party transactions during the three months ended March 31, 2023.

Our related party balances as of December 31, 2022 and 2021 and transactions for the years ended December 31, 2022 and 2021 are identified as follows:

Due from a Related Party

As of December 31, 2022 and 2021, due from a related party in the amount of nil and $10,000 represented temporary advances to Canaan International Inc. for capital injection associated with the incorporation of the company. Those advances are due on demand and non-interest bearing. We expect to make no such advances to our related parties in the future.

Due to a Related Party

Amount due to a related party represented amounts due to our CEO, Mr. Huan Liu. for working capital purposes during our normal course of business. These payables were unsecured, non-interest bearing, and due on demand.

During the year ended December 31, 2020, we borrowed an aggregate amount of $2,534,244 from Mr. Huan Liu directly or through Mr. Huan Liu’s third-party business contacts, guaranteed by Mr. Huan Liu, which was used as working capital and to fund the purchase of vehicles. We also made repayments to Mr. Huan Liu in the amount of $2,230,467. As a result of these transactions, the balance due to Mr. Huan Liu was $303,777 as of December 31, 2020. Due to PRC foreign currency exchange control restrictions, Mr. Huan Liu also collected receivables from certain of our PRC customers on behalf of us in the amount of $311,129, which was fully returned to us in 2021 via Mr. Huan Liu’s personal bank account or through Mr. Huan Liu’s third-party business contacts.

During the year ended December 31, 2021, we borrowed an aggregate amount of $7,444,365 from Mr. Huan Liu directly or through Mr. Huan Liu’s third-party business contacts, guaranteed by Mr. Huan Liu, which was used as working capital and to fund the purchase of vehicles. We also made repayments to Mr. Huan Liu in the amount of $6,612,552. As a result of these transactions, the balance due to Mr. Huan Liu was $1,135,590 as of December 31, 2021. Due to PRC foreign currency exchange control restriction, Mr. Huan Liu also collected receivables from certain of the Company’s PRC customers on behalf of the Company in the amount of $2,751,678, which was fully returned to the Company via Mr. Huan Liu’s personal bank account or through Mr. Huan Liu’s third-party business contacts.

During the year ended December 31, 2022, the Company borrowed an aggregate of $313,464 from Mr. Huan Liu directly, or indirectly through Mr. Huan Liu’s third-party business contacts on his behalf. These advances are used as working capital and used to fund the purchase of vehicles. The Company also made repayments to Mr. Huan Liu in the amount of $1,449,054. As a result of these transactions, the balance due to Mr. Huan Liu was nil as of December 31, 2022.

Other Related Party Transactions

Certain related parties have provided guarantees in connection with our loans payable. See “Note 7—Loans Payable” of our consolidated financial statements.

Employment Agreements

See “Executive and Director Compensation—Employment Agreements with Our Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our second amended and restated articles of incorporation and our bylaws, and by the provisions of the applicable North Carolina law. Reference is made to our second amended and restated articles of incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

On July 11, 2022, our stockholders approved our amended and restated articles of incorporation for reclassification of our authorized shares of common stock into shares of Class A common stock and shares of Class B common stock. On April 28, 2023, our stockholders approved our second amended and restated articles of incorporation, which further specify that we are authorized to issue 91,750,000 shares of Class A common stock, par value $0.0001 per share, and 8,250,000 shares of Class B common stock, par value $0.0001 per share. We also have the authority to issue 500,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. As of the date of this prospectus, there are 8,416,000 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. All of the outstanding shares of Class A and Class B common stock are validly issued, fully paid and non-assessable. No shares of preferred stock are outstanding.

•	Governing Documents. Holders of shares of our common stock have the rights set forth in our second amended and restated articles of incorporation, bylaws, and applicable North Carolina law;

•	Dividend Rights and Distributions. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

•	Ranking. Our common stock ranks junior with respect to dividend rights and rights upon our liquidation, dissolution, or winding up to all other securities and indebtedness. In the event of liquidation, dissolution, or winding up, the holders of our common stock would be entitled to share equally on a per share basis, after payment or provision for payment of all our debts and liabilities, and all of our remaining assets available for distribution;

•	Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class;

•	Voting Rights. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock;

•	Preemptive Rights. The holders of our common stock have no preemptive rights; and

•	Redemption. We have no obligation or right to redeem our common stock.

Articles of Incorporation, Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our second amended and restated articles of incorporation, bylaws, and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Company, or to remove or replace incumbent directors, that are not first approved by our board, even if those proposed actions are favored by our stockholders.

•

Authorized Shares. Our second amended and restated articles of incorporation currently authorize the issuance of 100,000,000 shares of common stock, par value $0.0001 per share, including 91,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

•	Advance Notice of Director Nominations. Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Pursuant to these provisions, to be timely, a stockholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the secretary of our Company, within the proscribed time periods. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•	Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by or at the direction of (a) our board of directors, (b) the President of the Company, or (c) stockholders holding at least 20% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

•	Amendment of Bylaws. Subject to certain limitations under North Carolina law, our bylaws may be amended or repealed by either our board of directors or our stockholders. Therefore, our board of directors may amend or repeal bylaws without the approval of our stockholders, to the extent permitted under North Carolina law. However, a bylaw adopted, amended or repealed by our stockholders might not be readopted, amended or repealed by our board of directors alone unless our articles of incorporation or a bylaw adopted by our stockholders authorizes our board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

•	Action Without Meeting. To the fullest extent permitted by the North Carolina Business Corporation Act, stockholders may take action without a meeting by written consent as to such matters and in accordance with such requirements and procedures authorized by the North Carolina Business Corporation Act. Unless otherwise permitted by the North Carolina Business Corporation Act, such written consent must be signed by all stockholders.

Listing

We have applied to list our Class A common stock on the Nasdaq Capital Market under the ticker symbol “CTNT.” No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our Class A common stock on the Nasdaq Capital Market or another national securities exchange.

Transfer Agent

The transfer agent of our Class A common stock is Vstock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

History of Share Capital

The following is a history of our share capital during the last three years.

Our Company was initially capitalized by Mr. Huan Liu making capital contributions (the “Initial Contribution”).

Membership Interest Assignments in January 2021

On January 1, 2021, Huan Liu, the then sole member of our Company, assigned an aggregate of 45% of the membership interests in our Company, to the following assignees, who had previously transferred to Huan Liu an aggregate of $225,000 that was included as part of the Initial Contribution to our Company:

Transferor	Transferee	Percentage of Membership Interests
Huan Liu	Xianggeng Huang	15%
Huan Liu	Xiaolin Tang	10%
Huan Liu	Yan Xiao	10%
Huan Liu	Yingchang Yuan	8%
Huan Liu	Shuang Li	2%

Conversion in March 2022

On March 1, 2022, our Company was converted to a corporation under its current name by filing articles of incorporation including articles of conversion with the North Carolina Secretary of State. As of March 1, 2022, the numbers of shares of common stock held by our stockholders were as follows:

Stockholder	Number of Shares of Common Stock	Percentage of Total Shares of Common Stock
Huan Liu	8,250,000	55%
Xianggeng Huang	2,250,000	15%
Xiaolin Tang	1,500,000	10%
Yan Xiao	1,500,000	10%
Yingchang Yuan	1,200,000	8%
Shuang Li	300,000	2%
Total	15,000,000	100%

Re-classification of Common Stock in July 2022

On July 11, 2022, our stockholders approved the re-classification of 8,250,000 shares of our issued common stock held by Huan Liu into 8,250,000 shares of Class B common stock.

On July 11, 2022, our stockholders approved the re-classification of our issued common stock into Class A common stock as set out in the table below:

Stockholder	Number of Shares of Class A Common Stock	Percentage of Total Shares of Class A Common Stock
Xianggeng Huang	2,250,000	33.3%
Xiaolin Tang	1,500,000	22.2%
Yan Xiao	1,500,000	22.2%
Yingchang Yuan	1,200,000	17.8%
Shuang Li	300,000	4.5%
Total	6,750,000	100%

Share Issuances in July 2022

On July 12, 2022, we issued an aggregate of 1,666,000 shares of Class A common stock to the following stockholders pursuant to a subscription agreement entered into on June 27, 2022:

Purchaser	Number of Shares of Class A Common Stock	Consideration
RAPID PROCEED LIMITED	1,000,000	$1,800,000
Yan Bai	666,000	$1,198,800

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital. Upon completion of this offering, we will have outstanding shares of Class A common stock held by public stockholders representing approximately 12.93% of our Class A common stock issued if the underwriters do not exercise their over-allotment option, and approximately 14.59% of our Class A common stock issued if the underwriters exercise their over-allotment option in full. All of the Class A common stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Arrangements

Pursuant to customary “lock-up” agreements in favor of Maxim, we, our executive officers, directors, and our principal stockholders (5% or more stockholders, including holders of our Class A common stock to be received upon conversion of our outstanding convertible notes payable and convertible preferred stock), have agreed, without the prior written consent of Maxim, not to (i) directly or indirectly offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock; (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock; (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours; or (iv) publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months after this offering is completed. The Representative may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

Rule 144

All of the shares of our Class A common stock outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those securities, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares of Class A common stock were acquired from us or from our affiliate would be entitled to freely sell those shares. We currently expect 300,000 shares of our Class A common stock to be available for resale under Rule 144 beginning 90 days after the date of this prospectus.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares of Class A common stock that is not more than the greater of:

●

1% of the number of shares of Class A common stock then outstanding, which will equal 9,666,000 shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

●	the average weekly trading volume of our Class A common stock on the Nasdaq Capital Market or other relevant national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases shares of our Class A common stock from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

UNDERWRITING

Maxim Group LLC, or Maxim, is acting as the Representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Underwriters	Number of Ordinary Shares
Maxim Group LLC	[●]
Total	[●]

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Class A common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares of Class A common stock are taken, other than those shares of Class A common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to additional shares of our Class A common stock at a public offering price of $[●] per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Class A common stock by the underwriters in excess of the total number of shares of Class A common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Expenses

The underwriters propose initially to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. If all of the shares of Class A common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Represents an underwriting discount equal to 7.0% per share.

We have agreed to pay expenses relating to the offering, including: (i) all filing fees and communication expenses relating to the registration of the shares of Class A common stock to be sold in this offering (including the over-allotment shares) with the SEC and the filing of the offering materials with FINRA; (ii) all fees and expenses relating to the listing of our Class A common stock on such stock exchange as the Company and the Representative together determine; (iii) all reasonable fees, expenses, and disbursements relating to the background checks of our officers and directors; (iv) all fees, expenses, and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of Maxim’s counsel for such counsel’s participation in the “blue sky” and stock exchange listing process); (v) the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any “blue sky” surveys, and if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statement, prospectus, and all amendments, supplements, and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (vi) the costs and expenses of the public relations firm; (vii) the costs of preparing, printing, and delivering certificates representing such shares; (viii) fees and expenses of the transfer agent of such shares; (ix) stock transfer taxes, if any, payable upon the transfer of securities from our Company to the Representative; and (x) the fees and expenses of our accountants, legal counsel, and other agents and representatives. We are responsible for the Representative’s legal fees, costs, and expenses in connection with this offering irrespective of whether this offering is consummated, and the maximum amount of legal fees, costs, and expenses incurred by the Representative that we are responsible for shall not exceed $150,000, in the event of a closing of this offering, and shall not exceed $100,000, in the event that there is not a closing of this offering.

We paid an expense deposit of $50,000 to the Representative upon the execution of the engagement letter between us and the Representative. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $922,885, including a maximum aggregate reimbursement of $150,000 of Representative’s accountable expenses.

Representative’s Warrants

We have also agreed to issue to the Representative and its affiliates or employees warrants to purchase up to 71,875 shares of Class A common stock equal to 5.0% of the total number of shares of Class A common stock sold in this offering, including any shares issued upon exercise of the underwriters’ over-allotment option.

The Representative’s Warrants will have an exercise price per share equal to 125.0% of the public offering price per share in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing six months following the date of commencement of sales of the public offering, and will be exercisable until such warrants expire three years from the effective date of the registration statement of which this prospectus forms a part. The Representative’s Warrants and the Class A common stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative and its affiliates or employees (or permitted assignees under FINRA Rule 5110(e)(1)) may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the Class A common stock underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days following the date of commencement of sales of the public offering except as permitted by FINRA Rule 5110(e)(2). The Representative and its affiliates or employees will also be entitled to one demand registration of the sale of the shares underlying the Representative’s Warrants at our expense, one additional demand registration at the Representative’s Warrants’ holders’ expense, and unlimited “piggyback” registration rights for a period of two years. The Representative’s Warrants will provide for adjustment in the number and price of such warrants and the shares underlying such warrants in the event of recapitalization, merger, or other structural transaction to prevent mechanical dilution. The piggyback registration right provided will not be greater than seven years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D).

Right of First Refusal

Until 12 months from the closing date of this offering, the Representative shall have a right of first refusal to act on our behalf as the sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for one future public or private equity, equity-linked, or debt (excluding commercial bank debt) offering for which we retain the service of an underwriter, agent, advisor, finder, or other person or entity in connection with such offering of us or any of our successors or subsidiaries.

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Listing

We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “CTNT.” At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, for a period of six months from the date of this prospectus, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our common stock or securities that are substantially similar to our common stock, including any options or warrants to purchase our common stock, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of Maxim.

Furthermore, each of our directors, executive officers, and our principal stockholders (5% or more stockholders), has also entered into a similar lock-up agreement for a period of six months from the date of this prospectus, with respect to our common stock and securities that are substantially similar to our common stock.

No Public Market Pricing

Prior to this offering, there has been no public market for our securities in the U.S. and the public offering price for our Class A common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development, and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to this offering or that an active trading market for our Class A common stock will develop and continue after this offering.

Electronic Offer, Sale, and Distribution of Class A Common Stock

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of Class A common stock to selling group members for sale to their online brokerage account holders. The Class A common stock to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

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Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in activities that stabilize, maintain, or otherwise affect the price of our shares of Class A common stock during and after this offering, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our securities while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of Class A common stock, which involve the sale by the underwriter of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares of Class A common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because Maxim has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of Class A common stock or preventing or retarding a decline in the market price of our shares of Class A common stock. As a result of these activities, the price of our shares of Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market, or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our Class A common stock. Neither we nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of our Class A common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

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In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase our Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Class A common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Class A common stock, where action for that purpose is required. Accordingly, our Class A common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A common stock may be issued, and no draft or definitive offering memorandum, advertisement, or other offering material relating to any Class A common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A common stock under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A common stock, you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A common stock, offer, transfer, assign, or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

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Canada. The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the Class A common stock, whether by way of sale or subscription, in the Cayman Islands. Common stock has not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Class A common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A common stock may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the Class A common stock to the public” in relation to any Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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Hong Kong. The Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. Common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A common stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the Class A common stock has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Class A common stock, as principal, if the offer is on terms that the Class A common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Class A common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Class A common stock may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

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Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the Class A common stock has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Class A common stock has not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Class A common stock in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)      a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)     where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law;

(d)     as specified in Section 276(7) of the SFA; or

(e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland. The Class A common stock will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our Company or the Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class A common stock.

Taiwan. The Class A common stock has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances that constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A common stock in Taiwan.

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United Arab Emirates. The Class A common stock has not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A common stock is only available to, and any invitation, offer, or agreement to subscribe, purchase, or otherwise acquire the Class A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam. This offering of Class A common stock has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

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LEGAL MATTERS

The validity of the Class A common stock offered in this offering and certain other legal matters as to North Carolina law will be passed upon for us by Maynard Nexsen, PC, our counsel as to North Carolina law. We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities law and New York State law. Loeb & Loeb LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements for the year ended December 31, 2021, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm (“Friedman”), given on the authority of said firm as experts in auditing and accounting. The office of Friedman was located at One Liberty Plaza, 165 Broadway, Floor 21, New York, NY 10006. Effective on September 1, 2022, Friedman combined with Marcum LLP. The services previously provided by Friedman will now be provided by Marcum Asia CPAs LLP (“Marcum Asia”). The office of Marcum Asia is located at Seven Penn Plaza, Suite 830, New York, NY 10001. The consolidated financial statements for the year ended December 31, 2022 included in this prospectus have been so included in reliance on the report of Marcum Asia.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective September 1, 2022, Friedman, our then independent registered public accounting firm, combined with Marcum LLP and continued to operate as an independent registered public accounting firm. On February 9, 2023, our Board of Directors approved the dismissal of Friedman and the engagement of Marcum Asia to serve as our independent registered public accounting firm. The services previously provided by Friedman are now provided by Marcum Asia.

Friedman’s reports on our consolidated financial statements for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years, there have been no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of the Form S-1, other than the material weaknesses reported by management in the Risk Factors section.

We provided Friedman with a copy of the above disclosure and requested that Friedman furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of Friedman's letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Class A common stock offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about our Class A common stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

9

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHEETAH NET SUPPLY CHAIN SERVICE INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Cheetah Net Supply Chain Service Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Cheetah Net Supply Chain Service Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2022, and the related consolidated statement of income, stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.

New York, New York

We have served as the Company’s auditor since 2022 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum Asia CPAs LLP effective September 1, 2022).

April 7, 2023

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cheetah Net Supply Chain Service Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cheetah Net Supply Chain Service Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 , and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provide a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor in 2022.

New York, New York

December 16, 2022

F-3

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$58,381	$500,977
Accounts receivable	7,086,651	20,117
Inventories, net	5,965,935	16,048,083
Other receivables	900,730	1,120,759
Due from a related party	-	10,000
Prepaid expenses and other current assets	480,828	2,000
TOTAL CURRENT ASSETS	14,492,525	17,701,936

Operating lease right-of-use assets	140,145	309,647
Deferred tax assets	86,734	244,795
TOTAL ASSETS	$14,719,404	$18,256,378

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-term borrowings	$86,285	$-
Current portion of long-term borrowings	31,281	4,823
Loans payable from inventory financing	4,164,100	6,037,900
Loans payable from letter of credit financing	7,105,873	8,032,231
Loans payable from dealers finance	41,747	-
Due to a related party	-	1,135,590
Deferred revenue	-	1,805,073
Operating lease liabilities, current	149,458	163,550
Other payables and other current liabilities	616,863	733,716
TOTAL CURRENT LIABILITIES	12,195,607	17,912,883

Long-term borrowings, non-current	678,442	364,463
Operating lease liabilities, non-current	-	149,457
TOTAL LIABILITIES	12,874,049	18,426,803

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.0001 par value, 100,000,000 shares authorized; 16,666,000 and 15,000,000 shares issued and outstanding, including: *
Class A common stock, $0.0001 par value - 91,750,000 shares authorized, 8,416,000 and 6,750,000 shares issued and outstanding	842	675
Class B common stock, $0.0001 par value - 8,250,000 shares authorized, 8,250,000 shares issued and outstanding	825	825
Additional paid-in capital	3,269,317	270,684
Subscription receivable	(1,800,000)	-
Retained earnings (accumulated deficit)	374,371	(442,609)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,845,355	(170,425)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$14,719,404	$18,256,378

* Retrospectively restated for effect of the Company’s amended and restated articles of incorporation and bylaws and share issuances on July 11, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2022	2021
REVENUE	$55,153,335	$39,204,036

COST OF REVENUE
Cost of vehicles	48,534,282	34,508,079
Fulfillment expenses	2,149,672	1,694,615
Total cost of revenue	50,683,954	36,202,694

GROSS PROFIT	4,469,381	3,001,342

OPERATING EXPENSES
Selling expenses	898,852	294,169
General and administrative expenses	1,430,917	589,701
Total operating expenses	2,329,769	883,870

INCOME FROM OPERATIONS	2,139,612	2,117,472

OTHER INCOME (EXPENSES)
Interest expense, net	(2,441,443)	(1,052,913)
Other income, net	12,974	1,722
Subsidy income from Business Recovery Grant Program	1,340,316	-
Gain on forgiveness of loans under Paycheck Protection Program	-	327,796
Total other income (expenses), net	(1,088,153)	(723,395)

INCOME BEFORE INCOME TAX PROVISION	1,051,459	1,394,077

PROVISION FOR INCOME TAXES	234,479	223,872

NET INCOME	$816,980	$1,170,205

Earnings per share - basic and diluted	$0.05	$0.08
Weighted average shares - basic and diluted*	15,794,203	15,000,000

* Retrospectively restated for effect of the Company’s amended and restated articles of incorporation and bylaws and share issuances on July 11, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock*
	Class A		Class B		Additional		Retained Earnings	Total
	Common		Common		paid-in	Subscription	(Accumulated	Stockholders’
	stock	Amount	stock	Amount	capital	Receivable	Deficit)	Equity (Deficit)
Balance, December 31, 2020	6,750,000	$675	$8,250,000	$825	$270,684	-	(1,612,814)	$(1,340,630)

Net income for the year	-	-	-	-	-	-	1,170,205	1,170,205

Balance, December 31, 2021	6,750,000	$675	$8,250,000	$825	$270,684	-	$(442,609)	$(170,425)

Stock issuance	1,666,000	167	-		2,998,633	(1,800,000)	-	1,198,800
Net income for the year	-	-	-	-	-	-	816,980	816,980

Balance, December 31, 2022	8,416,000	$842	$8,250,000	$825	$3,269,317	$(1,800,000)	$374,371	$1,845,355

* Retrospectively restated for effect of the Company’s amended and restated articles of incorporation and bylaws and share issuances on July 11, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net Income	$816,980	$1,170,205
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of operating lease right-of-use assets	169,503	87,794
Inventory reserve recovery	(92,811)	(34,067)
Gain on forgiveness of loans under Paycheck Protection Program	-	(327,796
Deferred tax provision	158,060	180,528
Changes in operating assets and liabilities:
Accounts receivable	(7,066,535)	86,563
Inventories	10,452,396	(12,940,83)
Other receivables	220,029	(864,041)
Due from a related party	10,000	(10,000)
Prepaid expenses and other current assets	(478,828)	(2,000)
Deferred revenue	(1,805,073)	(770,822)
Other payables and other current liabilities	(30,566)	442,373
Operating lease liabilities	(163,550)	(101,961)
Net cash provided by (used in) operating activities	2,189,605	(13,084,07)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,198,800	-
Proceeds from short-term borrowings	-	103,851
Repayments of short-term borrowings	-	(123,906)
Proceeds from inventory financing	24,257,900	16,444,000
Repayments of inventory financing	(26,131,70)	(10,485,20)
Proceeds from letter of credit financing	33,341,191	21,339,897
Repayments of letter of credit financing	(34,267,54)	(13,638,36)
Repayments of loans from dealers finance	(235,690)	(1,064,795)
Proceeds from long-term borrowings	350,000	171,300
Repayments of long-term borrowings	(9,563)	(2,014)
Borrowing from a related party	313,464	7,444,365
Repayments made to a related party	(1,449,054)	(6,612,552)
Net cash provided by (used in) financing activities	(2,632,201)	13,576,580

Net increase (decrease) in cash	(442,595)	492,543
Cash, beginning of year	500,977	8,434
Cash, end of year	$58,381	$500,977

Supplemental cash flow information
Cash paid for income taxes	$46,196	$296
Cash paid for interest	$842,228	$415,676

Supplemental non-cash operating and financing activities
Right of use assets obtained in exchange for operating lease liabilities	$-	$236,807

The accompanying notes are an integral part of these consolidated financial statements.

F-7

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Cheetah Net Supply Chain Service Inc. (“Cheetah Net” or the “Company”), formerly known as Yuan Qiu Business Group LLC, was established under the laws of the State of North Carolina on August 9, 2016 as a limited liability company (“LLC”). On March 1, 2022, the Company filed articles of incorporation including articles of conversion with the Secretary of State of the State of North Carolina to convert from an LLC to a corporation, and changed its name to Cheetah Net Supply Chain Service Inc. The Company holds 100% of the equity interests in the following entities:

•	(i) Allen-Boy International LLC (“Allen-Boy”), a limited liability company organized on August 31, 2016 under the laws of the State of Delaware, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Allen-Boy who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on January 1, 2017. Allen-Boy did not have any business activities until acquired by Cheetah Net;

•	(ii) Canaan International LLC (“Fairview”), a limited liability company organized on December 5, 2018 under the laws of the State of North Carolina, known as Fairview International Business Group, LLC before changing its name by filing articles of amendment on July 21, 2020, which was acquired by Cheetah Net from Yiming Wang, the previous owner of Fairview, for a total consideration of $100 on January 1, 2019. Fairview did not have any business activities until acquired by Cheetah Net;

•	(iii) Pacific Consulting LLC (“Pacific”), a limited liability company organized on January 17, 2019 under the laws of the State of New York, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Pacific who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on February 15, 2019. Pacific did not have any business activities until acquired by Cheetah Net;

•	(iv) Canaan Limousine LLC (“Limousine”), a limited liability company organized on February 10, 2021 under the laws of the State of South Carolina, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Limousine who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on February 19, 2021. Limousine did not have any business activities until acquired by Cheetah Net;

•	(v) Entour Solutions LLC (“Entour”), a limited liability company organized on April 8, 2021 under the laws of the State of New York, which was acquired by Cheetah Net from Daihan Ding, the previous owner of Entour, and a current employee of Cheetah Net, for a total consideration of $100 on April 9, 2021. Entour did not have any business activities until acquired by Cheetah Net;

•	(vi) Spirit Solutions LLC (“Spirit”), a limited liability company organized on January 27, 2022 under the laws of the State of New York, which was acquired by Cheetah Net from Kaijun Shi, the previous owner of Spirit, and a current employee of Cheetah Net, for a total consideration of $100 on January 28, 2022. Spirit did not have any business activities until acquired by Cheetah Net. On March 15, 2023, the Company filed a certificate of dissolution-cancellation for its subsidiary, Spirit Solution LLC, with the New York State Department of State; and

•	(vii) Cheetah Net Logistics LLC (“Logistics”), a limited liability company organized on October 12, 2022 under the laws of the State of New York, whose previous sole member and owner, Hanzhang Li, the previous owner of Logistics, and a current employee of Cheetah Net, for a total consideration of $100, assigned all his membership interests in Logistics to Cheetah Net on October 19, 2022.

F-8

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The Company and its wholly-owned subsidiaries are primarily engaged in the parallel-import vehicle dealership business. In the People’s Republic of China (“PRC”), parallel-import vehicles refer to those purchased by dealers directly from overseas markets and imported for sale through channels other than brand manufacturers’ official distribution systems. Cheetah Net purchases automobiles from the U.S. market through its large team of professional purchasing agents, and resells them to parallel-import car dealers in the U.S. and PRC.

Details of the subsidiaries of the Company as of the December 31, 2022 are set out below:

Name of Entity	Date of Incorporation	State of Incorporation	% of Ownership	Principal Activities
Cheetah Net	August 9, 2016	North Carolina	Parent, 100%	Parallel-import vehicle dealership business
Subsidiaries of the parent:
Allen-Boy	August 31, 2016	Delaware	100%	Parallel-import vehicle dealership business

Fairview	December 5, 2018	North Carolina	100%	Parallel-import vehicle dealership business

Pacific	January 17, 2019	New York	100%	Parallel-import vehicle dealership business

Limousine	February 10, 2021	South Carolina	100%	Parallel-import vehicle dealership business

Entour	April 8, 2021	New York	100%	Parallel-import vehicle dealership business

Spirit*	January 27, 2022	New York	100%	Parallel-import vehicle dealership business

Logistics	October 12, 2022	New York	100%	Parallel-import vehicle dealership business

*On March 15, 2023, the Company filed a certificate of dissolution-cancellation for its subsidiary, Spirit Solution LLC, with the New York State Department of State.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivables, inventory valuations, revenue recognition and realization of deferred tax assets. Actual results could differ from those estimates.

F-9

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and uncertainties

The operations of the Company are located in the U.S. and the Company’s primary market is in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the U.S. and the PRC, as well as by the general state of the U.S. and the PRC economies. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in the U.S. and the PRC.

Risks and uncertainties related to the Company’s business include, but are not limited to, the following:

•	Changes in consumer demand in the Chinese market towards fuel-efficient vehicles and electric vehicles could adversely affect the Company’s vehicle sales volumes and results of operations;

•	The PRC government policies on the purchase and ownership of automobiles and stricter emissions standards may reduce the market demand for the automobiles the Company sells and thus negatively affect its business and growth prospects;

•	Any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect its business;

•	The ongoing military conflict between Russia and Ukraine could materially and adversely affect the global economy and capital markets, including significant volatility in commodity prices, especially energy prices, credit and capital markets, as well as supply chain interruptions;

•	The inflation in the economy may result in higher interest rates and capital costs, shipping costs, supply shortages, and increased costs of labor, and may adversely affect the Company’s liquidity, business, financial condition, and results of operations, particularly if the Company is unable to achieve commensurate increases in the prices the Company charges its customers.

Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition, and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics, and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The Company’s operations may be further affected by the COVID-19 pandemic. First, the COVID-19 pandemic has restricted the Company’s purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either because of the short supply of vehicles or because of store closings or limited opening hours due to the pandemic. Second, the COVID-19 pandemic adversely affected the market demand for its products. Due to the implementation of significant governmental measures in the PRC, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus, parallel-import vehicle consumers are less willing to spend and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of the Company’s inventory, has decreased dramatically.

F-10

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and uncertainties (continued)

However, in early December 2022, the Chinese government announced a nationwide loosening of its zero-COVID policy, and the PRC faced a wave in infections after the lifting of these restrictions. Although the spread of COVID-19 appears to be under control currently, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of the COVID-19 pandemic on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations if the current situation continues.

Cash

Cash includes deposits held by banks that can be added or withdrawn without limitation. The Company considers all highly liquid investments purchased with a maturity of three or fewer months to be cash equivalents. As of December 31, 2022 and 2021, the Company did not have any cash equivalents.

Accounts receivable

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful accounts. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of operations. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payments for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt expenses. As of December 31, 2022 and 2021, there was no allowance for doubtful accounts recorded as the Company considers all of the outstanding accounts receivable fully collectible.

Inventories, net

Inventories consist of new vehicles held for sale, and are stated at the lower of cost or net realizable value using the specific identification method. The value of inventory mainly includes the cost of auto vehicles purchased from U.S. automobile dealers, non-refundable sales tax, and dealership service fees. The Company reviews its inventory periodically if any reserves are necessary for potential shrinkage. As of December 31, 2022 and 2021, the Company recorded nil and $92,811 of reserves of inventories from the carrying amount to their net realizable values, respectively.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

F-11

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments (continued)

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, inventories, due from a related party, prepaid expenses and other current assets, loans payable, deferred revenue, due to a related party and other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of December 31, 2022 and 2021 based upon the short-term nature of the assets and liabilities.

The Company believes that the carrying amount of long-term loans approximates fair value at December 31, 2022 and 2021 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

Lease

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”). The Company leases office space, which is classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of December 31, 2022 and 2021.

Revenue recognition

On January 1, 2020, the Company adopted ASC 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary.

F-12

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company is primarily engaged in the parallel-import vehicle dealership business and generates its revenue from the sales of parallel-import vehicles to both domestic and overseas parallel-import car dealers. It purchases automobiles from the U.S. market through its large team of professional purchasing agents, and mainly resells them to parallel-import car dealers in the U.S. and the PRC. In accordance with ASC 606, the Company recognizes revenue at the point in time when the performance obligation has been satisfied and control of the vehicles has been transferred to the dealers. For sales to U.S. domestic parallel-import car dealers, revenue is recognized when a vehicle is delivered and its title has been transferred to the dealers. For overseas sales, the Company sells vehicles under Cost and Freight (“CFR”) shipping point term, and revenue is recognized when a vehicle is loaded on a cargo ship and its title has been transferred to the dealers. The Company accounts for the revenue generated from sales of vehicles on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual vehicle to parallel-import car dealers, and there is no separately identifiable other promise in the contracts. The Company’s vehicles are sold with no right of return and the Company does not provide other credits or sales incentives to parallel-import car dealers. Historically, no customer returns have occurred. Therefore, the Company did not provide any sales return allowances as of December 31, 2022 and 2021.

Contract balances and remaining performance obligations

Contract balances typically arise when a difference in timing between the transfer of control to the parallel-import car dealers and receipt of consideration occurs. The Company did not have contract assets as of December 31, 2022 and 2021. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of nil and $1,805,073 as of December 31, 2022 and 2021 respectively, consisted primarily of payments received in advance of delivery of vehicles to the automobile dealers. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amount of revenue recognized in the years ended December 31 2022 and 2021 that was included in the opening deferred revenue was $1,805,073 and $2,575,895, respectively.

F-13

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

Disaggregation of Revenue

The Company disaggregates its revenue by geographic areas, as the Company believes it best depicts how the nature, amount, timing, and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenue for the years ended December 31, 2022 and 2021 were as follows:

Geographic information

The summary of the Company’s total revenue by geographic area for the years ended December 31, 2022 and 2021 was as follows:

	For the Years Ended December 31,
	2022	2021
U.S. domestic market	$3,821,261	$22,001,230
Overseas market	51,332,073	17,202,806
Total revenue	$55,153,335	$39,204,036

Cost of revenue

Cost of revenue mainly includes the cost of auto vehicles purchased from U.S. automobile dealers, non-refundable sales tax, dealership service fees, and other expenses. It also includes fulfillment expenses, which consist primarily of (i) vehicle warehousing and towing fees, (ii) vehicle insurance expenses, (iii) commissions paid to purchasing agents incurred in vehicle pick-up and the vehicle title transfer process, (iv) broker consulting fees incurred to acquire new vehicles, and (v) purchase department labor costs.

Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company has not assessed a valuation allowance as it determines it is more likely than not that all deferred tax assets will be realized before expiration.

The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company records interest and penalties related to an uncertain tax position, is and when required, as part of income tax expense in the consolidated statements of operations. The Company does not believe that there were any uncertain tax positions as of December 31, 2022 and 2021.

F-14

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

The Company and its operating subsidiaries in the United States are subject to the tax law of the United States. The Company elected to file income taxes as a corporation instead of an LLC for the tax years ended December 31, 2020 through December 31, 2021. As of December 31, 2022, the tax years ended December 31, 2020 through December 31, 2022 the Company’s consolidated income tax returns remain open for statutory examination by U.S. tax authorities.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2022 and 2021, there were no dilutive shares.

Related parties and transactions

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.

Shipping and handling costs

Shipping and handling costs, which are associated with shipping and delivery of vehicles to automobile dealers, are expensed as incurred and are included in selling expenses in the consolidated statements of operations. Total shipping and handling expenses were $710,265 and $135,926 for the years ended December 31, 2022 and 2021, respectively.

Segment reporting

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal reporting used by the Company’s chief operating decision maker for making operating decisions about the allocation of resources of the segment and the assessment of its performance in determining the Company’s reportable operating segments. Management has determined that the Company has one operating segment.

F-15

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, ASU 2019-04 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU 2019-05, Targeted Transition Relief. In November 2019, the FASB issued ASU 2019-10, which extends the effective date for the adoption of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11 to clarify its new credit impairment guidance in ASU 326. Accordingly, for public entities that are not smaller reporting entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an emerging growth company, the Company adopted this guidance on January 1, 2023 and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures were adopted on a prospective basis. The Company adopted this guidance on January 1, 2020 and the adoption of this ASU did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company adopted this guidance on January 1, 2021 and the adoption of this ASU did not have a material impact on its consolidated financial statements.

F-16

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	December 31, 2022	December 31, 2021
Accounts receivable	$7,086,651	$20,117
Less: allowance for doubtful accounts	-	-
Total accounts receivable	$7,086,651	$20,117

The Company’s accounts receivable primarily include balances generated from selling parallel-import vehicles to both domestic and overseas parallel-import car dealers, which have not been collected as of the balance sheet dates. The accounts receivable transactions in connection with letters of credit with book values $7,502,291 and $8,588,560 during the years of 2022 and 2021 were pledged as collateral to guaranty the Company’s borrowings from four third-party lending companies as of December 31, 2022 and 2021, respectively (see Note 8). As of the date of this report, the accounts receivable balance as of December 31, 2022 has been fully collected.

F-17

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — INVENTORIES, NET

Inventories, net consisted of the following:

	December 31, 2022	December 31, 2021
Vehicles	$5,965,935	$16,140,894
Subtotal	5,965,935	16,140,894
Less: inventory valuation allowance	-	(92,811)
Total inventories, net	$5,965,935	$16,048,083

Allowance for changes in inventory valuation allowance was as follows:

	December 31, 2022	December 31, 2021
Beginning balance	$92,811	$126,878
Inventory reserve charged to costs of sales	-	92,811
Sale of previously reserved inventory	(92,811)	(126,878)
Ending balance	$-	$92,811

For the years ended December 31, 2022 and 2021, the Company recorded inventory reserve recovery of $92,811 and $34,067, respectively. As of the date of this report, 94.7% of the Company’s vehicles balance as of December 31, 2022 has been sold to its parallel-import car dealers. The following table summarizes the Company’s inventory aging:

December 31, 2022
Inventories aged less than 3 months	$5,800,242
Inventories aged from 4-6 months	165,693
Less: inventory valuation allowance	-
Total inventories	$5,965,935

In connection with the Company’s $4,164,100 and $6,037,900 inventory financing from loans payable as of December 31, 2022 and 2021, the Company pledged its inventory with book values of $4,095,132 and $9,031,105 as collateral for these loans, respectively (see Note 7). The Company’s vehicles in inventory with book values of $141,557 and nil were pledged as collateral of guaranty the loans payable from dealers finance as of December 31, 2022 and 2021, respectively (see Note 9).

F-18

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — OTHER RECEIVABLES

Other receivables consisted of the following:

	December 31, 2022	December 31, 2021
Vehicle Deposit (1)	$400,659	$349,100
Rent Deposit	41,846	41,596
Sales tax refundable (2)	419,886	730,063
Others	38,340	-
Subtotal	900,730	1,120,759
Less: allowance for doubtful accounts	-	-
Total other receivables	$900,730	$1,120,759

(1)	Vehicle deposits represent security deposits paid to U.S. automobile dealers to reserve vehicles. As of the date of this report, approximately 36.9% of the vehicle deposits balance as of December 31, 2022 has been utilized when reserved vehicles were picked up by the Company, and the remaining balance of vehicle deposits are expected to be utilized by December 31, 2023.

(2)	Sales tax refundable represents vehicles sales tax exempted in some states and to be refunded by the tax authorities. As of the date of the report, 53.0% of the sales tax refundable balance as of December 31, 2022 has been subsequently received.

NOTE 6 — LEASES

The Company leases office spaces from various third parties under non-cancelable operating leases, with terms ranging from 12 to 37 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of ROU assets and lease liabilities. Lease expenses are recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Company determines whether a contract is or contains a lease at the inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of its incremental borrowing rate.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	December 31, 2022	December 31, 2021
Right-of-use assets	$140,145	$309,647

Operating lease liabilities – current	$149,458	$163,550
Operating lease liabilities – non-current	-	149,457
Total operating lease liabilities	$149,458	$313,007

F-19

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — LEASES (continued)

The weighted average remaining lease terms and discount rates for all operating leases were as follows as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.77	1.74
Weighted average discount rate *	17.1%	17.1%

*	The Company used weighted average incremental borrowing rate of 17.1% per annum for its lease contracts based on the Company's current borrowings from various financial institutions.

During the years ended December 31, 2022 and 2021, the Company incurred total operating lease expenses of $218,305 and $134,680, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2022:

Twelve months ending December 31,	Amount
2023	$159,954
Total lease payments	159,954
Less: imputed interest	(10,496)
Present value of lease liabilities	$149,458

F-20

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — INVENTORY FINANCING

The Company entered into a series of inventory financing loan agreements with a third party for working capital purposes during the years ended December 31, 2022 and 2021, pursuant to which the Company pledged a portion of its vehicle inventory as collateral for each of the loan agreements. Interest expense is calculated based on the actual number of days the loan was outstanding upon settlement of the loan. For the loan amount outstanding no more than 90 days, the Company is charged at an interest rate ranging between 16.2% and 21.6%, per annum, and for the amount outstanding more than 90 days, the Company is charged at an interest rate ranging between 20.7% and 27.6%, per annum. The loans are guaranteed by the controlling stockholder Huan Liu and one other stockholder of the Company.

The inventory financing amounted to $4,164,100 and $6,037,900 as of December 31, 2022 and 2021, respectively. The interest expense for inventory financing was $747,298 and $436,808 for the years ended December 31, 2022 and 2021, respectively. The Company’s vehicles inventory with book values of $4,095,132 and $9,031,105 were pledged as collateral to guaranty the Company’s borrowings from this third party as of December 31, 2022 and 2021, respectively (see Note 4).

NOTE 8 — LETTER OF CREDIT FINANCING (“LC FINANCING”)

The Company entered into a series of loan agreements with four third-party companies for working capital funding purposes during the years ended December 31, 2022 and 2021. Pursuant to the agreements, loans payable from LC financing were collateralized by letters of credit from overseas sales of parallel-import vehicles. Interest expense is calculated based on the actual number of days the loan was outstanding upon settlement, and the Company is charged at an interest rate ranging between 15.0% and 27.6% per annum.

The LC financing amounted to $7,105,873 and $8,032,231 as of December 31, 2022 and 2021, respectively. The interest expense for LC financing was $1,669,931 and $519,746 for the years ended December 31, 2022 and 2021, respectively. The accounts receivable transactions in connection with letters of credit with book values $7,502,291 and $8,588,560 during 2022 and 2021 were pledged as collateral to guaranty the Company’s borrowings from these four third-party lending companies as of December 31, 2022 and 2021, respectively (see Note 3).

NOTE 9 — DEALERS FINANCE

Loans payable from dealers finance reflect amounts borrowed from various automobile dealers to finance the purchased vehicles. The original loan term of these loans is between three to six years, however, the Company repaid these loans within two months. The Company is charged an interest rate ranging between 5.09% and 9.73%, per annum.

The dealers finance amounted to $41,747 and nil as of December 31, 2022 and 2021, respectively. The interest expense for dealers finance was $2,332 and $14,093 for the year ended December 31, 2022 and 2021, respectively. The Company’s vehicles in inventory with book values of $141,557 and nil were pledged as collateral to guaranty the loans payable from dealers finance as of December 31, 2022 and 2021, respectively (see Note 4).

F-21

NOTE 10 — LONG-TERM BORROWINGS

Long-term borrowings consisted of the following:

	December 31, 2022	December 31, 2021
Small Business Administration (1)	$490,130	$147,986
Thread Capital Inc. (2)	219,593	221,300
Total long-term borrowings	$709,723	$369,286

Current portion of long-term borrowings	$31,281	$4,823

Non-current portion of long-term borrowings	$678,442	$364,463

(1)

On May 24, 2020, the Company entered into a loan agreement with the U.S. Small Business Administration (the “SBA”), an agency of the U.S. Government, to borrow $150,000 for thirty years, with a maturity date of May 23, 2050. Under the terms of the SBA loan, the loan proceeds are used as working capital to alleviate economic injury caused by the COVID-19 pandemic. The loan bears a fixed interest rate of 3.75% per annum. Beginning twelve months from the date of this loan agreement, the Company is required to make a monthly installment payment of $731 within the term of loan, with last installment to be paid in May 2050.

On March 16, 2022, the Company entered into an amended agreement with SBA to borrow an additional $350,000 for thirty years as working capital to alleviate economic injury caused by the COVID-19 pandemic. In aggregate, the Company’s borrowings amounted to $500,000 with a maturity date of May 23, 2050. The amended loan bears a fixed interest rate of 3.75% per annum. Beginning from March 2022, twenty-four months from the date of the original loan agreement, the Company is required to make a new monthly installment payment of $2,485 within the remaining term of loan, with the last installment to be paid in May 2050.

The future maturities of the loan from SBA as of December 31, 2022 were as follows:

Twelve months ending December 31,	Future repayment
2023	$10,176
2024	10,592
2025	11,024
2026	11,474
2027	11,942
Thereafter	434,922
Total	$490,130

(2)	On May 15, 2020, the Company entered into a loan agreement with Thread Capital Inc. (“Thread Capital”) to borrow $50,000 as working capital with a maturity date of November 1, 2024. The loan bore a fixed interest rate of 5.50% per annum. This loan agreement was subsequently terminated on May 17, 2021, and the Company entered into a new loan agreement with Thread Capital to borrow an additional $171,300 as working capital. In aggregate, the Company’s borrowings from Thread Capital amounted to $221,300 with a maturity date of May 1, 2031. The interest was charged at a fixed annual interest rate of 0.25% between June 1, 2021 and November 30, 2022. Beginning from December 1, 2022, the loan bears a fixed annual interest rate of 5.5%, and the Company is required to make a monthly installment payment of $2,721 within the remaining term of loan, with the last installment to be paid in May 2031.

F-22

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM BORROWINGS (continued)

The future maturities of the loan from Thread Capital as of December 31, 2022 were as follows:

Twelve months ending December 31,	Future repayment
2023	$21,105
2024	22,295
2025	23,553
2026	24,881
2027	26,285
Thereafter	101,474
Total	$219,593

For the above-mentioned long-term borrowings, the Company recorded interest expense of $18,641 and $6,015 for the years ended December 31, 2022 and 2021, respectively.

NOTE 11 — RELATED PARTY TRANSACTIONS

a.	Nature of relationships with related parties

Name	Relationship with the Company
Mr. Huan Liu	Chief Executive Officer (“CEO”), chairman of the Board of Directors
Canaan International Inc.	The Company’s CEO owns 100% equity interest in this entity.

b.	Due from a related party

As of December 31, 2022 and 2021, due from a related party in the amount of nil and $10,000 represented temporary advances to Canaan International Inc. for capital injection associated with the incorporation of the company. Those advances are due on demand and non-interest bearing. The Company expects to make no such advances to its related parties in the future.

c.	Due to a related party

Amount due to a related party represented amounts due to the Company’s CEO, Mr. Huan Liu for working capital purposes during the Company’s normal course of business. These payables are unsecured, non-interest bearing, and due on demand.

During the year ended December 31, 2021, the Company borrowed an aggregate of $7,444,365 from Mr. Huan Liu directly or through Mr. Huan Liu’s third-party business contacts which was guaranteed by Mr. Huan Liu as working capital and used such fund to purchase vehicles. The Company also made repayments to Mr. Huan Liu in the amount of $6,612,552. As a result of these transactions, the balance of due to Mr. Huan Liu was $1,135,590 as of December 31, 2021. Due to PRC foreign currency exchange control restriction, Mr. Huan Liu collected receivables from the Company’s PRC customers on behalf of the Company in the amount of $2,751,678 which was fully returned to the Company via Mr. Huan Liu’s personal bank account or through Mr. Huan Liu’s third-party business contacts.

During the year ended December 31, 2022, the Company borrowed an aggregate of $313,464 from Mr. Huan Liu directly, or indirectly through Mr. Huan Liu’s third-party business contacts on his behalf. These advances are used as working capital and used to fund the purchase of vehicles. The Company also made repayments to Mr. Huan Liu in the amount of $1,449,054. As a result of these transactions, the balance due to Mr. Huan Liu was nil as of December 31, 2022.

d.	Other related party transactions

Certain related parties have provided guarantees in connection with the Company’s loans payable (see Note 7).

F-23

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES

The Company and its operating subsidiaries in United States are subject to the tax law of the United States. The Company elected to file income taxes as a corporation instead of an LLC for the tax years ended December 31, 2020 through December 31, 2021.

(i)	The components of the income tax provision were as follows:

	For the Years Ended December 31,
	2022	2021
Current:
Federal	$42,881	$43,344
State	33,538	-
Total current income tax provision	76,419	43,344
Deferred:
Federal	178,279	180,528
State	(20,219)	-
Total deferred income tax provision	158,060	180,528
Total income tax provision	$234,479	$223,872

(ii)	Reconciliations of the statutory income tax rate to the effective income tax rate were as follows:

	For the Years Ended December 31,
	2022	2021
Federal statutory tax rate	$21.0%	$21.0%
State statutory tax rate	3.7%	-
Non-deductible expenses	0.2%	0.1%
Deferred True-up	(2.6)%	(5.0)%
Effective tax rate	$22.3%	$16.1%

(iii)	Deferred tax assets were composed of the following:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating loss carry-forwards	$84,496	$225,304
Inventory reserve	-	19,491
Others	2,238	-
Total deferred tax assets	$86,734	$244,795

As of December 31, 2021, the Company had a cumulative U.S. federal net operating loss (“NOL”) of $1,072,877 which may reduce future federal taxable income. During the year ended December 31, 2022, the Company’s operations utilized NOL of $794,742, resulting in a cumulative U.S. federal NOL of $327,648 as of December 31, 2022, which is carried forward indefinitely. As of December 31, 2022. The Company also had a cumulative state NOL of $224,678 which may reduce future state taxable income, and the NOL balance as of December 31, 2022 will expire beginning in 2041.

F-24

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES (continued)

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company believes that it is more likely than not that its deferred tax assets will be realized before expiration.

NOTE 13 — CONCENTRATIONS

Political and economic risk

The operations of the Company are located in the U.S. and the Company’s primary market is in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the U.S. and the PRC, as well as by the general state of the U.S. and the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in the U.S. and the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Credit risk

As of December 31, 2022 and 2021, $58,381 and $500,977 of the Company’s cash was on deposit at financial institutions in the U.S., respectively, which were insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company has not experienced any losses in such accounts.

Accounts receivable are typically unsecured and derived from revenue earned from parallel-import car dealers, thereby exposing the Company to credit risk. This risk is mitigated by the Company’s assessment of its parallel-import car dealers’ creditworthiness and its ongoing monitoring of outstanding balances.

Concentrations

The Company’s major customers are parallel-import automobile dealers. For the year ended December 31, 2022, three parallel-import car dealers accounted in total for approximately 65.0% (28.4%, 25.7% and 10.9%, respectively) of the Company’s total revenue. For the year ended December 31, 2021, four parallel-import car dealers accounted for approximately 81.9% (36.5%, 23.8%, 11.3%, and 10.3%, respectively) of the Company’s total revenue.

As of December 31, 2022, two parallel-import car dealers accounted for approximately 88.7% (77.0% and 11.7%, respectively) of the accounts receivable balance.

As of December 31, 2021, two parallel-import automobile dealers accounted for 72.6% and 23.4%, respectively, of the Company’s total deferred revenue balance.

For the year ended December 31, 2022, no automobile dealership accounted for more than 10% of the Company’s total purchases. For the year ended December 31, 2021, one U.S.-based automobile dealership accounted for approximately 10.1% of the Company’s total purchases.

F-25

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — STOCKHOLDERS’ EQUITY

Common Stock

Cheetah Net was established under the laws of the State of North Carolina on August 9, 2016. Under the Company’s amended and restated articles of incorporation on July 11, 2022, the total authorized number of common stocks is 100,000,000 with par value of $0.0001 per common stock, which consists of 91,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. The total number of shares of common stock outstanding is 15,000,000, which consists of 6,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 15 votes. Class B common stock is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A common stock are not convertible into shares of any other class. The numbers of authorized and outstanding common stock were retroactively applied as if the transaction occurred at the beginning of the period presented.

On June 27, 2022, the Company entered into a subscription agreement with the Investors whereby the Company agreed to sell, and the Investors agreed to purchase, up to 1,666,000 shares of Class A common stock at a purchase price of $1.80 per share. These Investors are unrelated parties to the Company. The gross proceeds were approximately $3.0 million, before deducting offering expenses of approximately $0.3 million. The net proceeds were approximately $2.7 million, of which approximately $0.6 million was received in September, $0.5 million in November and $0.1 million in December 2022, for a total receipt of approximately $1.2 million. The remaining proceeds are expected to be received in full before the Company’s successful IPO according to certain milestone achieved during the actual progress of its IPO. As a result, 16,666,000 and 15,000,000 shares were issued and outstanding as of December 31, 2022 and 2021, respectively, among which the Company had 8,416,000 and 6,750,000 shares of Class A common stock issued and outstanding as of December 31, 2022 and 2021, and 8,250,000 shares of Class B common stock issued and outstanding as of December 31, 2022 and 2021, respectively.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

On February 8, 2023, ISY1 LLC (the “Plaintiff”) commenced a lawsuit against the Company in the Superior Court of New Jersey. The Plaintiff alleged that the Company offered to pay the Plaintiff to arrange for the transport of certain automobiles for the benefit of the Company, the Plaintiff accepted the Company’s offer and rendered its services by contracting with and paying third parties who transported these automobiles. However, after the Plaintiff submitted the invoices, the Company refused to make the payment on the grounds that the Plaintiff’s services had not meet the Company’s expectation. Therefore, the Plaintiff is seeking $86,355 in monetary damages, reimbursement of all costs and attorneys’ fees, and other relief as the Court may deem just and proper. The Company accrued a payable total of $86,285, which was recorded in accounts payable on the consolidated balance sheet as of December 31, 2022. As of the date of this report, there is no progress in this lawsuit.

On February 23, 2023, the Company filed a complaint in the Supreme Court of the State of New York County against Stefanie A. Rehfeld (the “Defendant”), alleging breach of contract as the Defendant had misappropriated an automobile belonging to the assets of the Company. Pursuant to an independent contractor agreement dated June 30, 2022 (the “Agreement”), the Company retained the Defendant as an independent contractor to locate and acquire certain new model luxury vehicles. The Company was obligated to fully fund the purchase of each vehicle, and the Defendant was required to locate and acquire the vehicle and turn over title and possession to the Company in exchange for a commission fee. In February 2023, after the Company fully funded the purchase of a 2023 Mercedes Benz GLS 450 (the “Mercedes”) for a total amount of $102,593.50, the Defendant obtained the possession of the Mercedes from a Mercedes Benz dealership and signed a bill of sale with the Company, whereby she agreed to sell, transfer, and convey the title to the Mercedes to the Company. However, the Defendant drove the Mercedes away, and failed to transfer the title of the Mercedes to the Company as scheduled. Therefore, the Company is seeking to require the Defendant to transfer title and deliver possession of the Mercedes to the Company and recover the costs incurred in retrieving the car, or alternatively, the monetary damages resulting from the Defendant’s misappropriation of the Mercedes, including the court costs and attorneys’ fees and expenses reasonably incurred. The outcome of this legal proceeding is uncertain as of the date of this report.

NOTE 16 — SUBSEQUENT EVENT

On March 15, 2023, the Company filed a certificate of dissolution-cancellation for its subsidiary, Spirit Solution LLC, with the New York State Department of State. Following the dissolution of the subsidiary, the Company's management has evaluated its impact on the financial position, results of operations, and cash flow of the Company. After careful consideration of the circumstances surrounding the subsidiary's dissolution, it has been determined that the impact is not significant enough to be considered a discontinued operation. This is due to the immateriality of the subsidiary's financial results.

These consolidated financial statements were approved by management and available for issuance on April 7, 2023, and the Company has evaluated subsequent events through this date. No subsequent events required adjustments to or disclosure in these consolidated financial statements.

F-26

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash	$60,670	$58,381
Accounts receivable	2,765,552	7,086,651
Inventories, net	7,642,727	5,965,935
Other receivables	1,062,631	900,730
Prepaid expenses and other current assets	267,168	480,828
TOTAL CURRENT ASSETS	11,798,748	14,492,525

Operating lease right-of-use assets	93,280	140,145
Deferred tax assets	143,143	86,734
TOTAL ASSETS	$12,035,171	$14,719,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$86,285	$86,285
Current portion of long-term borrowings	31,675	31,281
Loans payable from inventory financing	934,300	4,164,100
Loans payable from letter of credit financing	5,581,502	7,105,873
Loans payable from dealers finance	-	41,747
Deferred revenue	1,554,030	-
Operating lease liabilities, current	100,092	149,458
Other payables and other current liabilities	640,321	616,863
TOTAL CURRENT LIABILITIES	8,928,205	12,195,607

Long-term borrowings, non-current	669,554	678,442
Operating lease liabilities, non-current	-	-
TOTAL LIABILITIES	9,597,749	12,874,049

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized; 16,666,000 shares issued and outstanding, including:
Class A common stock, $0.0001 par value - 91,750,000 shares authorized, 8,416,000 shares issued and outstanding	842	842
Class B common stock, $0.0001 par value - 8,250,000 shares authorized, 8,250,000 shares issued and outstanding	825	825
Additional paid-in capital	3,269,317	3,269,317
Subscription receivable	(1,100,000)	(1,800,000)
Retained earnings	266,438	374,371
TOTAL STOCKHOLDERS’ EQUITY	2,437,422	1,845,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,035,171	$14,719,404

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
REVENUE	$10,214,442	$12,818,071

COST OF REVENUE
Cost of vehicles	8,504,503	11,758,996
Fulfillment expenses	566,882	592,552
Total cost of revenue	9,071,385	12,351,548

GROSS PROFIT	1,143,057	466,523

OPERATING EXPENSES
Selling expenses	277,783	252,387
General and administrative expenses	581,070	235,549
Total operating expenses	858,853	487,936

INCOME(LOSS) FROM OPERATIONS	284,204	(21,412)

OTHER INCOME (EXPENSES)
Interest expense, net	(437,059)	(713,188)
Other income, net	1,934	2,112
Total other expenses, net	(435,125)	(711,076)

LOSS BEFORE INCOME TAX PROVISION	(150,921)	(732,488)

BENEFIT FOR INCOME TAXES	(42,988)	(177,791)

NET LOSS	$(107,933)	$(554,697)

Loss per ordinary share - basic and diluted	$(0.01)	$(0.04)
Weighted average shares - basic and diluted	16,666,000	15,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

	Common Stock*
	Class A		Class B		Additional		Retained Earnings	Total
	Common		Common		paid-in	Subscription	(Accumulated	Stockholders’
	stock	Amount	stock	Amount	capital	Receivable	Deficit)	Equity (Deficit)
Balance, December 31, 2021	6,750,000	$675	$8,250,000	$825	$270,684	-	(442,609)	$(170,425)

Net loss for the period	-	-	-	-	-	-	(554,697)	(554,697)

Balance, March 31, 2022	6,750,000	$675	$8,250,000	$825	$270,684	-	$(997,306)	$(725,122)

Balance, December 31,2022	8,416,000	842	8,250,000	825	3,269,317	(1,800,000)	374,371	1,845,355

Stock issuance under private placement	-	-	-	-	-	700,000	-	700,000
Net loss for the period	-	-	-	-	-	-	(107,933)	(107,933)

Balance, March 31, 2023	8,416,000	$842	$8,250,000	$825	$3,269,317	$(1,100,000)	$266,438	$2,437,422

* Retrospectively restated for effect of the Company’s amended and restated articles of incorporation and bylaws and share issuances on July 11, 2022.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net Loss	$(107,933)	$(554,697)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of operating lease right-of-use assets	46,865	39,951
Inventory reserve recovery	-	(32,930)
Deferred tax provision	(56,409)	(177,791)
Changes in operating assets and liabilities:
Accounts receivable	4,321,099	(1,534,332)
Inventories	(1,676,792)	(849,721)
Other receivables	(161,901)	(771,847)
Due from a related party	-	10,000
Prepaid expenses and other current assets	213,661	(254,689)
Deferred revenue	1,554,030	(636,609)
Other payables and other current liabilities	23,456	56,218
Operating lease liabilities	(49,365)	(29,410)
Net cash provided by (used in) operating activities	4,106,711	(4,735,858)

Cash flows from financing activities:
Proceeds from issuance of common stock under private placement transaction	700,000	-
Proceeds from inventory financing	-	9,422,600
Repayments of inventory financing	(3,229,800)	(7,966,500)
Proceeds from letter of credit financing	6,491,954	10,767,997
Repayments of letter of credit financing	(8,016,326)	(8,295,998)
Repayments of loans from dealers finance	(41,747)	-
Proceeds from long-term borrowings	-	350,000
Repayments of long-term borrowings	(8,503)	(1,317)
Borrowing from a related party	-	313,913
Repayments made to a related party	-	(30,584)
Net cash (used in) provided by financing activities	(4,104,422)	4,560,111

Net increase (decrease) in cash	2,289	(175,747)
Cash, beginning of year	58,381	500,977
Cash, end of year	$60,670	$325,230

Supplemental cash flow information
Cash paid for income taxes	$-	$46,196
Cash paid for interest	$130,136	$303,411

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Cheetah Net Supply Chain Service Inc. (“Cheetah Net” or the “Company”), formerly known as Yuan Qiu Business Group LLC, was established under the laws of the State of North Carolina on August 9, 2016 as a limited liability company (“LLC”). On March 1, 2022, the Company filed articles of incorporation including articles of conversion with the Secretary of State of the State of North Carolina to convert from an LLC to a corporation, and changed its name to Cheetah Net Supply Chain Service Inc. The Company holds 100% of the equity interests in the following entities:

•	(i) Allen-Boy International LLC (“Allen-Boy”), a limited liability company organized on August 31, 2016 under the laws of the State of Delaware, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Allen-Boy who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on January 1, 2017. Allen-Boy did not have any business activities until acquired by Cheetah Net;

•	(ii) Canaan International LLC (“Fairview”), a limited liability company organized on December 5, 2018 under the laws of the State of North Carolina, known as Fairview International Business Group, LLC before changing its name by filing articles of amendment on July 21, 2020, which was acquired by Cheetah Net from Yiming Wang, the previous owner of Fairview, for a total consideration of $100 on January 1, 2019. Fairview did not have any business activities until acquired by Cheetah Net;

•	(iii) Pacific Consulting LLC (“Pacific”), a limited liability company organized on January 17, 2019 under the laws of the State of New York, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Pacific who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on February 15, 2019. Pacific did not have any business activities until acquired by Cheetah Net;

•	(iv) Canaan Limousine LLC (“Limousine”), a limited liability company organized on February 10, 2021 under the laws of the State of South Carolina, which was acquired by Cheetah Net from Yingchang Yuan, the previous owner of Limousine who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, for a total consideration of $100 on February 19, 2021. Limousine did not have any business activities until acquired by Cheetah Net;

•	(v) Entour Solutions LLC (“Entour”), a limited liability company organized on April 8, 2021 under the laws of the State of New York, which was acquired by Cheetah Net from Daihan Ding, the previous owner of Entour, and a current employee of Cheetah Net, for a total consideration of $100 on April 9, 2021. Entour did not have any business activities until acquired by Cheetah Net; and

•	(vi) Cheetah Net Logistics LLC (“Logistics”), a limited liability company organized on October 12, 2022 under the laws of the State of New York, whose previous sole member and owner, Hanzhang Li, the previous owner of Logistics, and a current employee of Cheetah Net, for a total consideration of $100, assigned all his membership interests in Logistics to Cheetah Net on October 19, 2022.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The Company and its wholly-owned subsidiaries are primarily engaged in the parallel-import vehicle dealership business. In the People’s Republic of China (“PRC”), parallel-import vehicles refer to those purchased by dealers directly from overseas markets and imported for sale through channels other than brand manufacturers’ official distribution systems. Cheetah Net purchases automobiles from the U.S. market through its large team of professional purchasing agents, and resells them to parallel-import car dealers in the U.S. and PRC.

Details of the subsidiaries of the Company as of the March 31, 2023 are set out below:

Name of Entity	Date of Incorporation	State of Incorporation	% of Ownership	Principal Activities
Cheetah Net	August 9, 2016	North Carolina	Parent, 100%	Parallel-import vehicle dealership business
Subsidiaries of the parent:
Allen-Boy	August 31, 2016	Delaware	100%	Parallel-import vehicle dealership business

Fairview	December 5, 2018	North Carolina	100%	Parallel-import vehicle dealership business

Pacific	January 17, 2019	New York	100%	Parallel-import vehicle dealership business

Limousine	February 10, 2021	South Carolina	100%	Parallel-import vehicle dealership business

Entour	April 8, 2021	New York	100%	Parallel-import vehicle dealership business

Logistics	October 12, 2022	New York	100%	Parallel-import vehicle dealership business

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and noted thereto for the years ended December 31, 2022 and 2021 included in the Company’s Registration Statement on Form S-1. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the unaudited condensed consolidated financial statements not misleading have been included. Operating results for the interim period ended March 31, 2023 are not necessarily indicative of the results that may be expected for the year ended December 31, 2023. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the unaudited condensed consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivables, inventory valuations, revenue recognition and realization of deferred tax assets. Actual results could differ from those estimates.

Risks and uncertainties

The operations of the Company are located in the U.S. and the Company’s primary market is in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the U.S. and the PRC, as well as by the general state of the U.S. and the PRC economies. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in the U.S. and the PRC.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and uncertainties (continued)

Risks and uncertainties related to the Company’s business include, but are not limited to, the following:

•	Changes in consumer demand in the Chinese market towards fuel-efficient vehicles and electric vehicles could adversely affect the Company’s vehicle sales volumes and results of operations;

•	The PRC government policies on the purchase and ownership of automobiles and stricter emissions standards may reduce the market demand for the automobiles the Company sells and thus negatively affect its business and growth prospects;

•	Any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect its business;

•	The ongoing military conflict between Russia and Ukraine could materially and adversely affect the global economy and capital markets, including significant volatility in commodity prices, especially energy prices, credit and capital markets, as well as supply chain interruptions;

•	The inflation in the economy may result in higher interest rates and capital costs, shipping costs, supply shortages, and increased costs of labor, and may adversely affect the Company’s liquidity, business, financial condition, and results of operations, particularly if the Company is unable to achieve commensurate increases in the prices the Company charges its customers.

Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition, and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics, and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The Company’s operations may be further affected by the COVID-19 pandemic. First, the COVID-19 pandemic has restricted the Company’s purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either because of the short supply of vehicles or because of store closings or limited opening hours due to the pandemic. Second, the COVID-19 pandemic adversely affected the market demand for its products. Due to the implementation of significant governmental measures in the PRC, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus, parallel-import vehicle consumers are less willing to spend and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of the Company’s inventory, has decreased dramatically.

However, in early December 2022, the Chinese government announced a nationwide loosening of its zero-COVID policy, and the PRC faced a wave in infections after the lifting of these restrictions. Although the spread of COVID-19 appears to be under control currently, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of the COVID-19 pandemic on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations if the current situation continues.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash

Cash includes deposits held by banks that can be added or withdrawn without limitation. The Company considers all highly liquid investments purchased with a maturity of three or fewer months to be cash equivalents. As of March 31, 2023 and December 31, 2022, the Company did not have any cash equivalents.

Accounts receivable

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for doubtful accounts. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the unaudited condensed consolidated statements of operations. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payments for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt expenses. As of March 31, 2023 and December 31, 2022, there was no allowance for doubtful accounts recorded as the Company considers all of the outstanding accounts receivable fully collectible.

Inventories, net

Inventories consist of new vehicles held for sale, and are stated at the lower of cost or net realizable value using the specific identification method. The value of inventory mainly includes the cost of auto vehicles purchased from U.S. automobile dealers, non-refundable sales tax, and dealership service fees. The Company reviews its inventory periodically if any reserves are necessary for potential shrinkage. The Company recorded no inventory reserve as of March 31, 2023 and December 31, 2022.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, inventories, prepaid expenses and other current assets, loans payable, deferred revenue and other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of March 31, 2023 and December 31, 2022 based upon the short-term nature of the assets and liabilities.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments (continued)

The Company believes that the carrying amount of long-term loans approximates fair value at March 31, 2023 and December 31, 2022 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

Lease

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”). The Company leases office space, which is classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of March 31, 2023 and December 31, 2022.

Revenue recognition

On January 1, 2020, the Company adopted ASC 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company’s unaudited condensed consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary.

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

The Company is primarily engaged in the parallel-import vehicle dealership business and generates its revenue from the sales of parallel-import vehicles to both domestic and overseas parallel-import car dealers. It purchases automobiles from the U.S. market through its large team of professional purchasing agents, and mainly resells them to parallel-import car dealers in the U.S. and the PRC. In accordance with ASC 606, the Company recognizes revenue at the point in time when the performance obligation has been satisfied and control of the vehicles has been transferred to the dealers. For sales to U.S. domestic parallel-import car dealers, revenue is recognized when a vehicle is delivered and its title has been transferred to the dealers. For overseas sales, the Company sells vehicles under Cost and Freight (“CFR”) shipping point term, and revenue is recognized when a vehicle is loaded on a cargo ship and its title has been transferred to the dealers. The Company accounts for the revenue generated from sales of vehicles on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual vehicle to parallel-import car dealers, and there is no separately identifiable other promise in the contracts. The Company’s vehicles are sold with no right of return and the Company does not provide other credits or sales incentives to parallel-import car dealers. Historically, no customer returns have occurred. Therefore, the Company did not provide any sales return allowances for the three months ended March 31,2023 and 2022.

Contract balances and remaining performance obligations

Contract balances typically arise when a difference in timing between the transfer of control to the parallel-import car dealers and receipt of consideration occurs. The Company did not have contract assets as of March 31, 2023 and December 31, 2022. The Company’s contract liabilities, which are reflected in its unaudited condensed consolidated balance sheets as deferred revenue of $1,554,030 and nil as of March 31, 2023 and December 31, 2022 respectively, consisted primarily of payments received in advance of delivery of vehicles to the automobile dealers. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amount of revenue recognized in the three months ended March 31, 2023 and 2022 that was included in the opening deferred revenue was nil and $1,763,089, respectively.

Disaggregation of Revenue

The Company disaggregates its revenue by geographic areas, as the Company believes it best depicts how the nature, amount, timing, and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenue for the three months ended March 31, 2023 and 2022 were as follows:

Geographic information

The summary of the Company’s total revenue by geographic area for the three months ended March 31, 2023 and 2022 was as follows:

	For the Three Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)
U.S. domestic market	$1,658,235	$2,110,602
Overseas market	8,556,206	10,707,469
Total revenue	$10,214,442	$12,818,071

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost of revenue

Cost of revenue mainly includes the cost of auto vehicles purchased from U.S. automobile dealers, non-refundable sales tax, dealership service fees, and other expenses. It also includes fulfillment expenses, which consist primarily of (i) vehicle warehousing and towing fees, (ii) vehicle insurance expenses, (iii) commissions paid to purchasing agents incurred in vehicle pick-up and the vehicle title transfer process, (iv) broker consulting fees incurred to acquire new vehicles, and (v) purchase department labor costs.

Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company has not assessed a valuation allowance as it determines it is more likely than not that all deferred tax assets will be realized before expiration.

The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company records interest and penalties related to an uncertain tax position, is and when required, as part of income tax expense in the unaudited condensed consolidated statements of operations. The Company does not believe that there were any uncertain tax positions as of March 31, 2023 and December 31, 2022.

The Company and its operating subsidiaries in the United States are subject to the tax law of the United States. The Company elected to file income taxes as a corporation instead of an LLC for the tax years ended December 31, 2020 through December 31, 2021. As of March 31, 2023, the Company’s consolidated income tax returns for the tax years ended December 31, 2020 through December 31, 2022, remain open for statutory examination by U.S. tax authorities.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the three months ended March 31, 2023 and 2022, there were no dilutive shares.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related parties and transactions

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.

Shipping and handling costs

Shipping and handling costs, which are associated with shipping and delivery of vehicles to automobile dealers, are expensed as incurred and are included in selling expenses in the unaudited condensed consolidated statements of operations. Total shipping and handling expenses were $213,460 and $207,925 for the three months ended March 31, 2023 and 2022, respectively.

Segment reporting

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal reporting used by the Company’s chief operating decision maker for making operating decisions about the allocation of resources of the segment and the assessment of its performance in determining the Company’s reportable operating segments. Management has determined that the Company has one operating segment.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, ASU 2019-04 Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU 2019-05, Targeted Transition Relief. In November 2019, the FASB issued ASU 2019-10, which extends the effective date for the adoption of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11 to clarify its new credit impairment guidance in ASU 326. Accordingly, for public entities that are not smaller reporting entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an emerging growth company, the Company adopted this guidance on January 1, 2023 and the adoption of this ASU did not have a material impact on its unaudited condensed consolidated financial statements.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years and interim periods within those fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures were adopted on a prospective basis. The Company adopted this guidance on January 1, 2020 and the adoption of this ASU did not have a material impact on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company adopted this guidance on January 1, 2021 and the adoption of this ASU did not have a material impact on its unaudited condensed consolidated financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Accounts receivable	$2,765,552	$7,086,651
Less: allowance for doubtful accounts	-	-
Total accounts receivable	$2,765,552	$7,086,651

The Company’s accounts receivable primarily include balances generated from selling parallel-import vehicles to both domestic and overseas parallel-import car dealers, which have not been collected as of the balance sheet dates. The accounts receivable transactions in connection with letters of credit with book values $5,875,265 and $7,502,291 were pledged as collateral to guaranty the Company’s borrowings from four third-party lending companies as of March 31, 2023 and December 31, 2022, respectively (see Note 8). As of the date of the Company’s interim financial statements are released, $1.86 million, or 67.1%, of the accounts receivable balance as of March 31, 2023, has been collected.

NOTE 4 — INVENTORIES

Inventories consisted of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Vehicles	$7,642,727	$5,965,935
Subtotal	7,642,727	5,965,935
Less: inventory valuation allowance	-	-
Total inventories	$7,642,727	$5,965,935

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — INVENTORIES (continued)

Allowance for changes in inventory valuation allowance was as follows:

	March 31, 2023	December 31, 2022
Beginning balance	$-	$92,811
Inventory reserve charged to costs of sales	-	-
Sale of previously reserved inventory	-	(92,811)
Ending balance	$-	$-

For the three months ended March 31, 2023 and 2022, the Company recorded inventory reserve recovery of nil and $32,930, respectively. As of the date of the Company’s interim financial statements are released, 70.5% of the Company’s vehicles balance as of March 31, 2023 has been sold to its parallel-import car dealers. The following table summarizes the Company’s inventory aging:

March 31, 2023
(Unaudited)
Inventories aged less than 3 months	$7,324,667
Inventories aged from 4-6 months	318,060
Less: inventory valuation allowance	-
Total inventories	$7,642,727

In connection with the Company’s $934,300 and $4,164,100 inventory financing from loans payable as of March 31, 2023 and December 31, 2022, the Company pledged its inventory with book values of $198,010 and $4,095,132 as collateral for these loans, respectively (see Note 7). The Company’s vehicles in inventory with book values of nil and $141,557 were pledged as collateral of guaranty the loans payable from dealers finance as of March 31, 2023 and December 31, 2022, respectively (see Note 9).

NOTE 5 — OTHER RECEIVABLES

Other receivables consisted of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Vehicle Deposit (1)	$286,359	$400,659
Rent Deposit	41,846	41,845
Sales tax refundable (2)	596,724	419,886
Others	137,703	38,340
Subtotal	1,062,631	900,730
Less: allowance for doubtful accounts	-	-
Total other receivables	$1,062,631	$900,730

(1)	Vehicle deposits represent security deposits paid to U.S. automobile dealers to reserve vehicles. As of the date of the company’s interim financial statements are released , approximately 16.2% of the vehicle deposits balance as of March 31, 2023 has been utilized when reserved vehicles were picked up by the Company, and the remaining balance of vehicle deposits are expected to be utilized by March 31, 2024.

(2)	Sales tax refundable represents vehicles sales tax exempted in some states and to be refunded by the tax authorities. As of the date of the company’s interim financial statements are released , 68.0% of the sales tax refundable balance as of March 31, 2023 has been subsequently received.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — LEASES

The Company leases office spaces from various third parties under non-cancelable operating leases, with terms ranging from 12 to 37 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of ROU assets and lease liabilities. Lease expenses are recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Company determines whether a contract is or contains a lease at the inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of its incremental borrowing rate.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

	March 31, 2023	December 31, 2022
	(Unaudited)
Right-of-use assets	$93,280	$140,145

Operating lease liabilities – current	$100,092	$149,458
Operating lease liabilities – non-current	-	-
Total operating lease liabilities	$100,092	$149,458

The weighted average remaining lease terms and discount rates for all operating leases were as follows as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
	(Unaudited)
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.55	0.77
Weighted average discount rate *	17.1%	17.1%

*	The Company used weighted average incremental borrowing rate of 17.1% per annum for its lease contracts based on the Company's current borrowings from various financial institutions.

During the three months ended March 31, 2023 and 2022, the Company incurred total operating lease expenses of $55,605 and $53,462, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of March 31, 2023:

Twelve months ending March 31,	Amount
2024	$105,297
Total lease payments	105,297
Less: imputed interest	(5,205)
Present value of lease liabilities	$100,092

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — INVENTORY FINANCING

The Company entered into a series of inventory financing loan agreements with a third party for working capital purposes during the three months ended March 31, 2023 and 2022, pursuant to which the Company pledged a portion of its vehicle inventory as collateral for each of the loan agreements. Interest expense is calculated based on the actual number of days the loan was outstanding upon settlement of the loan. For the loan amount outstanding no more than 90 days, the Company is charged at an interest rate ranging between 16.2% and 21.6%, per annum, and for the amount outstanding more than 90 days, the Company is charged at an interest rate ranging between 20.7% and 27.6%, per annum. The loans are guaranteed by the controlling stockholder Huan Liu and one other stockholder of the Company.

The inventory financing amounted to $934,300 and $4,164,100 as of March 31, 2023 and December 31, 2022, respectively. The interest expense for inventory financing was $98,523 and $243,438 for the three months ended March 31, 2023 and 2022, respectively. The Company’s vehicles inventory with book values of $198,010 and $4,095,132 were pledged as collateral to guaranty the Company’s borrowings from this third party as of March 31, 2023 and December 31, 2022, respectively (see Note 4).

NOTE 8 — LETTER OF CREDIT FINANCING (“LC FINANCING”)

The Company entered into a series of loan agreements with four third-party companies for working capital funding purposes during the three months ended March 31, 2023 and 2022. Pursuant to the agreements, loans payable from LC financing were collateralized by letters of credit from overseas sales of parallel-import vehicles. Interest expense is calculated based on the actual number of days the loan was outstanding upon settlement, and the Company is charged at an interest rate ranging between 15.0% and 27.6% per annum.

The LC financing amounted to $5,523,144 and $7,105,873 as of March 31, 2023 and December 31, 2022, respectively. The interest expense for LC financing was $330,424 and $464,290 for the three months ended March 31, 2023 and 2022, respectively. The accounts receivable transactions in connection with letters of credit with book values $5,875,265 and $7,502,291 were pledged as collateral to guaranty the Company’s borrowings from these four third-party lending companies as of March 31, 2023 and December 31, 2022, respectively (see Note 3).

NOTE 9 — DEALERS FINANCE

Loans payable from dealers finance reflect amounts borrowed from various automobile dealers to finance the purchased vehicles. The original loan term of these loans is between three to six years, however, the Company repaid these loans within two months. The Company is charged an interest rate ranging between 5.09% and 9.73%, per annum.

The dealers finance amounted to nil and $41,747 as of March 31, 2023 and December 31, 2022, respectively. The interest expense for dealers finance was $167 and nil for the three months ended March 31, 2023 and 2022, respectively. The Company’s vehicles in inventory with book values of nil and $141,557 were pledged as collateral to guaranty the loans payable from dealers finance as of March 31, 2023 and December 31, 2022, respectively (see Note 4).

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM BORROWINGS

Long-term borrowings consisted of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Small Business Administration (1)	$486,794	$490,130
Thread Capital Inc. (2)	214,425	219,593
Total long-term borrowings	$701,219	$709,723

Current portion of long-term borrowings	$31,675	$31,281

Non-current portion of long-term borrowings	$669,544	$678,442

(1)

On May 24, 2020, the Company entered into a loan agreement with the U.S. Small Business Administration (the “SBA”), an agency of the U.S. Government, to borrow $150,000 for thirty years, with a maturity date of May 23, 2050. Under the terms of the SBA loan, the loan proceeds are used as working capital to alleviate economic injury caused by the COVID-19 pandemic. The loan bears a fixed interest rate of 3.75% per annum. Beginning twelve months from the date of this loan agreement, the Company is required to make a monthly installment payment of $731 within the term of loan, with last installment to be paid in May 2050.

On March 16, 2022, the Company entered into an amended agreement with SBA to borrow an additional $350,000 for thirty years as working capital to alleviate economic injury caused by the COVID-19 pandemic. In aggregate, the Company’s borrowings amounted to $500,000 with a maturity date of May 23, 2050. The amended loan bears a fixed interest rate of 3.75% per annum. Beginning from March 2022, twenty-four months from the date of the original loan agreement, the Company is required to make a new monthly installment payment of $2,485 within the remaining term of loan, with the last installment to be paid in May 2050.

The future maturities of the loan from SBA as of March 31, 2023 were as follows:

Twelve months ending March 31,	Future repayment
2024	$10,278
2025	10,698
2026	11,135
2027	11,589
2028	12,062
Thereafter	431,032
Total	$486,794

(2)	On May 15, 2020, the Company entered into a loan agreement with Thread Capital Inc. (“Thread Capital”) to borrow $50,000 as working capital with a maturity date of November 1, 2024. The loan bore a fixed interest rate of 5.50% per annum. This loan agreement was subsequently terminated on May 17, 2021, and the Company entered into a new loan agreement with Thread Capital to borrow an additional $171,300 as working capital. In aggregate, the Company’s borrowings from Thread Capital amounted to $221,300 with a maturity date of May 1, 2031. The interest was charged at a fixed annual interest rate of 0.25% between June 1, 2021 and November 30, 2022. Beginning from December 1, 2022, the loan bears a fixed annual interest rate of 5.5%, and the Company is required to make a monthly installment payment of $2,721 within the remaining term of loan, with the last installment to be paid in May 2031.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM BORROWINGS (continued)

The future maturities of the loan from Thread Capital as of March 31, 2023 were as follows:

Twelve months ending March 31,	Future repayment
2024	$21,396
2025	22,603
2026	23,878
2027	25,225
2028	26,648
Thereafter	94,675
Total	$214,425

For the above-mentioned long-term borrowings, the Company recorded interest expense of $7,945 and $2,630 for the three months ended March 31, 2023 and 2022, respectively.

NOTE 11 — INCOME TAXES

The Company and its operating subsidiaries in United States are subject to the tax law of the United States. The Company elected to file income taxes as a corporation instead of an LLC for the tax years ended December 31, 2020 through December 31, 2021.

(i)	The components of the income tax benefit were as follows:

	For the Three Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Current:
Federal	$11,917	$-
State	1,504	-
Total current income tax provision	13,421	-
Deferred:
Federal	(34,168)	(149,540)
State	(22,241)	(28,251)
Total deferred income tax benefit	(56,409)	(177,791)
Total income tax benefit	$(42,988)	$(177,791)

(ii)	Reconciliations of the statutory income tax rate to the effective income tax rate were as follows:

	For the Three Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Federal statutory tax rate	$21.0%	$21.0%
State statutory tax rate	10.7%	0.4%
Deferred True-up	(3.2)%	2.9%
Effective tax rate	$28.5%	$24.3%

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES (continued)

(iii)	Deferred tax assets were composed of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Deferred tax assets:
Net operating loss carry-forwards	$36,467	$84,496
Others	106,676	2,238
Total deferred tax assets	$143,143	$86,734

As of December 31, 2022, the Company had a cumulative U.S. federal net operating loss (“NOL”) of $327,648 which may reduce future federal taxable income. During the three months ended March 31, 2023, the Company’s operations utilized NOL of $249,617, resulting in a cumulative U.S. federal NOL of $78,031 as of March 31, 2023, which is carried forward indefinitely. As of March 31, 2023, the Company also had a cumulative state NOL of $221,431 which may reduce future state taxable income, and the NOL balance as of March 31, 2023 will expire beginning in 2041.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company believes that it is more likely than not that its deferred tax assets will be realized before expiration.

NOTE 12 — CONCENTRATIONS

Political and economic risk

The operations of the Company are located in the U.S. and the Company’s primary market is in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the U.S. and the PRC, as well as by the general state of the U.S. and the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in the U.S. and the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Credit risk

As of March 31, 2023 and December 31, 2022, $60,670 and $58,381 of the Company’s cash was on deposit at financial institutions in the U.S., respectively, which were insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company has not experienced any losses in such accounts.

Accounts receivable are typically unsecured and derived from revenue earned from parallel-import car dealers, thereby exposing the Company to credit risk. This risk is mitigated by the Company’s assessment of its parallel-import car dealers’ creditworthiness and its ongoing monitoring of outstanding balances.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — CONCENTRATIONS (continued)

Concentrations

The Company’s major customers are parallel-import automobile dealers. For the three months ended March 31, 2023, three parallel-import car dealers accounted in total for 100.0% (55.2%, 28.6% and 16.2%, respectively) of the Company’s total revenue. For the three months ended March 31, 2022, three parallel-import car dealers accounted for approximately 90.7% (46.0%, 34.5% and 10.2%, respectively) of the Company’s total revenue.

As of March 31, 2023, two parallel-import car dealers accounted for 100.0% (73.5% and 26.5%, respectively) of the accounts receivable balance.

As of December 31, 2022, two parallel-import car dealers accounted for approximately 88.7% (77.0% and 11.7%, respectively) of the accounts receivable balance.

For the three months ended March 31, 2023, one U.S.-based automobile dealership accounted for approximately 10.2% of the Company’s total purchases. For the three months ended March 31, 2022, one U.S.-based automobile dealership accounted for approximately 16.5% of the Company’s total purchases.

NOTE 13 — STOCKHOLDERS’ EQUITY

Common Stock

Cheetah Net was established under the laws of the State of North Carolina on August 9, 2016. Under the Company’s amended and restated articles of incorporation on July 11, 2022, the total authorized number of common stocks is 100,000,000 with par value of $0.0001 per common stock, which consists of 91,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. The total number of shares of common stock outstanding is 15,000,000, which consists of 6,750,000 shares of Class A common stock and 8,250,000 shares of Class B common stock. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 15 votes. Class B common stock is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Class A common stock is not convertible into shares of any other class. The numbers of authorized and outstanding common stock were retroactively applied as if the transaction occurred at the beginning of the period presented.

On June 27, 2022, the Company entered into a subscription agreement with the Investors whereby the Company agreed to sell, and the Investors agreed to purchase, up to 1,666,000 shares of Class A common stock at a purchase price of $1.80 per share. These Investors are unrelated parties to the Company. The gross proceeds were approximately $3.0 million, before deducting offering expenses of approximately $0.3 million. The net proceeds were approximately $2.7 million, of which approximately $1.2 million was received in 2022 and $0.7 million in 2023, for a total receipt of approximately $1.9 million. The remaining proceeds are expected to be received in full before the Company’s successful IPO according to certain milestone achieved during the actual progress of its IPO. As a result, 16,666,000 shares were issued and outstanding as of March 31, 2023 and December 31, 2022, among which the Company had 8,416,000 shares of Class A common stock issued and outstanding as of March 31, 2023 and December 31, 2022, and 8,250,000 shares of Class B common stock issued and outstanding as of March 31, 2023 and December 31, 2022, respectively.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — COMMITMENTS AND CONTINGENCIES

On February 8, 2023, ISY1 LLC (the “Plaintiff”) commenced a lawsuit against the Company in the Superior Court of New Jersey. The Plaintiff alleged that the Company offered to pay the Plaintiff to arrange for the transport of certain automobiles for the benefit of the Company, the Plaintiff accepted the Company’s offer and rendered its services by contracting with and paying third parties who transported these automobiles. However, after the Plaintiff submitted the invoices, the Company refused to make the payment on the grounds that the Plaintiff’s services had not meet the Company’s expectation. Therefore, the Plaintiff is seeking $86,355 in monetary damages, reimbursement of all costs and attorneys’ fees, and other relief as the Court may deem just and proper. The Company accrued a payable total of $86,285, which was recorded in accounts payable on the unaudited condensed consolidated balance sheet as of March 31, 2023. As of the date of the Company’s interim financial statements are released, there is no progress in this lawsuit.

On February 23, 2023, the Company filed a complaint in the Supreme Court of the State of New York County against Stefanie A. Rehfeld (the “Defendant”), alleging breach of contract as the Defendant had misappropriated an automobile belonging to the assets of the Company. Pursuant to an independent contractor agreement dated June 30, 2022 (the “Agreement”), the Company retained the Defendant as an independent contractor to locate and acquire certain new model luxury vehicles. The Company was obligated to fully fund the purchase of each vehicle, and the Defendant was required to locate and acquire the vehicle and turn over title and possession to the Company in exchange for a commission fee. In February 2023, after the Company fully funded the purchase of a 2023 Mercedes Benz GLS 450 (the “Mercedes”) for a total amount of $102,593.50, the Defendant obtained the possession of the Mercedes from a Mercedes Benz dealership and signed a bill of sale with the Company, whereby she agreed to sell, transfer, and convey the title to the Mercedes to the Company. However, the Defendant drove the Mercedes away, and failed to transfer the title of the Mercedes to the Company as scheduled. Therefore, the Company is seeking to require the Defendant to transfer title and deliver possession of the Mercedes to the Company and recover the costs incurred in retrieving the car, or alternatively, the monetary damages resulting from the Defendant’s misappropriation of the Mercedes, including the court costs and attorneys’ fees and expenses reasonably incurred. On April 25, 2023, the Supreme Court of the State of New York County granted the Company’s motion for summary judgment on its second and fourth causes of action, ruling in favor of the Company. Subsequently, an inquest will be conducted to determine the precise amount owed to the Company. The Company is required to file a note of issue for the inquest by May 17, 2023, and serve the Defendant with a copy of the court’s order and notice of entry via email by May 12, 2023. Based on the outcome of the current motion and the Company’s overall assessment of the case, the Company is optimistic about its chances of success in this litigation. As of the date of the Company’s interim financial statements are released, the Mercedes has been found by the police and turned over to the Company.

NOTE 15 — SUBSEQUENT EVENT

On April 28, 2023, GT Real Estate USA, LLC (the “Landlord”) and the Company entered into a First Amendment to Lease Agreement (the “Amended Lease”), which amended a previous lease agreement between the two parties, whereby the Company leases office space from the Landlord with an initial lease term from December 1, 2020 to December 31, 2023. Pursuant to the Amended Lease, the initial lease term is extended for a period commencing January 1, 2024, and expiring February 28, 2027, unless sooner terminated as provided in the Lease. The Company is also granted the option to extend the lease term for another three years starting from March 1, 2027 and ending February 28, 2030 (the “2027-2030 Extension Period”), provided that the Amended Lease remains in full force and effect, the Company must not be in default of the Amended Lease beyond any applicable notice and cure period, and the Company must not assign the Amended Lease or sublet all or any portion of the premises covered by the Amended Lease. Pursuant to the Amended Lease, the 2027-2030 Extension Period may be exercised by the Company by sending an irrevocable written notice to the Landlord no later than July 1, 2026.

On June 2, 2023, the Company borrowed $25,000 from Mr. Huan Liu, to be used as working capital. The balance due to Mr. Huan Liu is $25,000 as of the date of this prospectus.

These unaudited condensed consolidated financial statements were approved by management and available for issuance as of the date of this prospectus, and the Company has evaluated subsequent events through this date. No subsequent events required adjustments to or disclosure in these unaudited condensed consolidated financial statements.

Until [●], 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,250,000 Shares of Class A Common Stock

Prospectus dated [•], 2023

Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the sale of the shares of Class A common stock being registered. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$1,010
Nasdaq Capital Market Listing Fee	$75,000
FINRA Filing Fee	$1,875
Legal Fees and Other Expenses	$480,000
Accounting Fees and Expenses	$150,000
Printing Expenses	$40,000
Underwriter Out-of-Pocket Accountable Expenses	$150,000
Investor Relation Fee	$25,000
Total Expenses	$922,885

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees, or agents (not our real estate agents, but those acting as “agents” of the corporation as defined in the North Carolina General Statutes) under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, employee, or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee, or agent (i) conducted himself or herself in good faith, (ii) reasonably believed (a) that any action taken in his or her official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his or her conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the stockholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees, or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of the Company provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, employee, or agent of the Company or at the request of the Company serve as a director, officer, employee or agent for any other corporation, partnership, joint venture, trust, or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, the Company may indemnify its directors, officers, employees, or agents in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director, officer, employee, or agent who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director, officer, employee, or agent was a party. Unless prohibited by the articles of incorporation, a director, officer, employee, or agent also may make application and obtain court-ordered indemnification if the court determines that such director, officer, employee or agent is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

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Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company intends to purchase a directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the Company and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article V of the Restated Articles of Incorporation of the Company limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the Company or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney, or consultant of the Company).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A Common Stock
RAPID PROCEED LIMITED	July 12, 2022	1,000,000	$1,800,000
Yan Bai	July 12, 2022	666,000	$1,198,800

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 16, 2023.

Cheetah Net Supply Chain Service Inc.

By:	/s/ Huan Liu
Huan Liu
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Huan Liu	Chief Executive Officer, Director, and Chairman of the Board of Directors	June 16, 2023
Name: Huan Liu	(Principal Executive Officer)

/s/ Robert Cook	Chief Financial Officer	June 16, 2023
Name: Robert Cook	(Principal Accounting and Financial Officer)

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement

3.1**	Second Amended and Restated Articles of Incorporation

3.2**	Bylaws

4.1**	Specimen Stock Certificate

4.2**	Form of the Representative’s Warrants (included in Exhibit 1.1)

5.1*	Opinion of Maynard Nexsen, PC regarding the validity of the Shares of Class A Common Stock being registered

5.2*	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of the Representative’s Warrants

10.1**	Employment Agreement effective as of March 1, 2022 by and between Huan Liu and the Registrant

10.2**	Employment Agreement effective as of October 26, 2022 by and between Robert Cook and the Registrant

10.3**	Employment Agreement effective as of March 1, 2022 by and between Walter Folker and the Registrant

10.4**	Indemnification Agreement dated October 14, 2022 by and between Huan Liu and the Registrant

10.5**	Indemnification Agreement dated October 26, 2022 by and between Robert Cook and the Registrant

10.6**	Indemnification Agreement dated October 14, 2022 by and between Walter Folker and the Registrant

10.7**	Indemnification Agreement dated October 14, 2022 by and between Xianggeng Huang and the Registrant

10.8**	Indemnification Agreement dated October 14, 2022 by and between Adam Eilenberg and the Registrant

10.9**	Indemnification Agreement dated October 14, 2022 by and between Vladimir Gavrilovic and the Registrant

10.10**	Indemnification Agreement dated October 14, 2022 by and between Catherine Chen and the Registrant

10.11**	Director Offer Letter, between Xianggeng Huang and the Registrant, dated August 31, 2022

10.12**	Director Offer Letter, between Adam Eilenberg and the Registrant, dated September 14, 2022

10.13**	Director Offer Letter, between Vladimir Gavrilovic and the Registrant, dated October 3, 2022

10.14**	Director Offer Letter, between Catherine Chen and the Registrant, dated August 29, 2022

10.15**	Form of Independent Contractor Agreement between a purchasing agent and the Registrant

10.16**	Subscription Agreement dated June 27, 2022 by and between the Registrant and the Investors

10.17**	Revolving Line of Credit Agreement dated October 5, 2022, by and between the Registrant and Asia Finance Investment Limited

10.18**	Revolving Line of Credit Agreement dated October 5, 2022, by and between the Registrant and Hong Kong Sanyou Petroleum Co Limited

10.19**	Form of Sales Contract by and between a PRC customer and the Registrant

10.20**	Form of Sales Agreement by and between a U.S. customer and the Registrant

14.1**	Code of Business Conduct and Ethics of the Registrant

16.1**	Letter of Friedman LLP to the U.S. Securities and Exchange Commission

21.1**	Subsidiaries

23.1*	Consent of Marcum Asia CPAs LLP

23.2*	Consent of Friedman LLP

23.3**	Consent of Maynard Nexsen, PC (included in Exhibit 5.1)

23.4**	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)

24.1**	Power of Attorney

99.1**	Form of Audit Committee Charter

99.2**	Form of Compensation Committee Charter

99.3**	Form of Nominating and Corporate Governance Committee Charter

99.4**	Consent of Adam Eilenberg

99.5**	Consent of Vladimir Gavrilovic

99.6**	Consent of Catherine Chen

99.7**	Consent of Xianggeng Huang

107*	Filing Fee Table

 * Filed herewith

** Previously filed